Exhibit 10.6

Execution Copy

THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

Dated as of March 20, 2019

by and among

ADAPTHEALTH LLC,

as the Borrower,

CIT FINANCE LLC,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

REGIONS BANK

SUNTRUST BANK

as Documentation Agents

CITIZENS BANK, N.A.

JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

Arranged By:

CIT FINANCE LLC

REGIONS BANK

SUNTRUST ROBINSON HUMPHREY, INC.
as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	48
1.03	Accounting Terms	48
1.04	Rounding	49
1.05	Times of Day	49
1.06	Letter of Credit Amounts	49
1.07	Financial Covenant Defaults	49
1.08	Divisions	49

ARTICLE 2 THE COMMITMENTS AND CREDIT EXTENSIONS		50
2.01	Loans	50
2.02	Borrowings, Conversions and Continuations of Loans	51
2.03	Letters of Credit and Letter of Credit Fees	52
2.04	Swingline Loans	58
2.05	Prepayments	60
2.06	Termination or Reduction of Total Revolving Commitments	63
2.07	Repayment of Loans	64
2.08	Interest	65
2.09	Fees	65
2.10	Computation of Interest and Fees	66
2.11	Evidence of Debt	66
2.12	Payments Generally	67
2.13	Sharing of Payments	68
2.14	Handling of Proceeds of Collateral; Cash Dominion; Revolving Loan Account	68
2.15	Uncommitted Facilities Increase	70
2.16	Defaulting Lenders	73
2.17	Refinancing Facilities	75
2.18	Amend and Extend Transactions	77

ARTICLE 3 TAXES, YIELD PROTECTION AND ILLEGALITY		78
3.01	Taxes	78
3.02	Illegality	82
3.03	Inability to Determine Rate; Alternate Rate of Interest	82
3.04	Increased Cost and Reduced Return; Capital Adequacy	83
3.05	Funding Losses	84
3.06	Matters Applicable to all Requests for Compensation	85
3.07	Survival	85

i

ARTICLE 4 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		85
4.01	Conditions of Initial Credit Extension	85
4.02	Conditions to all Credit Extensions	89
4.03	Satisfaction of Conditions	90

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		90
5.01	Existence, Qualification and Power	90
5.02	Authorization; No Contravention	90
5.03	Governmental Authorization; Other Consents	91
5.04	Binding Effect	91
5.05	Financial Statements; No Material Adverse Effect	91
5.06	Litigation	92
5.07	No Default	92
5.08	Ownership of Property; Liens	92
5.09	Environmental Compliance	92
5.10	Insurance	93
5.11	Taxes	93
5.12	ERISA Compliance	93
5.13	Subsidiaries	94
5.14	Margin Regulations; Investment Company Act, Use of Proceeds	94
5.15	Disclosure	94
5.16	Compliance with Laws	95
5.17	Intellectual Property; Licenses, Etc.	95
5.18	Broker’s Fees	95
5.19	Labor Matters	95
5.20	Business Locations	95
5.21	Perfection of Security Interests in the Collateral	96
5.22	Solvency	96
5.23	[Reserved]	96
5.24	Material Contracts	96
5.25	Accounts	96
5.26	Holding Company Status	96
5.27	Inventory Suppliers	96
5.28	Patriot Act	96
5.29	Regulatory Matters	96
5.30	Compliance of Products	100
5.31	OFAC	103

ARTICLE 6 AFFIRMATIVE COVENANTS		103
6.01	Financial Statements	103
6.02	Certificates; Other Information	104

6.03	Notices	105
6.04	Payment of Obligations: Tax Returns	107
6.05	Preservation of Existence, Material Contracts, Etc.	107
6.06	Maintenance of Properties	108
6.07	Maintenance of Insurance	108
6.08	Compliance with Laws	109
6.09	Books and Records	109
6.10	Inspection Rights	109
6.11	Use of Proceeds	110
6.12	Additional Subsidiaries	110
6.13	ERISA Compliance	111
6.14	Further Assurances	111
6.15	Covenant with Respect to Environmental Matters	112
6.16	Covenants with Respect to Real Property	113
6.17	Lenders Meetings	113
6.18	Post-Closing Covenants	113
6.19	Qualified ECP Guarantors	114
6.20	Interest Rate Protection	114
6.21	Covenants Regarding Products and Compliance with Required Permits	114
6.22	Healthcare Operations	114
6.23	Patriot Act; OFAC	115

ARTICLE 7 NEGATIVE COVENANTS		115
7.01	Indebtedness	115
7.02	Liens	117
7.03	Investments	118
7.04	Fundamental Changes	120
7.05	Dispositions	120
7.06	Restricted Payments	121
7.07	Change in Nature of Business; Cloud-Based Billing	122
7.08	Transactions with Affiliates and Insiders	123
7.09	Burdensome Agreements	123
7.10	Use of Proceeds	123
7.11	Amendments to Certain Agreements	123
7.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	124
7.13	Ownership of Subsidiaries	124
7.14	Sale and Leaseback Transactions	124
7.15	Limitations on Holdings	124
7.16	Account Control Agreements; Bank Accounts	124
7.17	Permits	124

7.18	Covenants Relating to Excluded Subsidiaries	125

ARTICLE 8 FINANCIAL COVENANTS		125
8.01	Financial Covenants	125

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES		126
9.01	Events of Default	126
9.02	Remedies upon Event of Default	128
9.03	[Reserved]	129
9.04	Application of Funds	129
9.05	Loan Parties Right to Cure	130

ARTICLE 10 GUARANTY		131
10.01	The Guaranty	131
10.02	Obligations Unconditional	132
10.03	Reinstatement	133
10.04	Waivers	133
10.05	Remedies	134
10.06	Contribution by Guarantors	134
10.07	Guarantee of Payment; Continuing Guarantee	135
10.08	Subordination of Other Obligations	135

ARTICLE 11 THE ADMINISTRATIVE AGENT		135
11.01	Appointment and Authorization of Administrative Agent	135
11.02	Delegation of Duties	136
11.03	Liability of Administrative Agent	136
11.04	Reliance by Administrative Agent	137
11.05	Notice of Default	137
11.06	Credit Decision; Disclosure of Information by Administrative Agent	137
11.07	Indemnification of Administrative Agent	138
11.08	Administrative Agent in its Individual Capacity	138
11.09	Successor Administrative Agent	139
11.10	Administrative Agent May File Proofs of Claim	139
11.11	Collateral and Guaranty Matters	140
11.12	Other Agents; Arrangers and Managers	141
11.13	Additional Secured Parties	141
11.14	Exclusive Right to Enforce Rights and Remedies	141
11.15	Flood Laws	142
11.16	Banking Services Obligations/Hedging	142
11.17	Certain ERISA Matters	143

ARTICLE 12 MISCELLANEOUS		144
12.01	Amendments, Etc.	144
12.02	Notices and Other Communications; Facsimile Copies	146
12.03	No Waiver; Cumulative Remedies	148
12.04	Attorney Costs, Expenses	148
12.05	Indemnification by the Loan Parties	149
12.06	Payments Set Aside	150
12.07	Successors and Assigns	150
12.08	Confidentiality	157
12.09	Set-off	158
12.10	Interest Rate Limitation	159
12.11	Counterparts	159
12.12	Integration	159
12.13	Survival of Representations and Warranties	159
12.14	Severability	159
12.15	Replacement of Lenders	160
12.16	Governing Law	160
12.17	Waiver of Right to Trial by Jury	161
12.18	USA Patriot Act Notice	161
12.19	Nonliability of Lenders	161
12.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	163
12.21	Effect of Amendment and Restatement	163

ARTICLE 13 APPOINTMENT OF THE BORROWER REPRESENTATIVE; JOINT AND SEVERAL LIABILITY OF THE BORROWERS		164
13.01	Borrower Representative	164
13.02	Joint and Several Liability of Borrowers	164

v

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Excluded Accounts
1.01(c)	Inventory Suppliers
2.01	Commitments and Pro Rata Shares
5.10	Insurance
5.13	Capitalization
5.17	IP Rights
5.20(a)	Locations of Real Property
5.20(b)	Locations of Tangible Personal Property
5.20(c)	Locations of Chief Executive Office
5.24	Material Contracts
5.25	Accounts
5.29(a)	Regulatory Matters
5.29(b)	Specific Licensing
5.29(c)	Physician Ownership
5.29(f)(iii)	Healthcare Proceedings
5.30(a)	Compliance of Products
5.30(b)	Required Permits
6.18	Post-Closing Covenants
7.01	Indebtedness Existing on the Closing Date
7.02	Liens Existing on the Closing Date
7.03	Investments Existing on the Closing Date
12.02	Certain Addresses for Notices

EXHIBITS

A-1	Form of Loan Notice
A-2	Form of Swingline Loan Notice
B-1	Form of Revolving Note
B-2	Form of Term Note
B-3	Form of Swingline Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E	Form of Solvency Certificate
F-1	Form of U.S. Tax Compliance Certificate
F-2	Form of U.S. Tax Compliance Certificate
F-3	Form of U.S. Tax Compliance Certificate
F-4	Form of U.S. Tax Compliance Certificate
G	Form of Dutch Auction Procedure for Borrower Buy-Backs
Z	Form of Affiliated Lender Assignment and Assumption

THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT is entered into as of March 20, 2019, among ADAPTHEALTH LLC (formerly known as QMES LLC), a Delaware limited liability company, and such other Persons joined hereto as a Borrower from time to time (each a “Borrower” and together, the “Borrowers”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and CIT FINANCE LLC (“CIT”), as Administrative Agent.

The Administrative Agent and certain lenders have previously established credit facilities in favor of Borrowers pursuant to that certain Second Amended and Restated Loan and Security Agreement (as amended by that certain Amendment No. 1 to Second Amended and Restated Credit and Guaranty Agreement, Joinder and Limited Consent dated as of May 17, 2018, Amendment No. 2 to Second Amended and Restated Credit and Guaranty Agreement and Limited Consent dated as of June 28, 2018, Amendment No. 3 to Second Amended and Restated Credit and Guaranty Agreement, and Limited Consent dated as of December 20, 2018, and as further amended, restated, supplemented or otherwise modified form time to time, the “Original Loan Agreement”), dated as of February 16, 2018, by and among Borrowers, the Administrative Agent, and certain lenders party thereto.

The Borrowers have requested that the Administrative Agent and Lenders agree to certain modifications and to provide $425,000,000 in credit facilities for the purposes set forth herein and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means all of the Loan Parties’ present and future:  (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) reserves and credit balances arising in connection with or pursuant to this Agreement; (d) guaranties; (e) other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (f) property, including notes and deposits, of the Loan Parties’ account debtors securing the obligations owed by such account debtors to the Loan Parties; and (g) all proceeds of any of the foregoing.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or substantially all of the Property of another Person, (b) all or substantially all of a division or operating group of another Person, or (c) all of the Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans and/or Extended Revolving Commitments pursuant to Section 2.18, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto.  Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the L/C Issuer, and/or the Swingline Lender (to the extent Section 2.18 would require the consent of the L/C Issuer and/or the Swingline Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the applicable Loan Parties and the other parties specified in Section 2.18 (but not any other Lender).  Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01, all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.

“Additional Lender” has the meaning specified in Section 2.15(d).

“Administrative Agent” means CIT in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Bank Account” means the Administrative Agent’s bank account number 432233505, ABA No. 021000021, account name CIT Finance LLC-Healthcare, at JPMorgan Chase Bank NA in New York, New York, Reference:  AdaptHealth LLC.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, collectively, the Sponsor or BlueMountain or any of their respective Affiliates (other than Holdings and its Subsidiaries).

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 12.07(i)(ii).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and its Approved Funds, and the officers, directors, employees, agents, advisors, auditors and Controlling Persons and attorneys-in-fact of such Persons, Affiliates and Approved Funds, provided, however, that for the purposes of this Agreement, no Agent-Related Person shall be deemed an Affiliate of the Sponsor, the Borrowers or the Guarantors.

“Aggregate Payments”  has the meaning set forth in Section 10.06.

“AHYDO Catch-Up Payments” means any minimum prepayment or redemption necessary at the end of each accrual period (as determined for purposes of Section 163(i) of the Internal Revenue Code) ending after the fifth anniversary of March 20, 2019, pursuant to the terms of the Preferred Note that is intended or designed to cause the loan under the Preferred Note not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Internal Revenue Code.

“Agreement” means this Third Amended and Restated Credit and Guaranty Agreement, as amended, modified, restated, supplemented or extended from time to time.

“Applicable Margin” means with respect to the Loans and the Letters of Credit, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

			Initial Term Loan		Revolving Loans			Delayed – Draw Term Loan
Pricing Level	Consolidated Total Leverage Ratio	Letters of Credit	LIBOR Loans	Base Rate Loans	LIBOR Loans	Base Rate Loans	Swingline Loans	LIBOR Loans	Base Rate Loans
1	> 3.00 to 1.00	3.50%	3.50%	2.50%	3.50%	2.50%	2.50%	3.50%	2.50%
2	> 2.50 to 1.00 but < 3.00 to 1.00	3.00%	3.00%	2.00%	3.00%	2.00%	2.00%	3.00%	2.00%
3	> 2.00 to 1.00 but < 2.50 to 1.00	2.75%	2.75%	1.75%	2.75%	1.75%	1.75%	2.75%	1.75%
4	< to 2.00 to 1.00	2.50%	2.50%	1.50%	2.50%	1.50%	1.50%	2.50%	1.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is required to be delivered to the Administrative Agent pursuant to Section 6.02(b), provided, that if a Compliance Certificate is not delivered to the Administrative Agent when due in accordance with such Section, then Pricing Level 1 shall apply as of the first (1st) Business Day after the date on which such a Compliance Certificate was required to have been delivered and shall continue to apply until the first (1st) Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent in accordance with Section 6.02(b), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Compliance Certificate.  Notwithstanding the foregoing, the Applicable Margin in effect from the Closing Date through the first (1st) Business Day immediately following the date a Compliance Certificate is required to be delivered to the Administrative Agent pursuant to Section 6.02(b) for the Fiscal Quarter ending June 30, 2019 shall be set at Pricing Level 2.  In the event that (a) any financial statement delivered pursuant to Section 6.01(a) or Section 6.01(b) or Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate and (b) such inaccuracy if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be the Applicable Margin corresponding to the information disclosed on the corrected Compliance Certificate, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent.  The rights of the Administrative Agent set forth above shall survive the Termination Date and are in addition to rights of the Administrative Agent and Lenders with respect to Sections 2.08 and 9.02 and other of their respective rights under this Agreement.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Commitments and the Term Loans, a Lender that has a Commitment with respect thereto or holds a Loan thereunder at such time, as applicable (b) with respect to the Letter of Credit Sublimit, the L/C Issuer and (c) with respect to the Swingline Loan Sublimit, the Swingline Lender.

“Approved Fund” means (a) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (b) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and (c) any third party which provides “warehouse financing” to a Person described in the preceding clause (a) or (b) (and any Person described in said clause (a) or (b) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).

“Arranger” means CIT Finance LLC, in its capacity as sole lead arranger and book runner.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Attorney Costs” means and includes all documented and out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Pre-Closing Financial Statements” means the audited consolidated balance sheet of the Loan Parties and their Subsidiaries for the Fiscal Years ended December 31, 2015, December 31, 2016, and December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Loan Parties and their Subsidiaries for such Fiscal Year, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the first (1st) Business Day immediately following the Closing Date to the earliest of (a) the date that is five (5) Business Days before the Revolving Loan Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02 and of the obligation of the L/C Issuer (or the Support Provider, as the case may be) to make (or cause to make) L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” mean each and any of the following banking services provided to any Loan Party as follows: (a) commercial credit cards, purchasing cards or other similar charge cards provided by any Person that is a Lender or an Affiliate of a Lender at the time provided (or otherwise introduced by, provided by, and/or such obligations guaranteed by, the Administrative Agent or any Lender), (b) stored value cards provided by any Person that is a Lender or an Affiliate of a Lender at the time provided and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided by the Administrative Agent or any of the Administrative Agent’s Affiliates.

“Banking Services Obligations” mean any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” in effect for such day; or (c) the most recently available LIBO Base Rate (as adjusted by any minimum LIBO Rate floor) plus one percent (1%); provided that for the purpose of this definition, the LIBO Base Rate for any day shall be based on the LIBO Screen Rate.  Any change in the “prime rate” announced by JPMorgan Chase Bank shall take effect without notice to the Borrowers at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change.  The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit.  If JPMorgan Chase Bank ceases to announce its “prime rate”, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate.  For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that accrues interest by reference to the Base Rate in accordance with the terms of this Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employment benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BlueMountain” means investment funds managed by BlueMountain Capital Management LLC.

“Borrower Representative” means AdaptHealth LLC, in its capacity as the borrowing agent on behalf of itself and the Borrowers.

“Borrowers” has the meaning specified in the introductory paragraph hereto, together with all permitted successors and assigns of such Person and any other Person joining this Agreement as a “Borrower” pursuant to Section 6.12 hereof or otherwise.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans (other than Swingline Loans) of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by the Lenders pursuant to Sections 2.01 and 2.02 or (b) a borrowing of a Swingline Loan made by Swingline Lender pursuant to Section 2.04.

“Brightree Collateral Assignment Agreement” shall have the meaning set forth in Section 4.01(j) hereof.

“Brightree Services Agreement” shall mean collectively each of (a) that certain Business Solutions Provider Agreement dated as of October 29, 2009, by and between Royal Homestar LLC and Brightree LLC, (b) that certain Brightree LLC QMES Pricing Agreement dated as of December 1, 2014, between Brightree LLC and Borrower Representative, (c) that certain Brightree LLC Business Solutions Provider Agreement dated as of May 4, 2014, between Brightree LLC and Borrower Representative, and (d) that certain Business Solutions Provider Agreement dated as of September 21, 2005, by and between Brightree LLC and Ocean Home Health Supply LLC.

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the Borrowers and their Subsidiaries at such time, including the provision of home health equipment and supplies.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, either New York or in the state where the Administrative Agent’s Office is located or, with respect to a Letter of Credit, the state where the L/C Issuer’s (or the Support Provider’s, as the case may be) office is located and, if such day relates to any LIBOR Loan or any Base Rate Loan bearing interest at a rate based on the LIBO Rate, means any such day meeting the above requirements on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (or with and to a bank designated by the Administrative Agent to be held in a deposit account subject to a control agreement), for the benefit of the Administrative Agent (on behalf of itself, the Support Providers, L/C Issuers and the other Secured Parties), as collateral for the total Letter of Credit Liabilities or other contingent Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Support Provider and the L/C Issuer, if the L/C Issuer is a Lender (which documents are hereby consented to by the Lenders).  Derivatives of the term Cash Collateralize have corresponding meanings.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Control Period” means the period of time commencing upon the occurrence of an Event of Default and the delivery by the Administrative Agent of a notice of control to the applicable financial institution and ending on the earlier of (a) the written waiver of such Event of Default by the Required Lenders, or (b) the Termination Date.

“Cash Equivalents” means, as of any date of determination, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined in Rule 2(a).7 of the Investment Company Act) registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

“CFC” means a “controlled foreign corporation” as such term is defined in Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means, at any time, (i) the Sponsor and its Affiliates shall cease to beneficially own directly or indirectly, at least eighteen percent (18%) of the Capital Stock of Holdings on a fully diluted basis, (ii) Management Entity shall cease to beneficially own directly or indirectly, at least 41,252 of the Common Units (as defined in the Fourth Amended and Restated Limited Liability

Company Agreement of Holdings) of Holdings, (iii) the Sponsor and its Affiliates (excluding Affiliates that are portfolio companies) and Management Entity shall cease to beneficially own directly or indirectly, at least thirty-three percent (33%) of the Capital Stock of Holdings on a fully diluted basis; (iv) any Person or “group” (within the meanings of Rules 13d-3 and 13d-5 under the Exchange Act), other than Sponsor, its Affiliates (excluding Affiliates that are portfolio companies), Management Entity, or BlueMountain shall have acquired beneficial ownership of twenty percent (20%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings; (v) the Sponsor and its Affiliates (excluding Affiliates that are portfolio companies) and Management Entity shall cease to have the power to appoint, remove or replace at least three (3) of the seats on the board of directors (or similar governing body) of Holdings; provided, the number of seats on the board of directors (or similar governing body) of Holdings shall not exceed nine (9); (vi) any Person or “group” (within the meanings of Rules 13d-3 and 13d-5 under the Exchange Act), other than Sponsor, its Affiliates (excluding Affiliates that are portfolio companies) or Management Entity shall have acquired beneficial ownership of more than fifty percent (50%) on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings; (vii) Holdings shall cease to own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of Intermediate Holdings; or (viii) Intermediate Holdings shall cease to own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of AdaptHealth LLC.  For the avoidance of doubt, any transfer of Capital Stock of Holdings to a “Permitted Transferee” as defined in the Amended and Restated Limited Liability Company Agreement of Holdings as in effect on the date hereof, shall be ignored for purposes of determining if any Change of Control has occurred.

“CIT” has the meaning specified in the introductory paragraph hereto.

“Closing Date” means March 20, 2019.

“Closing Date Distributions” has the meaning specified in Section 6.11(a)(i)(z).

“Closing Date Facilities” has the meaning specified in Section 2.15(c).

“Collateral” means, collectively, all real and personal Property (other than Excluded Property) with respect to which Liens in favor of the Administrative Agent are granted (or were intended to be granted) pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Assignment of Agreement” means any agreement executed by each of the applicable Loan Parties in favor of the Administrative Agent under and pursuant to which such Loan Parties collaterally assign to the Administrative Agent all of their respective rights and remedies to certain agreements, in each case as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached thereto.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgage Instruments, the Landlord Agreements, the Collateral Assignment(s) of Agreement, the Securities Account Control Agreement(s), the Deposit Account Control Agreement(s), the Uncertificated Securities Control Agreement(s) and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 6.14.

“Commitment” means, as to each Lender, the Revolving Commitment and/or Term Loan Commitment, as applicable, set forth opposite such Lender’s name on Schedule 2.01 or in the Register, as applicable, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Competitor” means (i) any Person specifically identified in writing to the Administrative Agent as of the Closing Date and (ii) any other bona fide competitor of Borrower (other than banks, fixed income investors, investment funds or other non-bank lending entities) identified in writing by Borrower Representative after the Closing Date to the Administrative Agent and agreed to by the Lenders at their sole option.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Consolidated Group on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP, provided, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition or (b) Permitted Acquisitions.

“Consolidated Current Assets” means, as of any date of determination, for the Consolidated Group on a consolidated basis, the total assets that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, for the Consolidated Group on a consolidated basis, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a balance sheet of the Consolidated Group (or any member thereof), but excluding (i) the current portion of any Funded Indebtedness and (ii) without duplication of clause (i) above, all Loans then outstanding hereunder.

“Consolidated EBITDA” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to Consolidated Net Income for such period plus the following, without duplication, to the extent deducted and not already added back in calculating such Consolidated Net Income:  (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (c) the amount of depreciation and amortization expense for such period, (d) other non-cash charges, expenses or losses (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and including amortization of any prepaid cash item that was paid in a prior period, (e) fees, costs and expenses related to or incurred in connection with (i) the Transactions in an amount equal to $11,566,970.18 and (ii) following the Closing Date, any consummated Permitted Acquisition (provided, the amount added back with respect to any individual Permitted Acquisition shall not exceed $1,500,000, and the aggregate amount added back pursuant to this clause (d)(ii) for any four (4) Fiscal Quarter period shall not exceed $7,500,000), (f) extraordinary, unusual, and/or non-recurring losses or charges (provided, the aggregate amount added back pursuant to this clause (f) for any four (4) Fiscal Quarter period, when taken together with the aggregate amount added back pursuant to clauses (g) and (h) immediately following, shall not exceed twenty percent (20%) of Consolidated EBITDA (calculated without giving effect to the add backs permitted pursuant to this clause (f) and clauses (g) and (h) immediately following)), (g) non-recurring cash expenses during such period resulting from restructuring charges, accruals, reserves and business optimization expenses

(provided, the aggregate amount added back pursuant to this clause (g) for any four (4) Fiscal Quarter period, when taken together with the aggregate amount added back pursuant to clauses (f) and (h) of this definition, shall not exceed twenty percent (20%) of Consolidated EBITDA (calculated without giving effect to the add backs permitted pursuant to this clause (g) and clauses (f) and (h) immediately following)), and (h) the amount of “run rate” net cost savings and operating expense reductions, other operating improvements and synergies (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of (i) actions taken in connection with any Permitted Acquisition, Investment, Disposition, restructuring or cost savings initiative or (i) actions which will be taken within twelve (12) months after the date of such Permitted Acquisition, Investment, Disposition, restructuring or cost savings initiative, in each case (A) that are projected by the Borrowers in good faith to be realized as a result of such actions taken or to be taken and (B) net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions (provided, the aggregate amount added back pursuant to this clause (h) for any four (4) Fiscal Quarter period, when taken together with the aggregate amount added back pursuant to clauses (f) and (g) immediately preceding, shall not exceed 20% of Consolidated EBITDA (calculated without giving effect to the add backs permitted pursuant to this clause (h) and clauses (f) and (g) immediately preceding)) and minus the following to the extent included in calculating such Consolidated Net Income: (w) Consolidated Interest Income, (x) income tax credits (to the extent not netted from income taxes payable), (y) any extraordinary, unusual or non-recurring income receipts or gains (including gains on the sale of assets outside the ordinary course of business) and related tax effects thereon, and (z) other non-cash income, receipts of gains (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), all as determined in accordance with GAAP.  Notwithstanding anything herein to the contrary, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended March 31, 2018, June 30 2018, September 30, 2018 and December 31, 2018, Consolidated EBITDA for such Fiscal Quarters shall be $29,408,000 $28,879,000, $30,939,000, and $31,203,000, respectively, in each case, subject to any adjustment set forth above with respect to the Transactions.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of, without duplication, (a) the cash portion of Consolidated Interest Charges for such period, plus (b) Consolidated Scheduled Funded Debt Payments (excluding any payments in respect of Capital Leases for such period) for such period, plus (c) Restricted Payments paid in cash during such period (including Restricted Payments paid to (i) any holders (other than Loan Parties) of Capital Stock of any non-Wholly Owned Subsidiary and (ii) to BlueMountain (including any of BMSB L.P., BlueMountain Summit Opportunities Fund II (US) L.P., BlueMountain Fursan Fund L.P., and/or BlueMountain Foinaven Master Fund L.P.) to be applied to cash interest payments due and owing under the Preferred Note), all as determined in accordance with GAAP.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended less the sum of (i) eighty-five percent (85%) of Capital Expenditures made in such period and (ii) taxes, along with any Tax Distributions, paid in cash for such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means Intermediate Holdings and its Subsidiaries (other than any Excluded Foreign Subsidiary or Excluded Subsidiary).

“Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Income” means, for any period, the interest income of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP, provided that there shall be excluded from Consolidated Net Income (a) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, governing document or Law applicable to such Subsidiary and (c) the income (or deficit) of any Subsidiary of Intermediate Holdings that is not a Loan Party.

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP.  For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions, (c) shall not include any voluntary or mandatory prepayments made pursuant to Section 2.05, and (d) shall be determined without giving effect to the Following Business Day Convention.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less the amount of unrestricted cash and Cash Equivalents on such date (the aggregate amount of which shall not exceed $25,000,000) to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended.

“Consolidated Unfinanced Capital Expenditure” means any Consolidated Capital Expenditure to the extent not financed with Funded Indebtedness within ninety (90) days of the incurrence of the Capital Expenditure (excluding any Funded Indebtedness included as part of the determination of Revolving Exposure).

“Consolidated Working Capital” means, as at the date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contributing Guarantors” has the meaning set forth in Section 10.06.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 15% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Account” means each bank account that is established by the Borrowers pursuant to Section 2.14(c) of this Agreement.

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location; or any plan in response to a state or federal notice of violation or deficiency, such as, without limitation, FDA 483 inspection reports, FDA warning letters, and any plans to implement, monitor and audit ongoing compliance with plans of correction.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning set forth in Section 9.05.

“Cure Date” has the meaning set forth in Section 9.05.

“Cure Right” has the meaning set forth in Section 9.05.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Loan Party other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Revolving Loans (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded their respective Pro Rata Shares of all Revolving Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and LIBOR Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) two percent (2%) per annum; (b) when used with respect to a LIBOR Loan, an interest rate equal to (i) the LIBO Rate applicable to such LIBOR Loan plus (ii) the Applicable Margin applicable to LIBOR Loans plus (iii) two percent (2%) per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to (i) the Applicable Margin then applicable to Letters of Credit plus (ii) two percent (2%) per annum, in all cases to the fullest extent permitted by applicable Laws.  Interest accruing at the Default Rate shall be immediately payable upon demand.

“Defaulting Lender” means any Lender that has at any time after the Closing Date (a) defaulted in its obligation under this Agreement to make a Revolving Loan, a Delayed — Draw Term Loan or to fund its participation in any Letter of Credit, Support Agreement or Swingline Loan required to be made or funded by it hereunder within three (3) Business Days of the date when due (unless such failure is the subject of a good faith dispute), (b) failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due (unless such failure is the subject of a good faith dispute), (c) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (d) failed within three (3) Business Days after the request of the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans, Delayed — Draw Term Loans and participations in then outstanding Letters of Credit, Support Agreements and Swingline Loans, (e) (i) been (or has a parent company that has been) determined by any Governmental Authority having regulatory authority over such Person or its assets to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, or (ii) become (or has a parent company that has become) the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws, unless in the case of any Lender subject to this clause (e), the Borrowers, Administrative Agent, L/C Issuer, Support Provider and Swingline Lender shall each have determined that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (f) become the subject of a Bail-In Action.

“Delayed — Draw Term Loan” has the meaning specified in Section 2.01(c).

“Delayed — Draw Term Loan Availability Period” means, with respect to the Delayed — Draw Term Loan Commitments, the period from and including the first (1st) Business Day immediately following the Closing Date to the earliest of (a) the Term Loan Maturity Date, (b) twenty-four (24) months following the Closing Date, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.

“Delayed — Draw Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Delayed — Draw Term Loan to the Borrowers pursuant to Section 2.01(c) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Delayed — Draw Term Loan Commitments is $50,000,000.

“Deposit Account Control Agreement” means an agreement among a Loan Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as Administrative Agent may reasonably require, including a requirement that such depository institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis during a Cash Control Period, to Administrative Agent’s Bank Account all immediately available funds received or deposited into such deposit account.

“Device Application” means a 510(k) premarket notification or premarket approval (PMA) application, as appropriate, as those terms are defined in the FDCA.

“Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), including any Sale and Leaseback Transaction and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, provided that the term Disposition shall not include Equity Issuances of Capital Stock by Intermediate Holdings.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or becomes mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination of all Commitments and Letters of Credit, (ii) becomes redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (iii) provides for scheduled payments of dividends in cash or (iv) becomes convertible into or exchangeable for indebtedness for borrowed money or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is ninety-one (91) calendar days after the later of the Revolving Loan Maturity Date and the Term Loan Maturity Date at the time of issuance.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower Representative as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a Competitor of the Borrowers or any of its Subsidiaries, which Person has been designated by the Borrowers as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice on or through the E-System) not less than ten (10) Business Days prior to such date; provided that “Disqualified Institutions” shall (i) exclude any Person that the Borrowers (or any of them) have (or has) designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and shall exclude any Lender party hereto prior to such tenth (10th) Business Day (and such Lender’s Approved Funds and Affiliates shall also be so excluded) and (ii) not apply at any time upon the occurrence and during the continuance of an Event of Default.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“E-System” has the meaning specified in Section 12.04.

“Earn-Out Obligations” means, with respect to any Person, “earn-outs” and similar payment obligations of such Person, excluding, for the avoidance of doubt, purchase price holdbacks (whether or not in escrow) to secure seller indemnities.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in any EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.08(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.08(b)(iii)).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, indoor and outdoor air emissions, soil, groundwater, wastewater, surface water, stormwater, wetlands, sediment and discharges of wastewater to public treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” has the meaning set forth in Section 2.05(b)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor thereto.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).  Any former ERISA Affiliate of a Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of a Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of a Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which a Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to a Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make a required installment under Section 412(m) of the Internal Revenue Code with respect to a Pension Plan; (c) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; (h) the occurrence of an act or omission which could give rise to the imposition on a Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers or any ERISA Affiliate in connection with any Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (l) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; (m) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code; or (n) the receipt by a Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency or that it intends to terminate or has terminated.

“ERISA Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).  The LIBO Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, for any period: (a) without duplication, the sum of (i) Consolidated Net Income, (ii) decreases or minus increases (as the case may be) in Consolidated Working Capital, (iii) extraordinary or non-recurring gains or minus extraordinary or non-recurring losses (as the case may be) which are cash items, (iv) non-cash depreciation, non-cash amortization and other non-cash charges; minus (b) without duplication, the sum of: (i) Consolidated Unfinanced Capital Expenditures, (ii) expenses paid in respect of Permitted Acquisitions during such period, (iii) to the extent not taken into account in the calculation of Consolidated Net Income, (x) the principal amortization paid in cash during such period with respect to Capital Leases and (y) the amount of any Restricted Payments actually made to Holdings pursuant to Section 7.06(e), (iv) Restricted Payments paid in cash to Holdings pursuant to Section 7.06(g) during such period, (v) Earn-Out Obligations paid in cash and (vi) unfinanced consideration paid in cash for Permitted Acquisitions during such period.

“Excess Liquidity” means the sum (a) Revolving Availability plus (b) the average daily balance (based on preceding thirty (30) days) of unrestricted cash (free of Liens or encumbrances except in favor of the Administrative Agent) on deposit in the Loan Parties’ Controlled Accounts located within the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any deposit account (i) that is used solely for payment of payroll, bonuses, other compensation and related expenses; (ii) deposit accounts that are zero balance accounts so long as such deposit accounts are swept on a daily basis to a deposit account that otherwise constitutes Excluded Property, an Excluded Account or that is subject to a Deposit Account Control Agreement or similar agreement; or (iii) that maintains a balance on deposit at any time of not more than $100,000, provided that, (A) the aggregate balance on deposit at any time in all Excluded Accounts described in clause (i) shall not exceed 105% of the amount to be applied for the pay period next ending, (B) the aggregate balance on deposit at any time in all Excluded Accounts described in clause (iii) shall not exceed $1,000,000 at any time and (C) the Excluded Accounts are listed on Schedule 1.01(b) and maintained with banks reasonably satisfactory to the Administrative Agent.

“Excluded Foreign Subsidiary” means any Subsidiary of Intermediate Holdings (other than any Loan Party) that is, and continues to be, (a) a Foreign Subsidiary that is a CFC, or (b) a Domestic Subsidiary that is (i) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a Subsidiary that is treated as a disregarded entity or as a partnership for United States Federal income tax purposes and all or substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries that are CFCs and conducts no material business other than the ownership of such Capital Stock (a “Foreign Subsidiary Holdco”).

“Excluded Hedge Obligation” means, with respect to any Loan Party, any Hedge Obligation if, and to the extent that, all or a portion of the Loan Documents to which such Loan Party is party with respect to, or the grant by such Loan Party of a security interest to secure, such Hedge Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule or regulation promulgated thereunder (or the application or official interpretation of any provision thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any such Loan Document would otherwise have become effective with respect to such related Hedge Obligation.

“Excluded Property” means, with respect to any Loan Party (a) any owned or leased real or personal Property (other than Capital Stock) which is located outside of the United States unless requested by the Administrative Agent or the Required Lenders, (b) any leasehold interests in Real Property, (c) any personal Property (other than motor vehicles, which are addressed in clause (i) below) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (d) any Property which, subject to the terms of Section 7.01(c), is subject to a Lien of the type described in Section 7.02(h) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, (e) other than Accounts, any contract, permit, agreement, lease, license or license agreement covering real or personal property if the grant of a security interest in such contract, permit, agreement, lease, license or license agreement or the asset subject to such contract, permit, agreement, lease, license or license agreement is prohibited by the terms of such contract, permit, agreement, lease, license or license agreement or by Law and would result in the termination of or give rise to a right to materially modify such contract, permit, agreement, lease, license or license agreement, but only to the extent that (x) any such prohibition would not be rendered ineffective pursuant to the UCC or any other applicable law (including, if and when applicable, Debtor Relief Laws) or principles of equity and would require the consent a Person other than a Loan Party or its Affiliates to waive such prohibition and (y) such contract, agreement, lease, license or license agreement was not entered into in contemplation of circumventing any Loan Party’s obligation to pledge such contract or agreement as collateral security, (f) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall not be considered Excluded Property, (g) any Excluded Account, provided that for the avoidance of doubt, any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account, (h) any particular asset, if the pledge thereof or the security interest therein is prohibited by applicable Law (but only for so long as such prohibition remains in effect), other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Laws, (i) any motor vehicle or other equipment subject to a certificate of title, but only to the extent that (x) the fair market value thereof is less than $50,000 individually or $250,000 in the aggregate, (y) as of the Closing Date, the name of CIT or any of its Affiliates is not notated on the certificate of title and (z) a security interest therein cannot be perfected by the filing of a UCC financing statement, (j) any Capital Stock in joint ventures or any non-Wholly Owned Subsidiary to the extent (i) consent of the minority investor is required pursuant to the Organizational Documents of such Excluded Subsidiary (and such consent was not required in connection with or in contemplation or anticipation of such pledge) and not obtained after using commercially reasonable efforts and (ii) such non-Wholly Owned Subsidiary is an Excluded Subsidiary, (k) any Capital Stock in any Excluded Foreign Subsidiary held by the Loan Parties in excess of sixty-five percent (65%) of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary, and (l) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent, the Required Lenders and the Borrower Representative

(as set forth in a written agreement among the Administrative Agent, the Required Lenders and the Borrower Representative), the cost of obtaining a security interest in such assets exceeds the practical benefits to the Secured Parties afforded thereby; provided, “Excluded Property” shall not include any proceeds, products, substitutions, or replacements of Excluded Property (unless such proceeds, products, substitutions, or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means, as of any date, any Subsidiary of Intermediate Holdings (other than any Loan Party) designated as such by the Borrowers in writing to the Administrative Agent that is, and continues to be, a non-Wholly Owned Subsidiary of Intermediate Holdings, that satisfies the following requirements: (a) the aggregate Consolidated EBITDA attributable to such Person individually does not exceed 5.0% of Consolidated EBITDA of the Loan Parties and their Subsidiaries for the last twelve (12) months ending on the last day of the last month that is also the end of a Fiscal Quarter for which financial statements of the type set forth in Sections 6.01(a) or (b) have been delivered to Administrative Agent and (b) the aggregate Consolidated EBITDA attributable to such Person together with all other Excluded Subsidiaries does not exceed 7.50% of Consolidated EBITDA of the Loan Parties and their Subsidiaries for the last twelve (12) months ending on the last day of the last month that is also the end of a Fiscal Quarter for which financial statements of the type set forth in Section 6.01(a) or (b) have been delivered to the Administrative Agent; provided, to the extent any Excluded Subsidiary ceases to be a joint venture and becomes a Wholly Owned Subsidiary of a Loan Party, then such Subsidiary will be required to become a Loan Party at such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 12.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Revolving Commitment” means any Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Revolving Loans” means any Loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 2.18.

“Extension” has the meaning set forth in Section 2.18(a).

“Extension Offer” has the meaning set forth in Section 2.18(a).

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 2.05(b)(ii), (iii) and (iv)) including without limitation amounts received in respect of indemnity obligations of a seller under any agreement governing a Permitted Acquisition, foreign, United States, state or local tax refunds to the extent not included in the calculation of Consolidated EBITDA and pension plan reversions.

“Facilities” means, at any time, the facilities and real properties owned, leased, managed or operated by any Loan Party or any Subsidiary, from which any Loan Party or any Subsidiary provides or furnishes goods or services.

“Fair Share” has the meaning set forth in Section 10.06.

“Fair Share Contribution Amount” has the meaning set forth in Section 10.06.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent, in its sole discretion.

“Fee Letter” means the letter agreement dated as of February 27, 2019, among the Loan Parties, the Administrative Agent, and the Arranger.

“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties and their Subsidiaries ending on December 31st of each calendar year.

“Flood Hazard Property” means Mortgaged Property in an area designated by the Federal Emergency Management Agency as having special flood and mud slide hazards.

“Flood Laws” has the meaning set forth in Section 11.15.

“Following Business Day Convention” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” has the meaning specified in the definition of Excluded Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer (or the Support Provider, as the case may be), such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(c).

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money indebtedness;

(c)                                  the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)                                 the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)                                  all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)                                   Attributable Indebtedness in respect of Capital Leases;

(g)                                  all preferred stock or other Disqualified Capital Stock providing for mandatory redemptions, sinking fund or like payments prior to the Termination Date;

(h)                                 Earn-Out Obligations if, and only to the extent, such obligation has not been paid in full in cash when initially due and payable;

(i)                                     all indebtedness of the types specified in clauses (a) through (h) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(j)                                    all Guarantees with respect to indebtedness of the types specified in clauses (a) through (i) above of another Person.

“Funding Guarantor” has the meaning set forth in Section 10.06.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Gould’s Acquisition” means the acquisition by Borrower of one hundred percent (100%) of the Capital Stock of Gould’s Discount Medical, LLC a Kentucky limited liability company, as set forth in the Gould’s Purchase Agreement.

“Gould’s Purchase Agreement” means the Equity Purchase Agreement dated January 1, 2019, by and among Borrower, as buyer, Edmond L. Gould, Sharon S. Gould, Kenneth C. Gould Irrevocable Trust, and David R. Gould Irrevocable Trust, as selling shareholders, Gould’s Discount Medical, LLC, a Kentucky limited liability company, as company, and GDM HoldCo, Inc., a Kentucky corporation, as holdco.

“Gould’s Subordinated Note” means that certain Seller Note as described in Section 2.3(a)(ii) of the Gould’s Purchase Agreement.

“Government Reimbursement Program” shall mean (i) the Medicare program established under the Title XVIII of the Federal Social Security Act, the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., the TRICARE program established by the Department of Defense under 10 U.S.C. §§ 1071 et seq. or the Civilian Health and Medical Program of the Uniformed Services under 10 U.S.C. §§ 1079 and 1086, (ii) the Medicaid program of any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Federal Social Security Act or (iii) any agent, administrator, intermediary or carrier for any of the foregoing.

“Governmental Approvals” means any and all governmental licenses, authorizations, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under any applicable Law and required in order for any Person to carry on its business as now conducted, of each Governmental Authority issued or required under Laws applicable to the business of any Borrower or any of its Subsidiaries or to the transactions described herein (including any Acquisitions and the Loans made hereunder) or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of any Borrower or any of its Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantor” means each of Intermediate Holdings, and all future direct or indirect Subsidiaries of Intermediate Holdings (other than the Borrowers, any Excluded Subsidiary and any Excluded Foreign Subsidiary), and any other Person joining this Agreement as a “Guarantor” hereunder from time to time.

“Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article 10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Law(s)” shall mean:  (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and §1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (iv) Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, and (v) the regulations promulgated pursuant to such statutes; (b) the FDCA; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated pursuant thereto; (d) laws, rules and regulations governing Medicare and Medicaid; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any applicable Law relating to the Loan Parties’ ownership, management, or operation of a healthcare facility or business, or assets used in connection therewith; (h) any applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Loan Party; (i) the Patient Protection and Affordable Care Act (Pub. L. 111-148) and (j) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (j) as may be amended from time to time.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement transaction.

“Hedge Party” means any Person that is a counterparty to a Hedge Agreement with a Loan Party.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“HIPAA Compliant” shall mean that such Loan Party is in compliance in all material respects with HIPAA and has adopted and implemented policies and procedures to strive to ensure compliance with and has trained its personnel in the transaction standards, privacy standards and security standards promulgated pursuant to HIPAA.

“Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company.

“Holdings Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings LLC, dated as of March 20, 2019.

“Incremental Facilities” has the meaning specified in Section 2.15(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.15(d).

“Incremental Facility Closing Date” has the meaning specified in Section 2.15(d).

“Incremental Revolving Commitments” has the meaning specified in Section 2.15(a).

“Incremental Revolving Lender” has the meaning specified in Section 2.15(d).

“Incremental Term Loans” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all Funded Indebtedness;

(b)                                 the Termination Value of any Secured Hedge Agreement;

(c)                                  Synthetic Leases, Sale and Leaseback Transactions and Securitization Transactions;

(d)                                 all obligations in respect of Disqualified Capital Stock; and

(e)                                  all Guarantees with respect to outstanding indebtedness of the types specified in clauses (b), (c) and (d) above of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 12.05.

“Information” has the meaning set forth in Section 12.08.

“Initial Term Loan” has the meaning specified in Section 2.01(b).

“Initial Term Loan Commitment” means, as to each Lender, its obligations to make its portion of the Initial Term Loan to the Borrower pursuant to Section 2.01(b) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lenders name on Schedule 2.01, as such amounts may be adjusted from time to time, in accordance with this Agreement.  The initial aggregate amount of the Initial Term Loan Commitments is $300,000,000.

“Interest Payment Date” means (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the Term Loan Maturity Date or Revolving Loan Maturity Date (as applicable), provided, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (other than a Swingline Loan), the last Business Day of each calendar quarter and the Revolving Loan Maturity Date or Term Loan Maturity Date (as applicable); and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter or, if approved by all affected Lenders, the Administrative Agent and the Borrowers, twelve (12) months thereafter, as selected by the Borrower Representative in its Loan Notice, provided, that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Term Loan Maturity Date or Revolving Loan Maturity Date, as applicable.

“Interim Pre-Closing Financial Statements” means, collectively, (i) the unaudited consolidated financial statements of the Loan Parties and their Subsidiaries for the Fiscal Quarters ended March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for the Fiscal Quarter ended on that date.

“Intermediate Holdings” means AdaptHealth Intermediate Holdco LLC, a Delaware limited liability company.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Internally Generated Cash” means, with respect to any Fiscal Year, cash of the Consolidated Group received in such Fiscal Year and not constituting (a) proceeds of an Equity Issuance, (b) proceeds of the incurrence of Indebtedness, (c) proceeds of Dispositions and Involuntary Dispositions, and (d) insurance proceeds in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Inventory Suppliers” means the financing companies, lenders and/or leasing companies set forth on Schedule 1.01(c) that provide equipment or inventory financing or leasing services to any Loan Party with an aggregate value of $250,000 or more.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any returns of capital.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, any application for such Letter of Credit and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower Representative on behalf of Borrowers or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Landlord Agreement” means any agreement between the Administrative Agent and the landlord of Real Property occupied by a Loan Party, as tenant, which agreement shall be in form and substance as is satisfactory to the Administrative Agent, as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached thereto.

“Law(s)” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Credit Extension” means (a) the issuance, extension or increase of a Letter of Credit, and (b) with respect to any Supported Letter of Credit, the entry into any Support Agreement by the Administrative Agent or its Affiliate.

“L/C Issuer” means (a) Bank of America, N.A. or (b) a Revolving Lender willing and able to issue Letters of Credit and acceptable to the Administrative Agent.

“Lender” means each Person identified as a “Lender” on the signature pages hereto and its successors and assigns and, as the context requires, includes the L/C Issuer to the extent it is a party to this Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Letter of Credit” means a Letter of Credit issued by an L/C Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Lender Parties” has the meaning specified in Section 12.07(g).

“Lender Securitization” has the meaning specified in Section 12.07(g).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of any Borrower by an L/C Issuer pursuant to the terms of this Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.03(c).

“Letter of Credit Liabilities” means, at any time of calculation, the sum of the following (without duplication): (a) the amount then available for drawing under all outstanding Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, and (without duplication) the amount of any outstanding Support Agreement related to a Letter of Credit, and (b) the aggregate of all Unreimbursed Amounts.  For all purposes of this Agreement, if as of any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount that remains available to be drawn.  The Letter of Credit Liability of any Revolving Lender at any time shall be equal to its Pro Rata Share of the total Letter of Credit Liabilities at such time.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the total Revolving Commitments and (b) $6,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the total Revolving Commitments.

“LIBO Base Rate” means,

(1)                                 for any Interest Period with respect to any LIBOR Loan:

(a)                                 the rate per annum equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate benchmark rate which is calculated and distributed by the ICE Benchmark Administration Data Service (“ICE”) (or any successor thereto) for deposits in Dollars (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:45 a.m. (London time) (or such other time as confirmed by ICE (or any successor thereto)) two (2) Business Days prior to the first (1st) day of such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (the “LIBO Screen Rate”), or

(b)                                 if the rate referenced in the preceding clause (a) does not appear through such service or such service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which is calculated and distributed daily by ICE (or any successor thereto) as an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:45 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank’s London Branch (or such other major bank as is acceptable to the Administrative Agent if JPMorgan Chase Bank is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:45 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

(2)                                 for any day with respect to an interest rate calculation for a Base Rate Loan:

(a)                                 the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which is calculated and distributed daily by ICE (or any successor thereto) as an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three (3) months, determined as of approximately 11:45 a.m. (London time) two (2) Business Days prior to such day, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear through such service or such service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate through such other service that displays an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three (3) months, determined as of approximately 11:45 a.m. (London time) two (2) Business Days prior to such day, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars (for delivery on such day in same day funds) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to such day in the approximate amount of such Base Rate Loan by JPMorgan Chase Bank and with a term equivalent to three (3) months would be offered by JPMorgan Chase Bank’s London Branch (or such other major bank as is acceptable to the Administrative Agent if JPMorgan Chase Bank is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:45 a.m. (London time) two (2) Business Days prior to such day.

“LIBO Rate” means the greater of: (a) one percent (1.0%); and (b) (1) for any Interest Period with respect to any LIBOR Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the LIBO Base Rate for such LIBOR Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such LIBOR Loan for such Interest Period and (2) for any day with respect to any Base Rate Loan bearing interest at a rate based on the LIBO Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the LIBO Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“LIBO Screen Rate” has the meaning set forth in clause (1)(a) of the definition of LIBO Base Rate.

“LIBOR Loan” means any Loan (other than Swingline Loans and Base Rate Loans bearing interest at a rate based on the LIBO Rate) which accrues interest solely by reference to the LIBO Rate plus the Applicable Margin, in accordance with the terms of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Borrower under Article 2 in the form of an Initial Term Loan, a Delayed — Draw Term Loan, a Revolving Loan and/or a Swingline Loan.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Collateral Document, each Request for Credit Extension, each Issuer Document, each Compliance Certificate, the Fee Letter, each Subordination Agreement, each Secured Hedge Agreement and each other document, instrument or agreement from time to time executed by any Loan Party or any Subsidiary or any Responsible Officer thereof and delivered in connection with the transactions contemplated by this Agreement; provided, however, that all Secured Hedge Agreements, agreements hereafter executed solely in respect of the Banking Services Obligations and all Issuer Documents executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter shall not constitute “Loan Documents” solely for the purposes of Sections 9.01(a), (b), (c), (d) and (j) hereof or Section 11.14.

“Loan Notice” means a notice of (a) (i) a Borrowing of Revolving Loans or (ii) a Borrowing of a Delayed — Draw Term Loan, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (c) a continuation of LIBOR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, each Borrower and each Guarantor party hereto.

“Management Entity” means, collectively, each of Josh Parnes, Luke McGee and any entities wholly owned or otherwise controlled by such individuals, including, without limitation, for so long as such entities are so owned or controlled, Jedi Enterprises LLC, a New York limited liability company and 2321 Capital LLC, a Delaware limited liability company.

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) (i) a material impairment of the ability of any Borrower to perform its obligations under any Loan Document to which it is a party or (ii) a material impairment of the ability of the Guarantors taken as a whole to perform their obligations under any Loan Document to which they are party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; (d) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any material portion of the Collateral or a material adverse effect on the aggregate value of the Collateral; or (e) a material adverse effect on the use or scope of any material healthcare Permit or the continued participation or the ability to accept or bill for goods or services in the Medicaid, Medicare or other Government Reimbursement Program by any Loan Party; provided, however, that this section (e) shall not apply to the voluntary cancellation or termination of the items referenced in this clause (e) by a Loan Party in good faith (a “Voluntary Termination”).

“Material Contract” means any lease of real or personal property, contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et. seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et. seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Med Way Acquisition” means the acquisition by Med Star Surgical & Breath Inc., a Loan Party, of one hundred percent (100%) of the Capital Stock of Med Way Medical, Inc., a Utah corporation, as set forth in the Med Way Purchase Agreement.

“Med Way Purchase Agreement” means the Stock Purchase Agreement to be entered into by and among Med Star Surgical & Breathing Inc., as buyer, Med Way Medical, Inc., a Utah corporation, as company, and Benjamin Dickman, Matthew Larsen, and David Larsen, as selling shareholders.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instrument” means a fully executed and notarized mortgage, deed of trust or deed to secure debt, delivered by any Loan Party to the Administrative Agent with respect to Real Property owned or leased by such Loan Party, in each case to secure the payment and performance of the Obligations of such Loan Party.  Unless otherwise consented to by the Administrative Agent, each Mortgage Instrument shall grant to the Administrative Agent for the benefit of the Secured Parties a first priority perfected Lien on the Real Property interests described therein.

“Mortgage Supporting Documents” means, with respect to a Mortgage Instrument for a parcel of Mortgaged Property, to the extent requested by Administrative Agent, each of the following:

(a)           (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage Instrument in the recording offices specified in such Mortgage Instrument will create a valid and enforceable first priority Lien on the Property described therein in favor of the Administrative Agent (or in favor of such other trustee as may be required or desired under local Law) for the benefit of the Secured Parties, subject only to (A) Permitted Liens and (B) such other Liens as the Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage Instrument is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(b)           (i) mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, which shall (A) be in an amount not less than the then recently appraised fair market value (determined by reference to an appraisal) of such parcel of Real Property in form and substance satisfactory to the Administrative Agent, provided, that the amount of such title insurance required pursuant to such Mortgagee’s Title Insurance Policy shall not materially exceed such appraised fair market value, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage Instrument insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Permitted Liens and for such other defects and encumbrances as may be approved by the Administrative Agent, (D) name the Administrative Agent as the insured thereunder, (E) be in the form of ALTA Loan Policy - 2006 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain a comprehensive lender’s endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies) in each case in form and substance reasonably satisfactory to the Administrative Agent;

(c)           in the case of each Mortgaged Property that is leased by any Loan Party, such estoppel letters, consents, Landlord Agreements and waivers from the landlords on such Mortgaged Property (and any mortgagee of such landlord) as may be reasonably required by the Administrative Agent;

(d)           a current Survey of such parcel of Mortgaged Property certified to and received by (in a manner reasonably satisfactory to each of them) the Administrative Agent and the title insurance company issuing the Mortgagee’s Title Insurance Policy for such Mortgage Instrument, dated a date reasonably satisfactory to the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and such title insurance company;

(e)           evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage Instrument have been paid;

(f)            a Phase I Environmental Site Assessment with respect to such parcel of Mortgaged Property, dated a date reasonably satisfactory to the Administrative Agent showing no material condition of environmental concern or recognized environmental conditions and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(g)           evidence as to (A) whether such Mortgaged Property is a Flood Hazard Property, and (B) if such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries which shall evidence flood insurance which satisfies all regulatory requirements for flood insurance and is otherwise satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties.

(h)           evidence reasonably satisfactory to the Administrative Agent that such Mortgaged Property, and the uses of such Mortgaged Property, are in compliance in all material respects with all applicable zoning laws, regulations, ordinances and requirements (the evidence submitted as to which should include the zoning designation made for such Mortgaged Property, the permitted uses of such Mortgaged Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(i)            an appraisal of such Mortgaged Property satisfying the requirements of FIRREA; and

(j)            such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent reasonably deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such parcel of Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local Law) subject only to (i) Permitted Liens and (ii) such other Liens as the Administrative Agent may reasonably approve; provided, notwithstanding anything contained in this Agreement to the contrary, no Mortgage Instrument shall be executed and delivered with respect to any real property unless and until each Lender has received, at least twenty (20) Business Days prior to such execution and delivery, a life loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence (including those described in the preceding clause (g)) and has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

“Mortgaged Property” means all Real Property owned by any Loan Party other than Excluded Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by any Borrower or any ERISA

Affiliate or to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash and Cash Equivalents proceeds (including insurance proceeds and condemnation awards) received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition, Equity Issuance, or Debt Issuance net of (a) direct third-party costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions payable to third parties unrelated to Loan Parties), (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property that is senior in priority to the Lien of Administrative Agent and is also required to be discharged in connection with such disposition or issuance; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Borrower or any Subsidiary in any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance.

“Note” or “Notes” means each Term Note, each Revolving Note and/or the Swingline Note, individually or collectively, as appropriate.

“Note and Unit Purchase Agreement” means that certain Note and Unit Purchase Agreement dated as of February 27, 2019, by and between Holdings and BM AH Holdings, LLC.

“Notice of L/C Credit Event” means a notice from a Responsible Officer of Borrower Representative to Administrative Agent with respect to any issuance or amendment (including any increase or extension) of a Letter of Credit specifying:  (i) the date of issuance or amendment of a Letter of Credit; (ii) the identity of the L/C Issuer with respect to such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the proposed terms of such Letter of Credit (or amendment thereof), including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party now or hereinafter arising from time to time under this Agreement and any other Loan Document or otherwise with respect to any Loan (including the obligation to pay principal and interest thereon and all fees and other costs and liabilities with respect thereto), Letter of Credit, Support Agreement, Reimbursement Obligation or Unreimbursed Amount, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include any Banking Services Obligations and any obligations or liabilities of any Loan Party under any Secured Hedge Agreement.  Notwithstanding anything to the contrary, the term “Obligations” shall not include, with respect to any Loan Party, any Excluded Hedge Obligation of such Loan Party.  On the Closing Date, all existing “Obligations” under, and as defined in, the Original Loan Agreement shall be deemed to be Obligations hereunder.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Loan Agreement” has the meaning specified in the recitals.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.15).

“Parent” means Access Point Medical LLC, a Delaware limited liability company, Blue River NJ, LLC, a New Jersey limited liability company, Ocean Rock NJ LLC, a New Jersey limited liability company, Jedi Enterprises LLC, a New York limited liability company, 2321 Capital LLC, a Delaware limited liability company, and MCP QMES Corp. a Delaware corporation, BM AH Holdings, LLC, a Delaware limited liability company, and the other holders of approximately 2.0% of the Capital Stock of Holdings as of the date hereof (each a “Parent” and collectively the “Parents”).

“Participant” has the meaning set forth in Section 12.07(d).

“Participant Register” has the meaning specified in Section 12.07(d).

“Participation Agreement” has the meaning set forth in Section 6.08.

“Patriot Act” has the meaning specified in Section 5.28.

“Payor” means the party primarily obligated to pay an Account.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any ERISA Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which any Borrower or any ERISA Affiliate may have any liability or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“Permits” shall mean all accreditations, certifications, provider or supplier numbers, registrations, certificates of authority, certificates of need, certificates of reimbursement, variances, qualifications, filings, consents, governmental licenses, authorizations, supplier numbers, registrations, permits, device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents, approvals, listings, certificates, product clearances or approvals, marketing authorizations and all other licenses, authorizations, registrations, permits, consents and approvals or exemptions thereto required in connection with the conduct of any Loan Party’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, (a) any “Permits” (as defined prior to this clause (a))  issued or required under Healthcare Laws applicable to the business of any Loan Party or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, leasing, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Loan Party or any of its Subsidiaries, (b) any “Permits” (as defined prior to clause (a)) issued by any Person from which any Loan Party has, as of the Closing Date, received an accreditation, any of the above issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Loan Party, and (c) establishment registrations, device listings, Investigational Device Exemptions (IDEs), 510(k) exemptions, 510(k) clearances, and PMA approvals, as those terms are defined in the FDCA and implementing regulations, and those issued by state governments, environmental protection agency permits, and any and all licenses, patents, trademarks and other intellectual property rights necessary for the conduct of any Loan Party’s or Subsidiary’s business.

“Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party or any Subsidiary, provided that (i) the line of business of any acquired Person shall be substantially similar to, or reasonably ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by Borrowers and their respective Subsidiaries on the Closing Date (as determined by the Borrowers in their reasonable discretion), (ii) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in substantially the same line of business as the Borrowers and their respective Subsidiaries were engaged in on the Closing Date, or in a business reasonably ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business, and the Property is located (or if an Acquisition of Capital Stock, the Acquisition target is formed or otherwise organized) in the United States, (iii) the Administrative Agent shall have received not less than ten (10) days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior notice of such Acquisition, which notice shall contain a summary, in reasonable detail, of the acquisition terms and conditions, including price, and Borrowers’ projections prepared in connection with such Acquisition, (iv) at or prior to the closing of such Permitted Acquisition, the Administrative Agent shall be granted a first priority perfected Lien (subject to Permitted Liens) in the assets and Capital Stock (other than Excluded Property) of such Acquisition target or Subsidiary and such Acquisition target or Subsidiary shall join this Agreement and the other Loan Documents as a Loan Party pursuant to the terms of Section 6.12, provided that nothing in this definition shall permit in any event the Acquisition of, or any Investment in respect of, an Excluded Subsidiary or an Excluded Foreign Subsidiary other than within the limits set forth in clause (x) below, (v) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and such Acquisition shall not be hostile, (vi) the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition and the incurrence of any Indebtedness related to such Acquisition on a Pro Forma Basis, (A) the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Borrowers have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, (B) the Borrowers’ Consolidated Total Leverage Ratio does not exceed 2.70:1.00 as of the most recent Fiscal Quarter for which the Borrowers have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (C) no Default or Event of Default exists or would be caused by such Acquisition or the incurrence of any related Indebtedness, (vii) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (or, in all respects, if already qualified by materiality) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (viii) immediately after giving effect to such Acquisition, Excess Liquidity shall be at least $10,000,000, (ix) the Borrower Representative shall have delivered to the Administrative Agent a Collateral Assignment of Agreement with respect to the purchase agreement governing the Acquisition unless the same is freely assignable to Administrative Agent for the benefit of the Secured Parties, (x) the Total Consideration paid by the Loan Parties and any Subsidiary in the aggregate prior to the Termination Date shall not exceed $100,000,000, provided that the Total Consideration reasonably allocable to all Acquisitions of, or any other Investments in respect of, all Excluded Foreign Subsidiaries shall not exceed $5,000,000 in the aggregate prior to the Termination Date, (xi) with respect to the maximum, potential Earn-Out Obligations (if any) payable under any circumstance in connection with such Acquisition, such Earn-Out Obligations shall not exceed thirty-five percent (35.0%) of the Total Consideration paid in cash at closing for such Acquisitions and shall, at the request of the Administrative Agent, be subject to a Subordination Agreement acceptable to the Administrative Agent in its sole discretion, (xii) the business and assets acquired by a Loan Party in such Acquisition shall be free and clear of all Liens (other than Permitted Liens), (xiii) except in the case of a Permitted PAP Acquisition, the acquisition target, division or line of business shall have Consolidated EBITDA (calculated for the twelve (12) consecutive calendar months most recently ended) equal to or greater than -$1,000,000 (or less than -$1,000,000 with prior written consent of the Administrative Agent), (xiv) except in the case of a Permitted PAP Acquisition, the Borrower Representative shall have delivered to the Administrative Agent historical financial information (including income statements, balance sheets and cash flows) covering at least the three (3) most recently ended Fiscal Years ended at least ninety (90) days prior to the proposed acquisition for which financial statements have been prepared for such acquisition target, division or line of business to be so acquired prior to the effective date of the acquisition or the entire financial history for such acquisition target, division or line of business to be so acquired, whichever period is shorter, (xv) except in the case of a Permitted PAP Acquisition, the Borrower Representative shall have delivered such financial and other information (including, with respect to any acquisition target with Consolidated EBITDA less than $0, information to be provided by Borrowers demonstrating steps Borrowers intend to take (and a timeline with respect thereto) in order for such entity to have Consolidated EBITDA greater than $0), together with, to the extent Total Consideration for such Acquisition exceeds $7,500,000, a quality of earnings report and other third-party reports obtained by a Loan Party or its Affiliates in connection with such Acquisition, in each case in form and results acceptable to Administrative Agent, with respect to each Person or any division or line of business, (xvi) each Loan Party shall have provided the Administrative Agent copies of all material notifications, reports, submissions, certifications, correspondence and other documents with respect to such acquired Person’s initial or continued enrollment in any Government Reimbursement Program, (xvii) to the extent such Acquisition is with respect to a non-Wholly Owned Subsidiary (other than an Excluded Subsidiary), after giving effect to such Acquisition the aggregate Consolidated EBITDA attributable to all non-Wholly Owned Subsidiaries (other than those designated as Excluded Subsidiaries) does not exceed 7.50% of Consolidated EBITDA of the Loan Parties and their Subsidiaries for the last twelve (12) months ending on the last day of the last month that is also the end of a Fiscal Quarter for which financial statements of the type set forth in Section 6.01(a) or (b) have been delivered to the Administrative Agent, and (xviii) the Borrower Representative shall have delivered to the Administrative Agent (A) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and (B) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and Persons.

“Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.02.

“Permitted PAP Acquisition” means the Acquisition of the positive airway supplies business assets of any Person, consisting of inventory, patient files and referral source contact information, provided that (i) the purchase price thereof is less than or equal to $1,200,000 and at least 100 active accounts are acquired thereby for each $12,000 of consideration paid.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning set forth in Section 12.07(i)(iv)(B).

“Preferred Note” means collectively, each of the following: (a) that certain Promissory Note dated as of the date hereof in the amount of $55,713,800 issued by Holdings to BMSB L.P. as purchaser, (b) that certain Promissory Note dated as of the date hereof in the amount of $3,964,700 issued by Holdings to BlueMountain Summit Opportunities Fund II (US) L.P. as purchaser, (c) that certain Promissory Note dated as of the date hereof in the amount of $22,190,200 issued by Holdings to BlueMountain Fursan Fund L.P. as purchaser, (d) that certain Promissory Note dated as of the date hereof in the amount of $22,190,200 issued by Holdings to BlueMountain Fursan Fund L.P. as purchaser, and (e) that certain Promissory Note dated as of the date hereof in the amount of $22,190,200 issued by Holdings to BlueMountain Foinaven Master Fund L.P. as purchaser.

“Preferred Note Cash Interest Payments” means payments of interest pursuant to Section 2(b)(i) of the Preferred Note.

“Preferred Note PIK Interest Payments” means payments of interest pursuant to Section 2(b)(ii) of the Preferred Note that Holdings has elected to pay in cash rather than pay in kind and increase the principal amount of the Preferred Note; provided, to the extent that any interest is elected by Holdings to be paid in kind pursuant to Section 2(b)(ii) of the Preferred Note, such shall be principal under the Preferred Note and any payment thereof shall not constitute a Preferred Note PIK Interest Payment.

“Proceedings” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“Products” means any devices or products manufactured, sold, leased, rented, developed, tested or marketed by any Loan Party or any of its Subsidiaries.

“Pro Forma Basis” means, for purposes of calculating any financial covenant (including for purposes of determining the Applicable Margin), that any Disposition (other than any voluntary Disposition described in clause (a), (b), (c) or (d) of Section 7.05), Involuntary Disposition (other than an Involuntary Disposition, the proceeds of which are intended to be and are reinvested with the time periods provided in Section 2.05(b)(ii)), any Restricted Payment, any Investment, any Disposition that results in a Loan Party or a Subsidiary ceasing to be a Subsidiary of Intermediate Holdings or any incurrence or assumption of Indebtedness shall be deemed to have occurred as of the first (1st) day of the four (4) Fiscal Quarter period most recently ended prior to the date of such transaction for which the Borrowers have delivered financial statements pursuant to Sections 6.01(a), 6.01 (b) or 6.01(d).  In connection with the foregoing, (a) with respect to any such Disposition or Involuntary Disposition (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property or Person disposed of or so designated shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first (1st) day of the applicable period and (b) with respect to any Investment (i) income statement items attributable to the Person or Property acquired or so designated shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and Required Lenders and (B) such items are not otherwise included in such income statement items for the Loan Parties and their respective Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01; and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first (1st) day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower Representative containing reasonably detailed calculations of the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Properly Contested” means, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to result in a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Loan Party pending resolution of such contest proceedings and the payment of any liabilities resulting therefrom; (e) no Lien (other than a Permitted Lien) is imposed on assets of such Loan Party; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“Proposal Letter” means the Proposal Letter dated as of February 27, 2019, issued by CIT Bank, N.A. and accepted by the Borrower.

“Pro Rata Share” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment, Letter of Credit Liabilities and Swingline Exposures at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the total Revolving Commitments at such time, provided that if commitments of each Lender to make Revolving Loans have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender’s Revolving Exposure, and (b) with respect to the outstanding Term Loan(s) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan(s) held by all Term Loan Lenders at such time.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means in respect of any Hedge Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating Agencies” has the meaning set forth in Section 12.08(b).

“Real Property” means the real estate listed on Schedule 5.20(a), and any other real estate owned or leased after the Closing Date.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer and (d) any Support Provider, as applicable.

“Refinancing Facility” has the meaning set forth in Section 2.17.

“Refinancing Revolving Facility” has the meaning set forth in Section 2.17.

“Refinancing Revolving Loans” has the meaning set forth in Section 2.17.

“Refinancing Term Facility” has the meaning set forth in Section 2.17.

“Refinancing Term Loans” has the meaning set forth in Section 2.17.

“Register” has the meaning set forth in Section 12.07(c).

“Registrar” has the meaning set forth in Section 12.07(c).

“Regulation U” and “Regulation X” mean, respectively, Regulations U and X of the Board of Governors of the Federal Reserve System or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Loan” has the meaning given to such term in Section 2.03(d)(ii).

“Reimbursement Obligation” means the Borrowers’ obligation to immediately reimburse or pay all Unreimbursed Amounts with respect to all Letters of Credit and Support Agreements, as more fully described in Section 2.03(d).

“Removal” means the physical removal of a device from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representatives” has the meaning set forth in Section 12.08(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, a Loan Notice or Swingline Loan Notice, as the case may be, and (b) with respect to an L/C Credit Extension, a Notice of L/C Credit Event.

“Required Lenders” means (a) at any time there are two or fewer non-Defaulting Lenders, Lenders holding in the aggregate one hundred percent (100%) of (i) the Revolving Commitments and the outstanding Term Loan(s) or (ii) if the Revolving Commitments have been terminated, the Revolving Exposures and the outstanding Term Loan(s) or (b) at any other time, Lenders holding in the aggregate more than fifty percent (50%) of (i) the Revolving Commitments and the outstanding Term Loan(s) or (ii) if the Revolving Commitments have been terminated, the Revolving Exposures and outstanding Term Loan(s); provided, however, as to the threshold requirements disclosed above in clause (b), the relevant Required Lenders threshold requirements may not be satisfied solely by a Lender and other Lenders which are Affiliates of such Lender, if at such time there is another Lender which is not an Affiliate of such Lender.  The Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposure) and the outstanding Term Loan(s) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, including any minimum head-count.

“Required Permit” means a Permit (a) required under applicable Laws applicable to the business of any Loan Party or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, leasing, labeling, furnishing, distribution or delivery of goods or services under applicable Laws applicable to the business of any Loan Party or any of its Subsidiaries or any Device Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Loan Party or any of its Subsidiaries as such activities are being conducted by such Person with respect to such Product at such time), and (b) issued by any Person from which any Loan Party or any of its Subsidiaries has received an accreditation.  This shall include all state government registrations and certifications applicable to the operation of the business of any Loan Party or any of its Subsidiaries which are necessary for the manufacture or repair of respiratory therapy healthcare products and related Products.

“Required Revolving Lenders” means, (a) at any time there are two or fewer Revolving Lenders who are non-Defaulting Lenders, Revolving Lenders holding in the aggregate one hundred percent (100%) of (i) the Revolving Commitments or (ii) if the Revolving Commitments have been terminated, the Revolving Exposures, or (b) at any other time, Revolving Lenders holding in the aggregate more than fifty percent (50%) of (i) the Revolving Commitments, or (ii) if the Revolving Commitments have been terminated, the Revolving Exposures; provided, however, as to the threshold requirements described above in clause (b), the relevant Required Revolving Lenders threshold may not be satisfied solely by a Revolving Lender and other Revolving Lenders which are Affiliates of such Revolving Lender if at such time there is another Revolving Lender which is not an Affiliate of such Revolving Lender.  The Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposure) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders, including any minimum head-count.

“Required Term Loan Lenders” means, (a) at any other time there are two or fewer Term Loan Lenders who are non-Defaulting Lenders, Term Loan Lenders holding in the aggregate one hundred percent (100%) of the outstanding Term Loan(s), or (b) at any other time, Term Loan Lenders holding in the aggregate more than fifty percent (50%) of outstanding Term Loan(s); provided, however, as to the threshold requirements described above in clause (b), the relevant Required Term Loan Lenders threshold requirement may not be satisfied solely by a Term Loan Lender and other Term Loan Lenders which are Affiliates of such Term Loan Lender, if at such time there is another Term Loan Lender which is not an

Affiliate of such Term Loan Lender.  The outstanding Term Loan(s) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders, including any minimum head-count.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party.  Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d)  any payment from any Loan Party to Holdings not expressly permitted by Section 7.06, and (e) the payment by any Loan Party or any of its Subsidiaries of any management, advisory or consulting fee to the Sponsor or an Affiliate of the Sponsor or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of the Sponsor or Affiliate of the Sponsor, or any such Person, including, without limitation, pursuant to any management fee agreements.

“Revolving Availability” means, at any time beginning on the first (1st) Business Day following the Closing Date and ending five (5) Business Days prior to the Revolving Loan Maturity Date, an amount equal to (a) the total Revolving Commitments less (b) the total Revolving Exposures at such time, provided, that Revolving Availability shall equal zero Dollars ($0) while any Default or Event of Default exists and remains outstanding.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Sections 2.01 and 2.03 (for Reimbursement Loans) and (b) and to acquire participations in Letter of Credit Liabilities and Swingline Loans pursuant to Section 2.03 and Section 2.04, respectively, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Revolving Commitments of all Revolving Lenders is $75,000,000.

“Revolving Commitment Increase” has the meaning specified in Section 2.15(a).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) its Pro Rata Share of outstanding Letter of Credit Liabilities and (c) its Swingline Exposure at such time.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment, or after the Revolving Commitments have terminated, Lenders holding any portion of the outstanding Revolving Loan.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Account” means the loan account on the Administrative Agent’s books, in the name of the Borrower Representative on behalf of the Borrowers, in which the Borrowers will be charged with all Obligations when due or incurred by the Administrative Agent or any Lender.

“Revolving Loan Maturity Date” means March 20, 2024.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by the U.S. Department of State, OFAC, or other relevant United States sanctions authority.

“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC) or a Person otherwise subject to or the target of any Sanctions.

“Sanctions” means the country or list based economic and trade sanctions administered and enforced by OFAC, the U.S. Department of State or other relevant United States sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted by this Agreement that is entered into by and between a Loan Party and a Secured Hedge Provider (whether entered into before or after the Closing Date).

“Secured Hedge Provider” means (a) the Administrative Agent or any of its Affiliates (or any Person who was an Affiliate of the Administrative Agent at the time such Person entered into a Secured Hedge Agreement), and (b) any other Lender or Affiliate of a Lender (or any Person who was a Lender or an Affiliate of a Lender at the time such Person entered into a Secured Hedge Agreement), in each case which is approved in writing by the Administrative Agent as a Secured Hedge Provider, each in their capacity as a counterparty to a Secured Hedge Agreement; provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Secured Hedge Provider only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Party (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a written designation notice, on the form proscribed by Administrative Agent, to the Administrative Agent prior to such date of determination.

“Secured Parties” means, collectively, the Administrative Agent, an Affiliate of the Administrative Agent who provides Banking Services, the Arranger, the Book Runner, the Lenders, an Affiliate of a Lender who provides Banking Services, the Support Provider, the L/C Issuer (solely to the extent such L/C Issuer also is the Administrative Agent or a Lender), and the Secured Hedge Providers.

“Securities Account Control Agreement” means an agreement, among a Loan Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which any Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.

“Security Agreement” means the Third Amended and Restated Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties which is a party thereto, as the same may be as amended, modified, extended, restated, replaced or supplemented from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.  In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the judgment of the Administrative Agent, in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“Specified Equity Contribution” has the meaning set forth in Section 9.05.

“Specified Laws” means all applicable Laws relating to the operation of private label and other medical device product distributions, and the possession, control, warehousing, marketing, sale, lease, rental, and distribution of medical devices, including without limitation, the FDCA, Current Good Manufacturing Practices (CGMP) requirements of the Quality System regulation for medical devices, as specified in Title 21, Code of Federal Regulations, Part 820 (21 C.F.R. 820), the Occupational Health and Safety Act (29 U.S.C. § 651 et seq.), any laws pertaining to the storage and disposal of biomedical and other hazardous waste, and any implementing regulations to any of the foregoing or other applicable state or federal laws.  This shall include all guidelines and standards established by state government agencies for the manufacture or repair of respiratory therapy healthcare products and related Products.

“Sponsor” means Quadrant Management, Inc.

“Subordination Agreement(s)” means (a) an agreement (in form and substance satisfactory to the Administrative Agent) among any Loan Party, a subordinating creditor of such Loan Party and the Administrative Agent, on behalf of the Secured Parties, pursuant to which, among other things, (i) Indebtedness is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of the Loan Parties and their Subsidiaries, except as the Administrative Agent may expressly permit hereunder, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance satisfactory to the Administrative Agent.

“Subpoena” has the meaning specified in Section 6.03(l).

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Support Agreement” means a guaranty, reimbursement agreement or other arrangement or agreement whereby a Support Provider agrees to guaranty or otherwise provide for the reimbursement of drawings under a Letter of Credit on behalf of the Borrower or another party obligated to make such reimbursement.

“Support Provider” means the Administrative Agent or one of its Affiliates who agrees (in its sole discretion) to provide a Support Agreement.

“Supported Letter of Credit” means a Letter of Credit issued by an L/C Issuer in reliance on one or more Support Agreements.

“Survey” means a survey certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor, which surveys shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 5 and 12.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means CIT, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Notice” means a notice of a Borrowing of Swingline Loans which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swingline Loan Sublimit” means an amount equal to the lesser of (a) the total Revolving Commitments and (b) $5,000,000.  The Swingline Loan Sublimit is part of, and not in addition to, the total Revolving Commitments.

“Swingline Note” has the meaning specified in Section 2.11.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Tax Distributions” means, for any taxable year for which Holdings is treated under the Internal Revenue Code as a partnership for income tax purposes or otherwise similarly disregarded under the Internal Revenue Code for income tax purposes, dividends and/or distributions paid by Holdings to its owners in an amount not to exceed the product of (i) taxable income related to such owners’ ownership interest in Holdings multiplied by (ii) the sum of the highest marginal individual federal and state income tax rates in any state in which any owner resides which were applicable in such taxable year.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means the Initial Term Loan Commitment and the Delayed - Draw Term Loan Commitment.

“Term Loan Increase” has the meaning specified in Section 2.15(a).

“Term Loan Lender” means, as of any date of determination, (a) any Lender holding an Initial Term Loan Commitment or any portion of the then-outstanding Initial Term Loan and (b) any Lender holding a Delayed — Draw Term Loan Commitment or any portion of the then outstanding Delayed — Draw Term Loan.

“Term Loan Maturity Date” means March 20, 2024.

“Term Loans” has the meaning specified in Section 2.01(c).

“Term Note” has the meaning set forth in Section 2.11.

“Termination Date” means the date that (a) all Obligations (other than contingent obligations in respect of Letters of Credit, Secured Hedge Agreements and Banking Services Obligations) have been paid in full in cash, (b) no commitments or other obligations of any Lender to provide funds to the Borrowers remain outstanding, (c) no Lender Letter of Credit or Supported Letter of Credit remains outstanding (or, to the extent outstanding, such Letters of Credit have been Cash Collateralized as provided in Section 2.03(g)), (d) to the extent requested by the Administrative Agent, receipt by the Secured Parties of customary liability releases from the Loan Parties in form and substance reasonably acceptable to the Administrative Agent and (e) all contingent obligations have been cash collateralized with Administrative Agent in a manner and amounts reasonably acceptable to Administrative Agent.

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Test Period” means, as of any date of determination, the most recently completed four (4) consecutive Fiscal Quarters of Intermediate Holdings ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b).

“Third Party Payor” means a Government Reimbursement Program including Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs sponsored by a Third Party Payor, in which a Loan Party participates.

“Title Insurance Company” means a title insurance company satisfactory to the Administrative Agent.

“Total Consideration” means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable in connection with any deferred purchase price obligation (including any Earn-Out Obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with such Acquisition.

“Transaction Documents” means the Note and Unit Purchase Agreement, the Preferred Note, Holdings Operating Agreement and any documents entered into in connection therewith.

“Transactions” means the transactions contemplated under the Transaction Documents.

“Transport and Disposal Agreement” means an agreement for the transport and disposal of hazardous wastes in accordance with all applicable Laws, as the same may be amended, supplemented, restated, modified or replaced from time to time.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any commercial Letter of Credit, the “Uniform Customs and Practice for Documentary Credits”, as most recently published by the International Chamber of Commerce.

“Uncertificated Securities Control Agreement” means an agreement in form and substance satisfactory to the Administrative Agent among the Administrative Agent, a Loan Party and a pledgor of uncertificated securities which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) of such uncertificated securities (as defined in the UCC).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” means the amount of any drawing under a Letter of Credit or payment under a Support Agreement which has not yet been reimbursed by the Borrowers (through direct payment or by the making of a Revolving Loan).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Verus Merger” has the meaning set forth in the definition of “Verus Merger Agreement”.

“Verus Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 17, 2018 (the “Verus Merger Agreement”), by and among Holdings, as purchaser, Medstar Surgical & Breathing Equipment, Inc., a New York corporation and indirect wholly owned subsidiary of Holdings (“Merger Sub Parent”), Medstar Acquisition Co, Inc., a Delaware corporation and wholly owned subsidiary of Merger Sub Parent (the “Verus Merger Sub”), Verus Healthcare, Inc., a Delaware corporation (“Verus Company”), the shareholders of Verus Company signatory thereto and Verus Note Holding Company, LLC, a Tennessee limited liability company, in its capacity as the Shareholder Representative, pursuant to which Verus Merger Sub will merge (the “Verus Merger”) with and into Verus Company with (a) the purchase price being paid by Holdings as set forth therein and (b) Verus Company surviving as a Wholly Owned Subsidiary of Merger Sub Parent.

“Voluntary Termination” shall have the meaning set forth in the definition of “Material Adverse Effect”.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date of determination, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Capital Stock is at the time owned by a Loan Party directly or indirectly through other Persons one hundred percent (100%) of whose Capital Stock is at the time owned, directly or indirectly, by such a Loan Party.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write-Down and Conversion Powers are described in the EU Bail-In Legislation Schedule.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Pre-Closing Financial Statements.  Notwithstanding any other provision contained herein, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capital Lease; provided, however, that the Borrower Representative may elect, with notice to the Administrative Agent to treat operating leases as Capital Leases in accordance with GAAP as in effect from time to time and, upon such election, and upon any subsequent change to GAAP therefor, the parties will enter into negotiations in good faith in an effort to preserve the original intent of the financial covenants set forth herein (it being understood and agreed that the treatment of operating leases be interpreted on the basis of GAAP as in effect on the Closing Date until such election shall have been withdrawn or such provision amended in accordance herewith).

(b)                                 Together with each Compliance Certificate, the Borrower Representative will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Article 8 contained in such Compliance Certificate.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of the Borrowers, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Representative on behalf of the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Notwithstanding the above, all calculations of the financial covenants in Article 8 (including for purposes of determining compliance with such financial covenants) shall be made on a Pro Forma Basis; however, no Specified Equity Contribution shall be included in any calculation made hereunder on a Pro Forma Basis.  Further, no Specified Equity Contribution shall be included in the calculation of Excess Cash Flow.

(d)                                 All financial statements delivered hereunder shall be prepared without giving effect to any election under Statement of Financial Accounting Standards Accounting Standards Codification No. 825 — Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification) (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Document related thereto, whether or not such maximum face amount is in effect at such time.

1.07                        Financial Covenant Defaults.  For the purposes of Sections 9.01 and 4.02, a breach of a covenant contained in Section 8.01 shall be deemed to have occurred as of any date of determination by the Administrative Agent and as of the last day of any specified period of measurement regardless of whether or when the financial statements reflecting such breach are delivered to the Administrative Agent.

1.08                        Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Loans.

(a)                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally (and neither jointly nor jointly and severally) agrees to make loans to the Borrower Representative on behalf of the Borrowers (each such loan a “Revolving Loan”) in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment, provided, that after giving effect to any Borrowing of Revolving Loans, (i) the total Revolving Exposure of all Revolving Lenders shall not exceed the total Revolving Commitments of all Revolving Lenders, (ii) the Revolving Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, and (iii) the total Revolving Exposure of all Revolving Lenders to be used for working capital, to make Capital Expenditures, and for other general corporate purposes (other than Permitted Acquisitions and fees and transaction costs associated with Permitted Acquisitions) shall not exceed $25,000,000.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower Representative on behalf of the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and re-borrow under this Section 2.01(a).  The Revolving Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.  No Borrowing of Revolving Loans shall be made on the Closing Date.

(b)                                 Initial Term Loan.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund its Pro Rata Share of a term loan to the Borrower Representative on behalf of the Borrowers (the “Initial Term Loan”) on the Closing Date in an aggregate amount not to exceed such Term Loan Lender’s Initial Term Loan Commitment, provided, that after giving effect to any Borrowing under the Initial Term Loan, the outstanding amount of the Initial Term Loan shall not exceed the total Initial Term Loan Commitments.  Amounts repaid or prepaid on the Initial Term Loan may not be re-borrowed.  The Initial Term Loan may consist of Base Rate Loans or LIBOR Loans, as further provided herein; provided, however, all Borrowings of the Initial Term Loan on the Closing Date shall be Base Rate Loans.  Any portion of the Initial Term Loan that is repaid or prepaid may not be re-borrowed.  Upon making the Initial Term Loan, each Term Loan Lender’s Initial Term Loan Commitment shall be reduced to zero.

(c)                                  Delayed — Draw Term Loan.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund its Pro Rata Share of a term loan to the Borrower Representative on behalf of the Borrowers (the “Delayed — Draw Term Loan,” and together with the Initial Term Loan, the “Term Loans”) during the Delayed — Draw Term Loan Availability Period in an aggregate amount not to exceed such Term Loan Lender’s Delayed — Draw Term Loan Commitment; provided, that after giving effect to any Borrowing under the Delayed — Draw Term Loan, the outstanding amount of the Delayed — Draw Term Loan shall not exceed the total Delayed — Draw Term Loan Commitments.  Amounts repaid or prepaid on the Delayed — Draw Term Loan may not be re-borrowed.  The Delayed — Draw Term Loan may consist of Base Rate Loans or LIBOR Loans, as further provided herein.  No more than eight (8) Delayed - Draw Term Loan Borrowings may be made during the Delayed - Draw Term Loan Availability Period.  Each Borrowing of Delayed - Draw Term Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof and may include funding for one or more Permitted Acquisitions occurring on or prior to the date thereof.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower Representative’s irrevocable notice (and if in writing, in the form of the Loan Notice) to the Administrative Agent, which may be delivered by telephone or e-mail request (or such other means as may be agreed upon by the Administrative Agent in its sole discretion).  Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans (or any conversion to Base Rate Loans).  Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and executed by a Responsible Officer of the Borrower Representative.  Subject to Section 2.03(d) with respect to Reimbursement Loans, each Borrowing (subject to Section 2.01(c) for Delayed - Draw Term Loans) of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing (subject to Section 2.01(c) for Delayed - Draw Term Loans) of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice pursuant to this Section 2.02(a) (whether telephonic or written) shall specify (i) whether the Borrower Representative is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If the Borrower Representative requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative as required by Section 2.02(a) with respect to any continuation of a LIBOR Loan, the Administrative Agent shall notify each Lender of the details of any automatic conversion of such LIBOR Loans to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice without setoff, defense, counterclaim or claims in recoupment.  Upon satisfaction of the conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01 and if such Borrowing is a Delayed — Draw Term Loan, Section 4.02(e)), the Administrative Agent shall make all funds so received available to the Borrower Representative in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative, provided, that if, on the date of a Borrowing of Revolving Loans, there are Unreimbursed Amounts outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unreimbursed Amounts, and second, to the Borrower Representative as provided above.

(c)                                  Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Administrative Agent or Required Lenders, and the Administrative Agent or Required Lenders may demand that any or all of the then outstanding LIBOR Loans be converted immediately to Base Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.  The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to outstanding Loans.

(f)                                   Notwithstanding the foregoing, this Section 2.02 shall not apply to Swingline Loans except as otherwise required by Section 2.04.

2.03                        Letters of Credit and Letter of Credit Fees.

(a)                                 Letter of Credit.

(i)                                     On any Business Day that is at least thirty-one (31) days prior to the Revolving Loan Maturity Date the Revolving Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance or arrangement of Letters of Credit and of Support Agreements related thereto pursuant to the terms, and subject to the conditions, set forth herein.

(ii)                                  No Letter of Credit or Support Agreement shall be issued, arranged, increased, amended or extended hereunder if:

(A)            such issuance, increase, amendment or extension would violate or be prohibited or enjoined by applicable Law or any decree request or directive of any Governmental Authority or would subject the L/C Issuer, Support Provider or the Lenders to any restriction, reserve or capital requirement not in effect on the Closing Date, or would impose any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer, Support Provider or Lenders in good faith deems material to it;

(B)            any Lender is at such time a Defaulting Lender, unless the L/C Issuer (or Support Provider) has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (or such Support Provider) (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s (or such Support Provider’s) actual or potential Fronting Exposure (after giving effect to Section 2.16(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the L/C Issuer (or such Support Provider) has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(C)            the Administrative Agent determines that one or more applicable conditions contained in Article 4 has not been satisfied; or

(D)            after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit exceed the Letter of Credit Sublimit, (y) the total Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitments of all Lenders, or (z) the Revolving Exposure of any Lender exceeds such Lender’s Revolving Commitment.

Additionally, no Letter of Credit shall be amended (including any increase in its amount or extension of its term) if such Letter of Credit in its amended form would not be permitted under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii)                               Each Letter of Credit shall expire by its terms within one (1) year after the date of issuance and in any event at least thirty (30) days prior to the Revolving Loan Maturity Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided that (A) no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Revolving Loan Maturity Date, (B)  the L/C Issuer that issued such Letter of Credit has the right (either on its own initiative or at the direction of the Administrative Agent or Support Provider issuing a Support Agreement with respect thereto) not to extend such expiry date and to terminate such Letter of Credit on each such annual expiration date with the giving of notice and (C) no such extension shall be permitted (and the Administrative Agent may notify the L/C Issuer not to so extend such Letter of Credit) if the L/C Issuer, the Support Provider, or the Administrative Agent has determined that such Letter of Credit would not be permitted in its revised (as extended) form under the terms hereof, or the Administrative Agent has determined that one or more of the applicable conditions specified in Article 4 or in this Section 2.03 for Letter of Credit issuance is not then satisfied.  Each letter of credit issued or renewed by the L/C Issuer on account of this Agreement or any Support Agreement, and each Support Agreement delivered by a Support Provider on account of this Agreement, in each case shall be conclusively deemed to constitute a Letter of Credit or a Support Agreement, as applicable, issued, renewed or delivered in full compliance with this Agreement for all purposes hereunder.

(iv)                              Nothing in this Agreement (other than as provided in Section 2.03(a) as to the L/C Issuer or the Support Provider) shall be construed to obligate any Lender, the Administrative Agent or its Affiliates to arrange, issue, increase the amount of or extend the expiry date of any Letter of Credit or Support Agreement, which act or acts, if any, shall be subject to agreements to be entered into from time to time between the applicable Borrower and such Person.

(b)                                 Letter of Credit Procedure.

(i)                                     Should a Borrower wish to have a Letter of Credit issued or an existing Letter of Credit amended (including any increase in the amount thereof or extension of the expiry date thereof), Borrower Representative shall deliver to the Administrative Agent a Notice of L/C Credit Event at least five (5) Business Days before the proposed date of issuance or amendment.

(ii)                                  Each L/C Issuer that is a party to this Agreement shall give the Administrative Agent prompt written notice (and Borrowers shall cause each L/C Issuer not a party to this Agreement to give the Administrative Agent prompt written notice) of each issuance or amendment of a Letter of Credit, each payment made by such L/C Issuer in respect of such Letter of Credit issued by it, and any other information requested by the Administrative Agent with respect to such Letter of Credit or amendment.

(c)                                  Letter of Credit Fee.  Borrowers shall also pay directly to each L/C Issuer (or if applicable, the Support Provider) for its own account a fronting fee with respect to each Letter of Credit issued (or guaranteed) by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (determined without regard to whether any conditions to drawing could then be met) (the “Fronting Fee”).  Borrowers shall pay to Administrative Agent, for the benefit of the Revolving Lenders, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Letters of Credit (the “Letter of Credit Fee”) times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer (or the Support Provider, as the case may be) pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.16(d), with the balance of such fee, if any, payable to the L/C Issuer (or the Support Provider, as the case may be) for its own account.  Fronting Fees and Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Loan Maturity Date and thereafter on demand.  If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, while an Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate to the extent applicable pursuant to Section 2.08(b).  In addition, Borrowers shall pay promptly to the L/C Issuer (or reimburse the Support Provider for) any fronting or other fees, costs or expenses that it may charge in connection with any Letter of Credit.

(d)                                 Reimbursement Obligations of Borrowers, Reimbursement Loans and Lender Participations.

(i)                                     If an L/C Issuer shall make a payment under a Letter of Credit or a Support Provider shall make a payment under a related Support Agreement, L/C Issuer or the Support Provider, as applicable, shall notify the Borrower Representative thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit or by the Support Provider under a Support Agreement, so long as the Borrower Representative has received telephonic notice of such payment prior to 10:00 a.m. on such date, and otherwise on the following Business Day, the applicable Borrowers shall promptly (but in any event on the same day) satisfy its Reimbursement Obligation by paying to the L/C Issuer or Support Provider (or to the Administrative Agent for the account of the L/C Issuer or Support Provider), as applicable, the full outstanding amount of such Unreimbursed Amount.  Such Borrower shall also pay interest, on demand, on all Unreimbursed Amounts for each day until such Unreimbursed Amount is satisfied at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans (which are Base Rate Loans) for such day.

(ii)                                  If any Borrower fails to pay its Reimbursement Obligation when due, the Borrower Representative shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan (a “Reimbursement Loan”), which shall be a Base Rate Loan, in a principal amount equal to the amount of such Unreimbursed Amount, the proceeds of which shall be applied to satisfy such Reimbursement Obligation.  Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender shall make available to Administrative Agent not later than 12:00 p.m. on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan.  Each Revolving Lender hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Reimbursement Loan, unaffected by any circumstance whatsoever, including without limitation (A) the occurrence and continuance of a Default or an Event of Default (but the funding of such a Revolving Loan shall not act as a cure or waiver of any Default or Event of Default other than the non-payment of such Unreimbursed Amount), (B) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Exposure exceeds or will exceed the Revolving Commitment, (C) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement, or (D) the failure of any condition in Article 4 to have been satisfied.  Administrative Agent shall apply the gross proceeds of each such Revolving Loan in satisfaction of such Borrowers’ Reimbursement Obligation.

(iii)                               Concurrently with the issuance of each Support Agreement and Letter of Credit, each such Revolving Lender shall be deemed to have purchased and received, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share of the Revolving Commitment, in and to the liabilities and obligations in respect of such Letters of Credit and Support Agreements and the corresponding Reimbursement Obligations and Unreimbursed Amounts which may arise therefrom.  Such Lenders’ participation obligation shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.  If, notwithstanding the provision of Section 2.03(d)(i) or (ii) above, any portion of an Unreimbursed Amount remains outstanding (whether due to Borrowers failing to honor their Reimbursement Obligation, or if a Reimbursement Loan cannot for any reason be made, or otherwise) or if any reimbursement received by Support Provider or any L/C Issuer from any Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise (including any Revolving Loan made pursuant to Section 2.03(d)(ii)), each Revolving Lender shall be irrevocably and unconditionally obligated to fund its participation in such Unreimbursed Amount by paying to Administrative Agent for the account of the Support Provider or L/C Issuer, as applicable, its Pro Rata Share of such Unreimbursed Amount.  To the extent any such Revolving Lender shall not have made such amount available to Administrative Agent, as applicable, by 12:00 p.m. on the Business Day on which such Lender receives such notice from Administrative Agent, (A) such Lender shall pay interest on such amount to Administrative Agent on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Revolving Loans that are Base Rate Loans and (B) the Administrative Agent may apply any subsequent payment that such Lender otherwise is entitled to receive under this Agreement to the satisfaction of such Lender’s obligation.  Any Revolving Lender’s failure to fund its participation amount shall not relieve any other Lender of its obligation hereunder to fund such participation, but no Revolving Lender shall be responsible for the failure of any other Lender to fund its participation.

(iv)                              Notwithstanding the foregoing, payment of any such Lender’s participation described in Section 2.03(d)(iii) above, and further disbursement of such payment to the L/C Issuer or Support Provider, shall in no way extinguish the Borrowers’ related Reimbursement Obligation and any such Reimbursement Obligation not paid by Borrower or refinanced by Reimbursement Loans shall be due and payable on demand together with interest as described in Section 2.03(d)(i).

(e)                                  Repayment to Lenders.

(i)                                     Until a Lender funds its Reimbursement Loan or participation pursuant to Section 2.03(d), interest with respect to any Unreimbursed Amount shall be for the account of the L/C Issuer or Support Provider, as the case may be.  Once the Administrative Agent has received from any Lender such Lender’s portion of the Reimbursement Loan or participation, the Administrative Agent shall distribute to such Lender (in the same funds as those received by the Administrative Agent, and whether such funds are directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), such Lender’s Pro Rata Share of any principal payments received by the Administrative Agent in respect of such Unreimbursed Amount or Reimbursement Loan, plus any interest received by the Administrative Agent which have accrued on such Unreimbursed Amount or Reimbursement Loan for the period after such Lender funded such participation or Reimbursement Loan.

(ii)                                  If any payment received by the Administrative Agent pursuant to Section 2.03(d) is required to be returned under any circumstances (including pursuant to any settlement entered into by the L/C Issuer or the Support Provider, as the case may be, in its discretion), each Revolving Lender shall pay to the Administrative Agent for its own account or for the account of the L/C Issuer or Support Provider, as the case may be, its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(f)                                   Absolute Obligations.  The obligations of each Borrower to pay its Reimbursement Obligations and its obligation to repay the Reimbursement Loans and the obligations of the Lenders to fund their portion of Reimbursement Loans or participations under Section 2.03(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)                                     any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit, Support Agreement or any related document;

(ii)                                  the existence of any claim, set-off, defense or other right which any Person may have at any time against the beneficiary of any Letter of Credit, the L/C Issuer (including any claim for improper payment), Support Provider, Administrative Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)                               any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever other than in respect of the gross negligence or willful misconduct of the L/C Issuer as determined by a non appealable decision of a court of competent jurisdiction;

(iv)                              any affiliation between the L/C Issuer, the Administrative Agent and/or the Support Providers; or

(v)                                 to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ Obligations hereunder.

(g)                                  Deposit Obligations of Borrowers.  Upon the request of the Administrative Agent or the L/C Issuer (or the Support Provider, as the case may be), (x) if the L/C Issuer (or the Support Provider, as the case may be) has honored any full or partial drawing request under any Letter of Credit (as if any Support Provider has made a payment under a Support Agreement) and such drawing (or payment) has resulted in any Unreimbursed Amounts or (y) in the event any Letters of Credit, Support Agreements or Unreimbursed Amounts are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Commitment is terminated, Borrowers shall (i) Cash Collateralize one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liabilities and such Cash Collateral shall be available to Administrative Agent, for its benefit and the benefit of issuers of Lender Letters of Credit and Support Providers, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.03(e) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer (or the Support Provider, as the case may be) or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(d) and any Cash Collateral provided by the Defaulting Lender).  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.03 in respect of Letters of Credit shall be held and applied in satisfaction of the specific Letter of Credit Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or an Event of Default and (y) the Person providing Cash Collateral and the L/C Issuer (or the Support Provider, as the case may be) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in all such cash, deposit accounts and all balances therein pledged, deposited with or delivered to the Administrative Agent and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at a bank designated by the Administrative Agent.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly set forth in the applicable Letter of Credit, (i) the rules of ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(i)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrowers, the Borrowers shall be obligated to pay any Unreimbursed Amount.  The Borrowers hereby acknowledge that the issuance of Letters of Credit or any Support Agreement for the account of any such Subsidiary inures to the benefit of the Borrowers and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(j)                                    Role of L/C Issuer and Others, Conflicts.  (i) The L/C Issuer, its correspondents, participants or assignees, the Administrative Agent, the Support Providers and the Agent-Related Persons (collectively, the “Released Persons”) shall have no responsibility to obtain any document (other than the L/C Issuer’s obligation to obtain any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  No Released Person shall be liable to any Loan Party or any Lender for (A) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (B) any action taken or omitted in the absence of gross negligence or willful misconduct of such Released Person as determined by a final non appealable decision of a court of competent jurisdiction; or (C) the due execution, effectiveness, validity or enforceability of any Issuer Document or any other document or instrument related to any Letter of Credit or Support Agreement.  Each Loan Party and their Subsidiaries hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit.  No Released Person shall be liable or responsible for any of the matters described in Section 2.03(f), provided, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, each as determined by a final non appealable decision of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(ii)                                  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(iii)                               The failure of the L/C Issuer to agree to or to conform with the terms of this Agreement (particularly if the L/C Issuer is not a party to this Agreement) shall in no way limit the obligations of the Loan Parties hereunder or subject the Administrative Agent, Support Providers or any Agent-Related Person to any liability.

2.04                        Swingline Loans.

(a)                                 Swingline Facility.  Subject to all of the terms and conditions of this Agreement (including the applicable conditions set forth in Article 4), the Swingline Lender may, in its sole discretion and in reliance upon the representations and warranties of the Borrowers set forth herein and the agreements of the other Lenders set forth in Sections 2.04(c) and 2.04(d), make Swingline Loans to the Borrower Representative on behalf of the Borrowers, from time to time during the Availability Period, for the purposes identified in Section 6.11, notwithstanding the fact that the aggregate amount of the outstanding Swingline Loans, when added to the Swingline Lender’s Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Liabilities, from time to time may exceed the amount of such Lender’s Revolving Commitment; provided, that, after giving effect to any Borrowing of a Swingline Loan, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments, (ii) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment (except that in the case of the Swingline Lender, the Swingline Lender’s Revolving Exposure (excluding all Swingline Exposure) plus the principal balance of all outstanding and the proposed Swingline Loans shall not exceed the sum of such Revolving Exposure (other than Swingline Exposure) plus the Swingline Loan Sublimit), and (iii) the total Swingline Exposure shall not exceed the Swingline Loan Sublimit.  Each Swingline Loan shall be a Base Rate Loan.  No Swingline Loan shall be used for the purpose of funding the payment of the principal of any other Swingline Loan.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally agrees to purchase, from the Swingline Lender, a risk participation in such Swingline Loan in an amount equal to the product obtained by multiplying such Lender’s Pro Rata Share by the amount of such Swingline Loan.  Swingline Loans may be prepaid and re-borrowed from time to time during the Availability Period.  All Swingline Loans shall be paid in full no later than the earlier of the tenth (10th) Business Day following the Borrowing of such Swingline Loan and the Revolving Loan Maturity Date.

(b)                                 Funding Procedures for Swingline Loans.  In order to request a Swingline Loan, the Borrower Representative shall give to the Administrative Agent and Swingline Lender a Swingline Loan Notice (or telephonic notice to be confirmed promptly with a Swingline Loan Notice) of a proposed Borrowing consisting of a Swingline Loan, specifying the amount of the requested Swingline Loan, not later than 10:00 a.m. on the Business Day of the proposed Borrowing.  Subject to the foregoing, on the Business Day of the proposed Borrowing, the Swingline Lender may make the proceeds of the requested Swingline Loan available to the Borrower Representative by crediting an account of the Borrower Representative that has been designated for such purpose in writing by the Borrower Representative to the Swingline Lender.  Each Swingline Loan shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess of that amount.

(c)                                  Repayment of Swingline Loans with Revolving Loans.  Regardless of whether the conditions set forth in Sections 4.01 and 4.02 have been or are capable of being satisfied and without limiting the requirement of the Borrowers to repay the Swingline Loans as set forth in the last sentence of Section 2.04(a), on any Business Day the Swingline Lender may, in its sole discretion, give notice to the Lenders that some part or all of the outstanding Swingline Loans are to be repaid on the next succeeding Business Day with a Borrowing of Revolving Loans constituting Base Rate Loans made pursuant to Section 2.01 (but not subject to the minimum borrowing requirements of Section 2.02) in the same manner and with the same force and effect as if the Borrower Representative had submitted a Loan Notice therefor pursuant to Section 2.02.  Swingline Lender hereby agrees that it shall request such a settlement of all of the outstanding Swingline Loans from Revolving Lenders at least once every ten (10) Business Days.  Each Lender holding a Revolving Commitment shall make the amount of its Revolving Loan available to the Administrative Agent, in immediately available funds, at Administrative Agent’s Office, not later than 11:00 a.m. on the applicable funding date.  The Administrative Agent shall make the proceeds of such Revolving Loans available to the Swingline Lender on such funding date by causing an amount of immediately available funds equal to the proceeds of all such Revolving Loans received by the Administrative Agent to be credited to an account of the Swingline Lender at such office of the Administrative Agent or shall make such proceeds available to the Swingline Lender in such other manner as shall be satisfactory to the Administrative Agent and the Swingline Lender.

(d)                                 Participations in Swingline Loans.  If for any reason a requested Borrowing of Revolving Loans pursuant to Section 2.04(c) is not or cannot be effected, the Revolving Lenders will, as of the date such proposed Borrowing otherwise would have occurred but adjusted for any payments received in respect of such Swingline Loan(s) by or for the account of the Borrowers on or after such date and prior to such purchase, immediately fund their respective participations in the outstanding Swingline Loans as necessary to cause such Lenders to share in such Swingline Loan(s) proportionately in accordance with their respective Pro Rata Shares.  Whenever, at any time after any Revolving Lender has funded its purchase of a participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its proportionate share of such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded), provided, that in the event any such payment received by the Swingline Lender is subsequently set aside or is required to be refunded, returned or repaid, such Lender will repay to the Swingline Lender its proportionate share thereof.

(e)                                  Failure to Pay by Lenders.  If any Lender shall fail to perform its obligation to make a Revolving Loan pursuant to Section 2.04(c) or to fund its purchase of a participation in Swingline Loans pursuant to Section 2.04(d), the amount in default shall bear interest for each day from the day such amount is payable until fully paid at a rate per annum equal to (i) for the first three (3) days, the Federal Funds Rate and (ii) thereafter, the Base Rate plus the Applicable Margin in respect of Revolving Loans which are Base Rate Loans, and such obligation may be satisfied by application by the Administrative Agent (for the account of the Swingline Lender) of any payment that such Lender otherwise is entitled to receive under this Agreement.  Pending repayment, each such advance shall be secured by such Lender’s participation interest, if any, in the Swingline Loans and any security therefor, and the Swingline Lender shall be subrogated to such Lender’s rights hereunder in respect thereof.

(f)                                   Lenders’ Obligations Absolute.  The obligation of each Lender to make Revolving Loans pursuant to Section 2.04(c) and to purchase participations in Swingline Loans pursuant to Section 2.04(d) shall be unconditional and irrevocable, shall not be subject to any qualification or exception whatsoever, shall be made in accordance with the terms and conditions of this Agreement under all circumstances and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any other instrument, document or agreement relating to the transactions that are the subject thereof; (ii) the existence of any claim, defense, set-off or other right that any Borrower, any Guarantor or any Lender may have at any time against any Agent-Related Person, the Swingline Lender, any other Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any related transactions; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement; (iv) the occurrence or continuance of any Default or failure of any condition in Article 4 to have been satisfied upon funding the Swingline Loan or thereafter; (v) any adverse change in the condition (financial or other) of any Borrower or any Guarantor; or (vi) any other reason.

2.05                        Prepayments.

(a)                                 Voluntary Prepayments of Loans.

(i)                                     Revolving Loans and Term Loans.  Subject to the limitations set forth in this Section 2.05(a), the Borrowers may, upon notice from the Borrower Representative to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loans in whole or in part without premium or penalty, provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans, and (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (ii)  any such prepayment of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (iii) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is delivered by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless such notice is made in connection with the prepayment in full of all Loans and the termination of all commitments under this Agreement, in which case no prepayment shall be required hereunder if the condition to such commitment termination is not satisfied as contemplated by Section 2.06.  Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Notwithstanding the foregoing, the Borrowers may not voluntarily prepay any Loans that are LIBOR Loans unless such Loans are prepaid at the end of the applicable Interest Period or unless the Borrowers pay all breakage costs associated with such prepayment as provided in Section 3.05 hereof.

(ii)                                  Application of Voluntary Prepayments of Revolving Loans and Term Loans.  Any voluntary prepayment of the Term Loans shall be applied at the direction of Borrower (or in the absence of direction from Borrower, in the direct order of maturity).  Prepayments of Revolving Loans pursuant to this Section 2.05(a) shall not reduce the total Revolving Commitments.  Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.

(iii)                               Prepayment of Swingline Loans.  The Borrowers may prepay Swingline Loans, in whole or in part, at any time and from time to time.  The Borrowers shall, prior to or contemporaneously with making any such prepayment, give the Swingline Lender such notice of prepayment (written notice or telephonic notice confirmed in writing to the Swingline Lender) as is sufficient to enable the Swingline Lender to apply such prepayment properly to the repayment of Swingline Loans.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     Total Revolving Exposure.  If, for any reason (a) the total Revolving Exposures at any time exceed the total Revolving Commitments then in effect, (b) the aggregate Letter of Credit Liabilities exceed the Letter of Credit Sublimit, or (c) the total Swingline Exposure exceeds the Swingline Loan Sublimit, the Borrowers shall immediately prepay the Swingline Loans, prepay the Revolving Loans and/or Cash Collateralize the Letter of Credit Liabilities, as applicable, in an aggregate amount equal to any such excess (each such prepayment to be applied as set forth in clause (vii) below).

(ii)                                  Dispositions and Involuntary Dispositions.  The Borrowers shall prepay the Term Loan and thereafter, all other Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of any Disposition or Involuntary Disposition (each such prepayment to be applied as set forth in clause (vii) below) excluding the proceeds of any Dispositions less than $2,000,000 in the aggregate in any Fiscal Year and any voluntary Disposition described in clauses (a), (b) or (c) of Section 7.05.  Notwithstanding the foregoing, if at the time of the receipt of such Net Cash Proceeds no Default or Event of Default has occurred and is continuing and the Borrower Representative delivers to the Administrative Agent a certificate, executed by the Borrower Representative’s chief financial officer, that it intends within 365 days after receipt thereof to use all of such Net Cash Proceeds either to purchase assets used in the ordinary course of business of the Borrowers and their respective Subsidiaries (other than current assets, as defined in accordance with GAAP) or to make Capital Expenditures, the Borrower may use such Net Cash Proceeds in the manner set forth in such certificate, provided, that, (A) such Net Cash Proceeds shall be held in a Controlled Account until such time as such Net Cash Proceeds are used to purchase such assets or to make such Capital Expenditures or applied to the Obligations upon the occurrence of any Event of Default, as the case may be, (B) the aggregate amount of such Net Cash Proceeds so used and not subject to prepayment under this clause (ii) of this Section 2.05(b) shall not exceed $2,000,000 in any Fiscal Year plus any insurance proceeds received in respect of any Disposition, (C) any assets so acquired shall be subject to the security interests under the Collateral Documents with not less than the same priority as the assets subject to such Disposition or Involuntary Disposition, and (D) any such Net Cash Proceeds not so used or committed to such use pursuant to a binding agreement on or before the earliest of the following dates shall promptly (but in any event within two (2) Business Days after such date) be applied as a prepayment in accordance with clause (vii) below: (1) the date that is 365 days (or 540 days, if committed to such use pursuant to a binding agreement that was entered into on or before the 365th day after receipt of such proceeds and notice of such agreement has been delivered to the Administrative Agent) after receipt thereof, (2) the date that is five (5) Business Days after the date on which the Borrower Representative shall have notified the Administrative Agent of the Borrowers’ determination not to purchase such replacement assets with such Net Cash Proceeds, (3) the date on which an Event of Default set forth in Section 9.01(a) occurs, and (4) the date that is five (5) Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower Representative during the continuance of any other Event of Default.

(iii)                               Equity Issuances.  Immediately upon receipt by Intermediate Holdings of Net Cash Proceeds from a capital contribution to, or the issuance of any Capital Stock of, Intermediate Holdings or any of its Subsidiaries (other than any issuance of Capital Stock (A) pursuant to the exercise of options or warrants, (B) pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities (other than Disqualified Capital Stock), (C) as consideration for or to finance a Permitted Acquisition or permitted Capital Expenditures, (D) to officers and employees pursuant to employee benefit or incentive plans or other similar arrangements, (E) Capital Stock of Intermediate Holdings issued to Holdings or any other Person holding Capital Stock of Intermediate Holdings as of the Closing Date, and (F) Capital Stock issued to another Loan Party) (unless, in each case, made in connection with a Specified Equity Contribution, which shall in all events be subject to the prepayment requirements of this paragraph) (an “Equity Issuance”), the Borrowers shall prepay the Term Loans and thereafter, all other Obligations in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds (or in the case of a Specified Equity Contribution, one hundred percent (100%) of the gross proceeds of such Specified Equity Contribution) (such prepayment to be applied as set forth in clause (vii) below).

(iv)                              Debt Issuances.  Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Term Loans and thereafter, all other Obligations in an aggregate amount equal to one hundred percent (100%) of all such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).

(v)                                 Excess Cash Flow.  On the date that is fifteen (15) days after the date on which the annual financial statements are required to be delivered pursuant to Section 6.01(a) for each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), the Borrowers shall prepay the Term Loans and thereafter, all other Obligations in an aggregate amount equal to fifty percent (50%) (provided, (A) if the Consolidated Total Leverage Ratio was less than 2.00:1.00 but greater than or equal to 1.50:1.00 as of the end of such Fiscal Year as reflected in and properly calculated by the Compliance Certificate for such Fiscal Year, reducing to twenty five percent (25%) for such Fiscal Year and (B) if the Consolidated Total Leverage Ratio was less than 1.50:1.00 as of the end of such Fiscal Year as reflected in and properly calculated by the Compliance Certificate for such Fiscal Year, reducing to zero percent (0%) for such Fiscal Year) of Excess Cash Flow for such Fiscal Year less voluntary principal prepayments under the Loans

(other than in respect of the Revolving Loans to the extent not accompanied by an equivalent permanent reduction of the Revolving Commitment) made with Internally Generated Cash.  Simultaneously with the delivery by the Loan Parties of the financial statements required to be delivered pursuant to Section 6.01(a) for each Fiscal Year, the Loan Parties shall deliver to the Administrative Agent a calculation (in such detail as the Administrative Agent may reasonably require) of the Excess Cash Flow for such Fiscal Year.  Each prepayment with respect to Excess Cash Flow shall be accompanied by a certificate executed by the Borrower Representative’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form, substance and detail reasonably satisfactory to the Administrative Agent and shall be applied as set forth in clause (vii) below.

(vi)                              Extraordinary Receipts.  Upon receipt by any Loan Party of any Extraordinary Receipts, the Borrower shall prepay the Term Loans and thereafter, all other Obligations in an aggregate amount equal to one hundred percent (100%) of such Extraordinary Receipts and shall be applied as set forth in clause (vii) below.

(vii)                           Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)            with respect to all amounts prepaid pursuant to Section 2.05(b)(i), (x) to the Swingline Loans, to the full extent thereof, (y) after all Swingline Loans have been repaid, to the Revolving Loans to the full extent thereof and, (z) after all Swingline Loans and Revolving Loans have been repaid, to Cash Collateralize any Letter of Credit Liabilities; and

(B)            with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) through (vi), first to the Term Loans (applied in direct order of maturity for the four (4) scheduled principal amortization payments immediately following such prepayment and thereafter pro rata to the remaining principal amortization payments of the Term Loan, including the payment due on the Term Loan Maturity Date), second to the Swingline Loans, third to the Revolving Loans and fourth to Cash Collateralize the Letter of Credit Liabilities.

(C)            Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBOR Loans in direct order of Interest Period maturities.  Prepayments of the Revolving Loans pursuant to Sections 2.05(b)(ii) through (vi) shall reduce the total Revolving Commitments.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, and shall be without premium or penalty, and shall be accompanied by a payment of all interest accrued on the principal amount prepaid through the date of prepayment.

2.06                        Termination or Reduction of Total Revolving Commitments.  The Borrowers may, upon prior written notice from the Borrower Representative to the Administrative Agent, terminate the total Revolving Commitments or from time to time permanently reduce the total Revolving Commitments; provided, however, that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (i) ten (10) Business Days prior to the date of termination or (ii) three (3) Business Days prior to the date of reduction, (b) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, (c) after giving effect to any reduction of the total Revolving Commitments, the total Revolving Commitments shall not be less than (i) the total Revolving Exposures or (ii) the sum of the Letter of Credit Sublimit and the Swingline Loan Sublimit, (d) any termination of the total Revolving Commitments shall be accompanied by a prepayment in full of all Revolving Loans and all Letter of Credit Liabilities shall be Cash Collateralized in accordance with the terms of Section 2.03(g), and (e) the Administrative Agent shall not be required to release its Lien on any Collateral in connection with any termination or reduction.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Revolving Commitments.  Any reduction of the total Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share.  All fees accrued with respect thereto until the effective date of any termination or reduction of the total Revolving Commitments shall be paid on the effective date of such termination or reduction.  Any notice of termination of the total Revolving Commitments delivered by the Borrower Representative pursuant to this Section 2.06 shall be irrevocable.

2.07                        Repayment of Loans.

(a)                                 Revolving Loans.  On the Revolving Loan Maturity Date, the Borrowers shall repay to the Administrative Agent, for the ratable benefit of the Lenders, the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                                 Term Loans.  (i) The Borrowers shall pay the principal amount of the Initial Term Loan in consecutive quarterly installments in the aggregate amounts set forth below commencing with June 30, 2019:

Date	Term Loan Installment
June 30, 2019	$1,875,000
September 30, 2019	$1,875,000
December 31, 2019	$1,875,000
March 31, 2020	$1,875,000
June 30, 2020	$1,875,000
September 30, 2020	$1,875,000
December 31, 2020	$1,875,000
March 31, 2021	$1,875,000
June 30, 2021	$3,750,000
September 30, 2021	$3,750,000
December 31, 2021	$3,750,000
March 31, 2022	$3,750,000
June 30, 2022	$3,750,000
September 30, 2022	$3,750,000
December 31, 2022	$3,750,000
March 31, 2023	$3,750,000
June 30, 2023	$3,750,000
September 30, 2023	$3,750,000
December 31, 2023	$3,750,000
Term Loan Maturity Date	The unpaid principal amount of the Initial Term Loan then outstanding

(ii) After the initial incurrence of the Delayed — Draw Term Loan, the principal amount of the Delayed — Draw Term Loan will amortize (and be payable by the Borrowers) in equal quarterly installments of two and one-half percent (2.50%) per annum of the sum of the initial principal amounts of each Delayed — Draw Term Loan theretofore incurred until the second anniversary of the Closing Date when such amortization rate will increase to five percent (5.0%) per annum of the sum of the initial principal amounts of each Delayed — Draw Term Loan theretofore incurred with the principal balance payable in full by Borrowers on the Term Loan Maturity Date.

(c)                                  Swingline Loans.  The Borrowers shall repay each Swingline Loan as provided in Section 2.04(a).

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the LIBO Rate for such Interest Period plus (B) the Applicable Margin; and (ii) each Base Rate Loan bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the (A) Base Rate plus (B) the Applicable Margin.

(b)                                 After the occurrence and during the continuation of an Event of Default, at the election of the Required Lenders (unless an Event of Default exists pursuant to Section 9.01(a), Section 9.01(f) or Section 9.01(g), in which event such an election shall be deemed to have automatically occurred without any further action of the Required Lenders), the Borrowers shall pay interest on the principal amount of all outstanding Loans and any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder or under any other Loan Document at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws, commencing upon the occurrence of such Event of Default, notwithstanding when such election is made.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law whether or not allowed in such proceeding to the fullest extent permitted by Law.

2.09                        Fees.

(a)                                 Unused Revolving Commitments Fee.  The Borrowers shall pay, or cause to be paid, to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused fee equal to the product of (i) one-half of one percent (0.50%) per annum (provided, such percentage shall be reduced to one-quarter of one percent (0.25%) per annum so long as the Consolidated Total Leverage Ratio as of the end of the most recent Test Period is less than or equal to 2.50:1.00 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable) times (ii) the average daily amount by which the total Revolving Commitments exceed the sum of (y) the total outstanding amount of Revolving Loans (excluding Swingline Loans) and (z) the total Letter of Credit Liabilities.  This unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last day of March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date; provided that no such unused fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (not including any portion thereof reallocated to non-Defaulting Lenders pursuant to Section 2.16(d) hereof).

(b)                                 Unused Delayed — Draw Term Loan Commitments Fee.  The Borrowers shall pay, or cause to be paid, to the Administrative Agent, for the account of each Term Loan Lender with a Delayed — Draw Term Loan Commitment, in accordance with its Pro Rata Share, an unused fee equal to the product of (i) one-half of one percent (0.50%) per annum (provided, such percentage shall be reduced to one-quarter of one percent (0.25%) per annum so long as the Consolidated Total Leverage Ratio as of the end of the most recent Test Period is less than or equal to 2.50:1.00 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable) times (ii) the average daily amount by which the total Delayed — Draw Term Loan Commitments exceed the total outstanding amount of Delayed — Draw Term Loans.  This unused fee shall accrue at all times during the Delayed — Draw Term Loan Availability Period, including at any time during which one or more of the conditions in the Article 4 is not met, and shall be due and payable quarterly in arrears on the last day of March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Term Loan Maturity Date; provided that no such unused fee shall accrue on the Delayed — Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)                                  Other Fees.  The Borrowers shall pay the fees in the amounts and at the times specified in the Fee Letter, and in furtherance of the foregoing, the Borrowers hereby assume the obligations of each Person (other than a Secured Party) arising under the Fee Letter.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender with respect to this Agreement shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon with respect to this Agreement and the other Loan Documents.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be substantially in the form of Exhibit B-1 (a “Revolving Note”), and (ii) in the case of a Term Loan, be substantially in the form of Exhibit B-2 (a “Term Note”), and (iii) in the case of Swingline Loans, be substantially in the form of Exhibit B-3 (the “Swingline Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrowers’ Obligations hereunder.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally.

(a)                                 All payments to be made by the Borrowers of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office (or, in the case of Swingline Loans and if so directed in writing by Swingline Lender, delivered directly to the Swingline Lender) in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                                  Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that any Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)                                     if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof, in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to (i) for the first three (3) days, the Federal Funds Rate and (ii) thereafter, the Base Rate plus the Applicable Margin in respect of Revolving Loans which are Base Rate Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative

Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                                 The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

2.13                        Sharing of Payments.  If, other than as provided elsewhere in this Agreement, in the Fee Letter, in any Assignment and Assumption permitted hereunder or in any participation agreement with a Participant permitted hereunder, any Lender shall obtain on account of the Loans made by it, or Letter of Credit Liabilities or Swingline Exposures held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in Letter of Credit Liabilities and Swingline Exposures held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them, provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14                        Handling of Proceeds of Collateral; Cash Dominion; Revolving Loan Account.

(a)                                 Collection of Accounts and Other Proceeds.  The Borrowers, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Borrowers’ business subject to the terms hereof.  The Borrowers shall deposit payments on all Accounts directly to one or more Controlled Accounts.  Notwithstanding the foregoing, should any Borrower ever receive any payment on an Account or other proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any

Collateral, such Borrower agrees to hold such proceeds separate from such Borrower’s other property and funds, and to deposit such proceeds directly into the bank account(s) maintained pursuant to this subsection within three (3) Business Days.

(b)                                 Transfer of Funds.  During a Cash Control Period, the Administrative Agent shall have the right, at the Administrative Agent’s election in its sole discretion, to require that funds remaining on deposit in any Controlled Account be transferred to the Administrative Agent’s Bank Account on each Business Day, and the Borrowers shall take all actions required by the Administrative Agent or by any bank at which any Controlled Account is maintained in order to effectuate the transfer of funds in this manner.  All amounts so received will, for purposes of calculating Revolving Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Administrative Agent’s Bank Account.  No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(c)                                  New Bank Accounts.  Each Borrower agrees not to open any new bank account into which proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such bank account (unless such account constitutes an Excluded Account), the Borrowers enter into a Deposit Account Control Agreement with respect to such bank account; provided, that if any new bank account is acquired in connection with a Permitted Acquisition, such Borrower shall not be required to enter into such Deposit Account Control Agreement until such time as is required pursuant to Sections 6.12 or 6.14 hereof (or such longer period as may be approved in writing by the Administrative Agent at its sole option).  Upon compliance with the terms set forth above, such bank account shall constitute a Controlled Account for purposes of this Agreement.  Notwithstanding anything to the contrary in this Section 2.14, the Borrowers may maintain one or more accounts constituting Excluded Accounts, provided that if such account ceases to be an Excluded Account, (i) Borrowers shall cause such account to be a Controlled Account within thirty (30) days of such event and (ii) pending such account becoming a Controlled Account, Borrowers shall cause the daily transfer of funds in such account into another Controlled Account.

(d)                                 Collective Borrowing Arrangement.  The Borrowers have informed the Administrative Agent that:  (i) in order to increase the efficiency, profitability and productivity of each Borrower, the Borrower Representative has established a centralized cash management system for the Borrowers that entails, in part, central disbursement and operating accounts for each of the Borrowers in which the Borrower Representative provides the working capital needs of each of the other Borrowers and manages and timely pays the accounts payable of each of the other Borrowers; (ii) the Borrower Representative further enhances the operating efficiencies of the other Borrowers by purchasing, or causing to be purchased, in the Borrower Representative’s name for its account, all or substantially all materials, supplies, inventory and services required by the other Borrowers, resulting in a reduction in operating costs of the other Borrowers; and (iii) all of the Borrowers presently engage in an integrated operation that requires financing on an integrated basis, and each Borrower expects to benefit from the continued successful performance of such integrated operations.  Therefore, in order to best utilize the borrowing powers of the Borrowers in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Borrower and the existing back office practices of the Borrowers, each Borrower has requested that all Revolving Loans, the Term Loans, the Swingline Loans be disbursed, and Letters of Credit be issued, solely upon the request of the Borrower Representative and to bank accounts managed solely by the Borrower Representative, it being the intent and desire of the Borrowers that the Borrower Representative manage for the benefit of each Borrower the expenditure and usage of such funds.

(e)                                  Revolving Loan Account.  The Administrative Agent may charge the Revolving Loan Account for all loans and advances made by the Administrative Agent and the Lenders to the

Borrower Representative, or otherwise for the Revolving Loan Account, and for any other Obligations, including out-of-pocket expenses of the Administrative Agent, when due and payable hereunder.  Interest on the Revolving Loans shall be paid as set forth in Section 2.08 hereto.  In no event shall prior recourse to any Account or other security granted to or by the Borrowers be a prerequisite to the Administrative Agent’s or the Lenders’ rights to demand payment of any of the Obligations.  In addition, neither the Administrative Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Borrower’s contracts or obligations relating to the Accounts.

2.15                        Uncommitted Facilities Increase.

(a)                                 At any time and from time to time prior to twelve (12) months before the Term Loan Maturity Date, subject to the terms and conditions set forth herein and subject to the consent of each Lender, the Borrower Representative may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add (x) one or more increases of the existing Term Loans and/or one or more new tranches of term loans to made available under this Agreement (a “Term Loan Increase” or the “Incremental Term Loans”) or (y) one or more increases in the Revolving Commitments (a “Revolving Commitment Increase” or the “Incremental Revolving Commitments”; together with the Incremental Term Loans, individually an “Incremental Facility” and collectively the “Incremental Facilities”), or both; provided that (i) at the time of each such request and upon the effectiveness of each Incremental Facility Amendment (as defined below), no Default or Event of Default has occurred and is continuing or shall result therefrom; (ii) the final maturity date of any Incremental Revolving Commitments shall be no earlier than the Revolving Loan Maturity Date, and the final maturity date of any Incremental Term Loans shall be no earlier than the latest Term Loan Maturity Date; (iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the outstanding Term Loan(s) funded on the Closing Date, and in the case of Incremental Revolving Commitments, such Incremental Facility shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Loan Maturity Date; (iv) in no event shall the Incremental Term Loans be permitted to be voluntarily or mandatorily prepaid prior to repayment of all Term Loans, unless accompanied by ratable prepayment of Term Loans and any Incremental Revolving Commitments will be subject to the same pro rata borrowing, Letter of Credit participations and prepayment and commitment reduction provisions as the existing Revolving Commitments; (v) Administrative Agent shall have received from Borrower Representative a Pro Forma Compliance Certificate demonstrating the Loan Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article 8 for the most recently completed four (4) Fiscal Quarter period, after giving effect to the Indebtedness incurred under such Incremental Facility, assuming in the case of any Incremental Revolving Commitments such Incremental Revolving Commitments were fully drawn as of the date of measurement; (vi) Administrative Agent shall have received from Borrower Representative a Pro Forma Compliance Certificate demonstrating that after giving effect on a Pro Forma Basis to the Indebtedness incurred under such Incremental Facility (and giving effect on a Pro Forma Basis to any Acquisition consummated concurrently therewith and with all other appropriate adjustments on a Pro Forma Basis as if, if applicable, such Incremental Revolving Commitments were fully drawn as of the date of measurement), (x) the Consolidated Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period would not be greater than 3.00:1.00 and (y) the Consolidated Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period would not be greater than 0.25:1.00 less than the maximum Consolidated Total Leverage Ratio permitted under Section 8.01 at the end of the next measurement date, (vii) after giving effect to the incurrence of such Incremental Facility (but disregarding any proceeds thereof), the Excess Liquidity shall not be less than $10,000,000; (viii) any such Incremental Facility shall have the same Loan Parties obligated in respect of all other Obligations, shall be pari passu with all other Loans and secured on a pari passu basis by the same Collateral securing the existing Obligations; (ix) the proceeds of any Incremental Facility shall be used only to finance a Permitted Acquisition hereunder; (x) Administrative Agent shall have received (x) a satisfactory legal opinion from counsel covering matters reasonably acceptable to Administrative Agent and (y) all Organization Documents reasonably requested by Administrative Agent; (xi) all of the representations and warranties contained in the Loan Documents are true and correct in all material respects (or, in all respects, if already qualified by materiality); and (y) the other terms and conditions in respect thereof shall be not more restrictive taken as a whole (as determined by all of the Lenders), than those applicable to the Revolving Exposure or the Term Loans, or both, as applicable, except (A) if the applicable Lenders holding such Revolving Exposure or Term Loans, or both, as applicable, also receive the benefit of any more restrictive terms, (B) the more restrictive terms are not effective until after the Revolving Loan Maturity Date or the Term Loan Maturity Date, as the case may be, then in effect or (C) otherwise as reasonably satisfactory to all of the Lenders.  Borrower Representative may seek commitments for the Incremental Facilities from the existing Lenders, or if the Administrative Agent consents, Additional Lenders who will become Lenders in connection therewith (and meet the requirements of an Eligible Assignee), and for the avoidance of doubt, no Secured Party shall have any obligation to provide or arrange any Incremental Facility or commitment related thereto.

(b)                                 Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Facilities (including commitments therefor) shall not exceed $100,000,000, of which Revolving Commitment Increases shall not exceed $15,000,000, and not more than three (3) Incremental Facilities may be requested hereunder.  Each Incremental Facility shall be in an integral multiple of $500,000 and be in an aggregate principal amount that is not less than $10,000,000; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(c)                                  The terms, provisions and documentation of the Incremental Term Loans and Incremental Revolving Commitments shall be on the same terms and conditions of this Agreement, except as agreed (unless otherwise set forth in this Section 2.15) among the Borrowers, each Lender and the applicable Additional Lender(s) providing such Incremental Term Loans and Incremental Revolving Commitments and except that:

(i)                                     if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual Weighted Average Life to Maturity) payable to all Additional Lenders providing such Incremental Facility (but excluding the portion of structuring, arrangement, commitment or similar fees not shared with all such Additional Lenders in connection therewith)) relating to any Incremental Facility exceeds the then Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual Weighted Average Life to Maturity) payable to all Lenders providing the Term Loans and Revolving Commitments extended on the Closing Date (the “Closing Date Facilities”) (but excluding structuring, arrangement, commitment or similar fees not shared with such Term Loan Lenders in connection therewith)) immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than one-half of one percent (0.50%), the Applicable Margin relating to the Closing Date Facilities shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual Weighted Average Life to Maturity) payable to all Additional Lenders providing such Incremental Facilities (but excluding structuring, arrangement, commitment or similar fees not shared with all such Additional Lenders in connection therewith)) relating to such Incremental Facilities minus one-half of one percent (0.50%); provided that, (x) in the case of this clause (i), if an Incremental Facility includes an interest rate floor greater than the applicable interest rate floor for the Closing Date Facilities, such differential between interest rate floors shall be equated to the Applicable Margin for purposes of determining whether an increase to the Applicable Margin under the Closing Date Facilities shall be required, but only to the extent an increase in the interest rate floor in the Closing Date Facilities would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors and (y) any amendments to the Applicable Margin relating to the Closing Date Facilities that became effective subsequent to the Closing Date but prior to the time of such Incremental Facility shall also be included in the foregoing calculations,

(ii)                                  the amortization requirements for such Incremental Term Loans may differ, so long as any Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Term Loans part of the Closing Date Facilities (without giving effect to any prepayments), and in no event shall such Incremental Term Loans be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of all Term Loans borrowed on the Closing Date, unless accompanied by a ratable prepayment of the Term Loans borrowed on the Closing Date,

(iii)                               any Incremental Revolving Commitments will be subject to the same pro rata borrowing, Letter of Credit participations and prepayment and commitment reduction provisions as the existing Revolving Commitments, and

(iv)                              such Incremental Facilities (a) shall not be secured by any Lien on any asset of any Person that does not also secure the then outstanding Closing Date Facilities or (b) shall not be guaranteed by any Person other than a Loan Party under the then outstanding Closing Date Facilities.

(d)                                 Each notice from the Borrowers pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments, as applicable.  If the Administrative Agent does not receive within a time period proscribed by the Administrative Agent sufficient commitments from existing Lenders to effectuate the Incremental Term Loans and/or the Incremental Revolving Commitments, as applicable, any additional bank, financial institution, existing Lender or other Person that constitutes an entity of the type that would be an Eligible Assignee electing to extend Incremental Term Loans or Incremental Revolving Commitments shall be determined by the Borrower (subject to the consent of (y) the Administrative Agent and (z) the L/C Issuer (or if applicable, the Support Provider) and the Swingline Lender solely with respect to Incremental Revolving Commitments) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by (in form and substance mutually acceptable to each of) the Loan Parties, each Lender, such Additional Lender, the Administrative Agent, and in the case of any Incremental Revolving Commitments, each L/C Issuer (or if applicable, the Support Provider) and Swingline Lender.  For the avoidance of doubt, no L/C Issuer (or if applicable, Support Provider) and Swingline Lender is required to act as such for any additional Revolving Commitments unless they so consent.  No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment.

Upon each increase in the Revolving Commitments pursuant to this Section 2.15, each Revolving Lender immediately prior to such increase will automatically and without further action be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment.  The Administrative Agent and the Lenders hereby agree that the minimum borrowings, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  Commitments in respect of any Incremental Term Loans or Incremental Revolving Commitments shall become Commitments under this Agreement.  The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that (x) all references to “the date of such Credit Extension” in Section 4.01 shall be deemed to refer to the Incremental Facility Closing Date and (y) the Incremental Facility Closing Date shall be deemed to be the initial Credit Extension).

(e)                                  No Incremental Term Loans or Incremental Revolving Commitments may be made by Sponsor, any Loan Party or any of their respective Affiliates or Subsidiaries.

2.16                        Defaulting Lenders.  If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 (i) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the fee payable to Revolving Lenders in respect of Section 2.09(a), and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.09(a) with respect to such Defaulting Lender’s Revolving Commitment or Revolving Loans (in each case not including any fee in connection with any portion of such Defaulting Lender’s Revolving Commitment that has been reallocated to non-Defaulting Lenders pursuant to Section 2.16(d) hereof) and (ii) such Defaulting Lender’s Delayed — Draw Term Loan Commitment and outstanding Delayed - Draw Term Loans shall be excluded for purposes of calculating the fee payable to the Term Loan Lenders in respect of Section 2.09(b) and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.09(b) with respect to such Defaulting Lender Delayed — Draw Term Loan Commitment or Delayed — Draw Term Loans.

(b)                                 the Revolving Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders, Required Revolving Lenders or Required Term Loan Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.01).

(c)                                  in the event a Defaulting Lender has defaulted on its obligation to fund any Revolving Loan, or purchase any participation pursuant to Section 2.03(d) or Section 2.04(d) hereof, until such time as the Default Excess with respect to such Defaulting Lender has been reduced to zero, any prepayments or repayments on account of the Revolving Loans or participations purchased pursuant to Section 2.03(d) or Section 2.04(d), in each case to the extent they would be otherwise be payable to such Defaulting Lender, shall be applied first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer, Support Provider or Swingline Lender hereunder; third, to

Cash Collateralize the L/C Issuer’s (or the Support Provider’s, as the case may be) Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s (or the Support Provider’s, as the case may be) future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer, the Support Provider or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer, the Support Provider or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in Section 4.02 and, if applicable, Section 4.02(e) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                                 If any Swingline Loans or Letter of Credit Liabilities are outstanding at the time a Lender becomes a Defaulting Lender then:

(i)                                     so long as no Default or Event of Default then exists, all or any part of such Swingline Loans and Letter of Credit Liabilities shall be reallocated among the non-Defaulting Lenders of Revolving Loans in accordance with their respective Pro Rata Shares of the total Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitments), provided that no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment;

(ii)                                  if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay the amount of the Swingline Loans equal to Defaulting Lender’s Pro Rata Share thereof after giving effect to any partial reallocation pursuant to paragraph (i) above and (B) second, Cash Collateralize such Defaulting Lender’s Pro Rata Share of Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to paragraph (i) above) in accordance with the procedures set forth in Section 2.03(g) and for so long as any such Obligations related to Letters of Credit are outstanding;

(iii)                               if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Pro Rata Share of Letter of Credit Obligations pursuant to this Section 2.16(d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(c) with respect to the portion of such Defaulting Lender’s Pro Rata Share of Letter of Credit

Obligations which have been Cash Collateralized (and the Defaulting Lender shall not be entitled to receive any such fees);

(iv)                              if the Defaulting Lender’s Pro Rata Share of Letter of Credit Obligations are reallocated pursuant to this Section 2.16(d), then the letter of credit fees payable to the non-Defaulting Lenders pursuant to Section 2.03(c) shall be adjusted accordingly; and

(v)                                 if any Defaulting Lender’s Pro Rata Share of Letter of Credit Liabilities is not Cash Collateralized or reallocated pursuant to this Section 2.16(d), then without prejudice to any rights or remedies of the applicable Support Provider or L/C Issuer hereunder, all letter of credit fees payable under Section 2.03(c) with respect to such Defaulting Lender’s Pro Rata Share of Letter of Credit Liabilities shall be payable to the L/C Issuer or if applicable, the Support Provider.

(e)                                  So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no L/C Issuer or Support Provider shall be required to issue, extend or increase any Letter of Credit or Support Agreement, in each case unless it is reasonably satisfied that the related exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.03(g), and participating interests in any such newly issued, extended or increased Letter of Credit or Support Agreement or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(d)(i) (and Defaulting Lenders shall not participate therein).

(f)                                   No reallocation permitted pursuant to Section 2.16(d) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(g)                                  In the event that the Administrative Agent, the L/C Issuer, the Support Provider and the Swingline Lender each agrees in writing that a Defaulting Lender has adequately remedied all matters which caused such Lender to become a Defaulting Lender, then the Pro Rata Shares of Swingline Loans and Letter of Credit Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) or participations in the Revolving Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans or participations in accordance with its Pro Rata Share; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(h)                                 The rights and remedies with respect to a Defaulting Lender under this Section 2.16 are in addition to any other rights and remedies which the Borrower, the Administrative Agent, the L/C Issuer, the Support Provider or the Swingline Lender, as applicable, may have against such Defaulting Lender.

2.17                        Refinancing Facilities.  After the Closing Date, the Borrowers may obtain from any Lender (but with the consent of the Administrative Agent (not to be unreasonably withheld or delayed)) to refinance all or any portion of the applicable Loans or Commitments then outstanding under this

Agreement (which for purposes of this Section 2.17 will be deemed to include any then outstanding Refinancing Facilities), one or more new senior secured first lien term facilities (each, a “Refinancing Term Facility” and the term loans made pursuant to a Refinancing Term Facility, “Refinancing Term Loans”) or, in the case of a refinancing and/or replacement of the Revolving Commitments or Revolving Loans, new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”, and the revolving loans made pursuant to a Refinancing Revolving Facility, “Refinancing Revolving Loans”); provided, that:

(a)                                 the Refinancing Term Loans or Refinancing Revolving Loans, as applicable, will be pari passu in right of payment and be secured by the Collateral on a pari passu basis with the remaining portion of the Term Loans, Revolving Loans and Revolving Commitments;

(b)                                 with respect to any Refinancing Term Facility, such Refinancing Term Facility shall not (i) have a maturity date that is earlier than ninety-one (91) days after the maturity date of the Term Loans being refinanced by such Refinancing Term Facility or (ii) have a shorter Weighted Average Life to Maturity than the Term Loans being refinanced by such Refinancing Term Facility, and in no event shall the Refinancing Term Facility be permitted to be voluntarily or mandatorily prepaid prior to repayment of all existing Term Loans that survive the initial funding of such Refinancing Term Facility, unless accompanied by ratable prepayment of all Term Loans;

(c)                                  with respect to any Refinancing Revolving Facility, (i) such Refinancing Revolving Facility shall not have a maturity date that is earlier than the maturity date of the Revolving Loans or Revolving Commitments being refinanced by such Refinancing Revolving Facility, (ii) such Refinancing Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the maturity date of any existing Revolving Commitments that survive the initial funding of the Refinancing Revolving Facility and (iii) any Refinancing Revolving Facility will be subject to the same pro rata (or in the case of prepayment, pro rata or less than pro rata, but not greater than pro rata) borrowing, Letter of Credit participations, Swingline Loan participations and prepayment and Commitment reduction provisions as the existing Revolving Commitments that survive the initial funding of the Refinancing Revolving Facility (except to the extent applicable only to periods after the latest final maturity date of the relevant Loans or Commitments existing at the time of such refinancing or replacement);

(d)                                 such Refinancing Facility shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrowers and the Lenders party thereto, except as provided herein;

(e)                                  such Refinancing Facility shall not be secured by any assets other than the Collateral;

(f)                                   if any such Refinancing Facility is guaranteed, it shall not be guaranteed by any Person other than the Guarantors;

(g)                                  if any such Refinancing Facility will provide for the issuance or extension of Letters of Credit or the making of Swingline Loans, then the L/C Issuer (or if applicable, Support Provider) and the Swingline Lender, respectively, shall have consented to such Refinancing Facility;

(h)                                 the other terms (excluding those referenced in clauses (a) through (g) above and excluding pricing, fee and prepayment or redemption provisions) of such Refinancing Facility shall be substantially identical to, or (taken as a whole) no more favorable to the Lenders providing such

Refinancing Facility than those applicable to the Loans or Commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or Commitments existing at the time of such refinancing or replacement);

(i)                                     the aggregate principal amount of any Refinancing Facility shall not exceed the aggregate principal amount of the Loans and Commitments being refinanced or replaced therewith, plus reasonable and customary interest, premiums, fees and expenses; and

(j)                                    any Refinancing Facility held by any Affiliated Lender shall be subject to the same restrictions applicable to assignments to such Persons as are set forth in Section 12.07 (including voting restrictions, the prohibition on holding Revolving Commitments and an aggregate cap on the amount of Term Loans held by such Person).

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any Refinancing Facility permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

2.18                        Amend and Extend Transactions.

(a)                                 The Borrowers may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Revolving Loan Maturity Date and/or the Term Loan Maturity Date to the extended maturity date specified in such request.  Such notice shall set forth (i) the amount of the Revolving Commitments and/or Term Loans to be extended (which shall be in minimum increments of $100,000 and a minimum amount of $1,000,000), and (ii) the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such requested Extension (or such longer or shorter periods as the Administrative Agent shall agree)).  Each Appropriate Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Appropriate Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent.  Any Lender approached to participate in such Extension may elect or decline, in its sole discretion, to participate in such Extension.  If the aggregate principal amount of Revolving Commitments or Term Loans (calculated on the face amount thereof) in respect of which Appropriate Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments or Term Loans, as applicable, requested to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Commitments or Term Loans, as applicable, of Appropriate Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Appropriate Lenders have accepted such Extension Offer.

(b)                                 It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties of the Borrowers and each other Loan Party contained in Article 2 and Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided, if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided, if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) as of such earlier date, (iii) the

L/C Issuer and the Swingline Lender shall have consented to any Extension of the Revolving Commitments to the extent that such Extension provides for the issuance of Letters of Credit or making of Swingline Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with Section 2.18(c).

(c)                                  The terms of each Extension shall be determined by the Borrowers and the applicable extending Lenders and be set forth in an Additional Credit Extension Amendment; provided, that, (i) the final maturity date of any Extended Revolving Commitment or Extended Term Loan shall be no earlier than the Revolving Loan Maturity Date or the Term Loan Maturity Date, respectively, (ii)(A) there shall be no scheduled amortization of the Extended Revolving Commitments and (B) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the Revolving Loans and the Term Loans being extended and the borrower and guarantors of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be the same as the borrower and guarantors with respect to the Revolving Loans or applicable Term Loans being extended, (iv) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Revolving Commitments (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders and (v) to the extent the terms of the Extended Revolving Commitments or Extended Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d)                                 In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Extension.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension.  Notwithstanding anything herein to the contrary, any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension Offer, including any amendments necessary to establish Extended Revolving Commitments or Extended Term Loans as a new tranche of revolving commitments or term loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of any obligations under Swingline Loans or Letters of Credit (including Letter of Credit Liabilities) upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.18).

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to use reasonable efforts consistent with legal and regulatory requirements to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.

3.03                        Inability to Determine Rate; Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Borrowing of LIBOR Loans:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Base Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Required Lenders that the LIBO Base Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) at the LIBO Base Rate or the LIBO Rate, as appliable for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request pursuant to Section 2.02 to convert any Loan to LIBOR Loans, or continue any LIBOR Loans as LIBOR Loans shall be ineffective and (B) if any request pursuant to Section 2.02 requests a borrowing of a LIBOR Loan, such borrowing shall be made as a Base Rate Loan.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 12.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of circumstances described in clause (ii) of the first sentence of this clause (b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any request pursuant to Section 2.02 to convert any Loan to LIBOR Loans, or continue any LIBOR Loans as LIBOR Loans shall be ineffective and (y) if any request pursuant to Section 2.02 requests a borrowing of a LIBOR Loan, such borrowing shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.04                        Increased Cost and Reduced Return; Capital Adequacy.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity requirement or other similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer or Support Provider;

(ii)                                  subject any Lender or the L/C Issuer or Support Provider to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or Support Agreement, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer or Support Provider in respect thereof (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)                               impose on any Lender, the Support Provider or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or Support Agreement, or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Support Provider or L/C Issuer of participating in, issuing or maintaining any Lender Letter of Credit or continuing its obligation under any Support Agreement (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount), in each case by an amount deemed by such Lender to be material, then, upon request of such Lender, Support Provider, or the L/C Issuer (with a copy to the Administrative Agent), the Borrowers will pay to such Lender, Support Provider, or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender, Support Provider or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Without duplication of amounts payable in paragraph (a) above, if any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder or under or in respect of any Letter of Credit or Support Agreement, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.05                        Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)                                  any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of (i) a request by the Borrowers pursuant to Section 12.15 or (ii) an assignment by any Lender that is a Lender on the Closing Date pursuant to Section 12.07(b) as part of the primary syndication of the Commitments and Loans following the Closing Date;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Lenders shall provide Borrower Representative with a notice (with a copy to the Administrative Agent) setting forth in reasonable detail the basis for Lenders demand, which shall be conclusive absent manifest error.  Borrowers shall pay such amount within ten (10) days after receipt of such notice.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBO Base Rate used in determining the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06                        Matters Applicable to all Requests for Compensation.

(a)                                 A certificate of the Administrative Agent or any Lender, Support Provider, or L/C Issuer claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender, Support Provider or L/C Issuer may use any reasonable averaging and attribution methods.  The Borrowers shall pay the Administrative agent, Lender, Support Provider or L/C Issuer the amount shown as due on any such certificate within ten (10) days of receipt thereof.

(b)                                 Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 12.15.

3.07                        Survival.  All of the Borrowers’ obligations under this Article 3 shall survive the Termination Date.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, except as provided under Section 6.18:

(a)                                 Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement, the Fee Letter, the other Loan Documents to be executed as of the Closing Date and the agreements and the other documents executed in connection herewith and therewith and the Notes (if requested), each properly executed by a Responsible Officer of the signing Loan Party and each other Person a party thereto.

(b)                                 Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Closing Date and in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)                                  such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof (A) executing any agreement, certificate or other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, in the state in which its principal place of business is located, and in each other state in which a failure to be so qualified would have a Material Adverse Effect.

(c)                                  Filings, Registrations and Recordings.  Receipt by the Administrative Agent of each document (including any UCC financing statements) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent and an intellectual property security agreement as to all intellectual property rights of a Loan Party registered with the United States Patent and Trademark Office or the United States Copyright Office to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), which shall be in proper form for filing, registration or recordation.

(d)                                 Pledged Stock; Stock Powers; Pledged Notes.  Receipt by the Administrative Agent of (i) any certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof or, with respect to any uncertificated security, an Uncertificated Security Control Agreement executed by a pledgor and acknowledged by the applicable Loan Parties, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(e)                                  Real Estate Documents.  Receipt by the Administrative Agent, with respect to each Mortgaged Property owned, if any, by a Loan Party as of the Closing Date, of all Mortgage Instruments and Mortgage Supporting Documents relating thereto.

(f)                                   Opinions of Counsel.  Receipt by the Administrative Agent of favorable opinions of K&L Gates LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Secured Party, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(g)                                  Evidence of Insurance.  Receipt by the Administrative Agent of ACORD insurance evidencing insurance coverages and amounts satisfactory to the Administrative Agent and appropriate endorsements in favor of the Administrative Agent with respect thereto.

(h)                                 Liens Searches.  Receipt by the Administrative Agent of UCC and other Lien searches considered necessary by the Administrative Agent and other evidence as requested by Administrative Agent that no Liens exist other than Permitted Liens.

(i)                                     Transaction Documents.  The Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect.  Concurrently with the initial funding of the Loans on the Closing Date, the Transactions shall have been consummated in accordance with the terms of the Transaction Documents.

(j)                                    [Reserved].

(k)                                 Third Party Consents; Change of Ownership.  Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities and counterparties to Material Contracts, to the execution, delivery and performance of the Loan Documents.

(l)                                     Fees.  Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date under this Agreement and the Fee Letter.

(m)                             Attorney Costs.  The Loan Parties shall have paid all reasonable Attorney Costs of the Administrative Agent, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Loan Parties and the Administrative Agent).

(n)                                 Compliance with Laws.  Each Loan Party shall be in compliance in all material respects with all applicable Law, and shall have provided the Administrative Agent with true and correct copies of each of the accreditations, license and, certifications required by Section 5.01 below.

(o)                                 Compliance with Agreements.  Each Loan Party shall be in compliance in all material respects with all material agreements, and shall have provided the Administrative Agent with true and correct copies of each Material Contract.

(p)                                 No Litigation.  There exists no pending or threatened Proceeding against the Loan Parties or any of their respective Affiliates or respective assets in any court or administrative forum, (i) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involves this Agreement or any other Loan Document.

(q)                                 Financial Statements; Projections.  Receipt by the Administrative Agent of

(i)                                     the Audited Pre-Closing Financial Statements;

(ii)                                  the Interim Pre-Closing Financial Statements;

(iii)                               satisfactory projections through December 31, 2023;

(iv)                              pro forma financial statements for the twelve-month period ending no more than thirty (30) days prior to the Closing Date for the Consolidated Group on a consolidated basis; and

(v)                                 such other information as the Administrative Agent may reasonably request.

(r)                                    [Reserved].

(s)                                   No Material Adverse Change.  There shall not have occurred since December 31, 2017 any developments or events which individually or in the aggregate with other such circumstances has had or could reasonably be expected to have a Material Adverse Effect with respect to the Loan Parties and their respective Subsidiaries, taken as a whole, or any of their respective assets.

(t)                                    Closing Certificate.  Receipt by the Administrative Agent of a certificate executed by a Responsible Officer of the Borrower Representative certifying that the conditions specified in Sections 4.01(s) and (v)-(dd) and Sections 4.02(a), (b), (c) and (d) have been satisfied and that the representations and warranties contained in Article 5 are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) as of the Closing Date.

(u)                                 [Reserved].

(v)                                 Investment Documents.  The Administrative Agent shall have received confirmation of ownership and capital structure of the Loan Parties and be reasonably satisfied with the constituent documents of the Loan Parties and related investment agreements.  All preferred equity securities shall have a maturity or redemption date at least six (6) months after the Term Loan Maturity Date and shall otherwise not constitute Disqualified Capital Stock.

(w)                               Patriot Act.

(i)                                     Receipt by the Administrative Agent and Lenders, at least ten (10) days prior to the Closing Date, of all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent and the Lenders at least ten (10) Business Days prior to the Closing Date.

(ii)                                  Receipt by the Administrative Agent and Lenders, at least five (5) days prior to the Closing Date, a Beneficial Ownership Certification in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(x)                                 [Reserved].

(y)                                 Solvency.  Receipt by the Administrative Agent of a Solvency Certificate from the Chief Financial Officer of Intermediate Holdings, substantially in the form of Exhibit E hereto.

(z)                                  [Reserved].

(aa)                          Minimum EBITDA.  Receipt by the Administrative Agent of a certificate of the Borrower Representative’s chief financial officer, in form, substance and detail satisfactory to the Administrative Agent demonstrating that the Consolidated EBITDA of the Consolidated Group (as adjusted in a manner satisfactory to the Administrative Agent) for the twelve (12) month period ended February 28, 2019 is equal to or greater than $119,794,000.00.

(bb)                          Maximum Closing Date Indebtedness.  The Consolidated Group shall have maximum Indebtedness outstanding after giving effect to initial funding of the Loans on the Closing Date in an amount not in excess of fifty percent (50.0%) of the total capitalization of Borrower.

(cc)                            Maximum Closing Date Leverage.  Receipt by the Administrative Agent of a certificate of the Borrower Representative’s chief financial officer, in form, substance and detail satisfactory to the Administrative Agent, demonstrating that the Consolidated Total Leverage Ratio for the twelve (12) month period ended February 28, 2019, does not exceed 2.70:1.00 calculated on a Pro Forma Basis after giving effect to the initial funding of the Loans (and the application of the proceeds thereof) and based on Consolidated EBITDA determined pursuant to clause (aa) above.

(dd)                          Other.  Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities, employment agreements, non-compete agreements and management of the Loan Parties and their respective Subsidiaries.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender and the L/C Issuer and Support Provider to honor any Request for Credit Extension (or provide a Support Agreement), whether on the Closing Date or at any time thereafter, is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (i) if such date is the Closing Date, on and as of such date and (ii) otherwise, in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c)                                  After giving effect to such Credit Extension, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments and (ii) the Loan Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Article 8 computed using the covenant levels and financial information for the most recently ended quarter for which information is available.

(d)                                 The Administrative Agent and, if applicable, the applicable L/C Issuer (or the Support Provider, as the case may be) shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e)                                  The obligation of each Revolving Lender holding a Revolving Commitment to honor a Loan Notice for a Borrowing of a Revolving Loan to finance a Permitted Acquisition or fees and transaction costs associated with such Permitted Acquisitions is further subject to receipt by the Administrative Agent of a certificate of the Borrower Representative’s chief financial officer, in form, substance and detail satisfactory to Administrative Agent, demonstrating that the Consolidated Total Leverage Ratio on the date of such Borrowing does not exceed 2.70 to 1.00 calculated on a Pro Forma Basis after giving effect to such Borrowing and related Permitted Acquisition and using the financial information for the most recently ended quarter for which information is available.

(f)                                   The obligation of each Term Loan Lender holding a Delayed — Draw Term Loan Commitment to honor a Loan Notice for a Borrowing of a Delayed — Draw Term Loan is further subject to:

(i)                                     No Loan Notice for a Borrowing of a Delayed — Draw Term Loan may be requested at any time after the second anniversary of the Closing Date, and no Lender shall have any obligation to honor a request for such Borrowing after such date.

(ii)                                  Evidence satisfactory to Administrative Agent that the requirements for a “Permitted Acquisition” have been satisfied.

(iii)                               Receipt by the Administrative Agent of a certificate of the Borrower Representative’s chief financial officer, in form, substance and detail satisfactory to Administrative Agent, demonstrating that the Consolidated Total Leverage Ratio on the date of such Borrowing does not exceed 2.70 to 1.00 calculated on a Pro Forma Basis after giving effect to such Borrowing and related Permitted Acquisition and using the financial information for the most recently ended quarter for which information is available.

Each Request for Credit Extension submitted by the Borrower Representative shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

4.03                        Satisfaction of Conditions.  In determining the satisfaction of the conditions specified in this Article 4, to the extent any item is required to be satisfactory to (a) any individual Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing (with reasonable detail relating to why such Lender views a condition as not having been satisfied) prior to the Closing Date or the date on which a Credit Extension has been requested to be made, as applicable, that the respective item or matter does not meet its satisfaction or (b) the Required Lenders, such item shall be deemed satisfactory to the Required Lenders unless the Required Lenders have notified the Administrative Agent in writing (with reasonable detail relating to why the Required Lenders view a condition as not having been satisfied) prior to the Closing Date or the date on which a Credit Extension has been requested to be made, as applicable, that the respective item or matter does not meet their satisfaction, in each case, regardless of whether Administrative Agent has knowledge that such condition is satisfied, provided, that the occurrence of the Closing Date or the making of a Credit Extension, the execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement (or if applicable, an Assignment and Assumption) shall be deemed confirmation by such Lender that (a) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement (or become a Lender hereunder) was made by such Lender independently and without reliance on Administrative Agent or any other Lender and (b) all documents made available to such Lender were acceptable to such Lender.  No Credit Extension shall release any Loan Party from any liability for failure to satisfy one or more of the applicable conditions contained in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that, both immediately before and after giving effect to any Permitted Acquisition, any Restricted Payment and any Credit Extension:

5.01                        Existence, Qualification and Power.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except where the failure to have such Permits, either singularly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation under any Material Contract to which any Loan

Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject; (c) violate any Law (including Regulation U or Regulation X issued by the FRB); or (d) result in a limitation on any material licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04                        Binding Effect.  Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b)                                 The Interim Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material Indebtedness and other liabilities, direct or contingent (to the extent required by GAAP), of the Loan Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)                                  From the date of the Audited Pre-Closing Financial Statements and the Interim Pre-Closing Financial Statements to and including the Closing Date, there has been no Disposition by the Loan Parties and their Subsidiaries, or any Involuntary Disposition, of any material part of the business or Property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)                                 The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and 6.01(b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Loan Parties and their respective Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)                                  Since December 31, 2017, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  There are no Proceedings pending or, to the knowledge of the Loan Parties after due investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.07                        No Default.

(a)                                 No Loan Party is (i) in breach of or in default under any Material Contract, or (ii) in breach of or in default under any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Default or Event of Default has occurred and is continuing.

5.08                        Ownership of Property; Liens.  Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business.  No Property of the Loan Parties and their Subsidiaries is subject to any Liens, other than Permitted Liens.

5.09                        Environmental Compliance.  Except as could not reasonably be expected to have a Material Adverse Effect:

(a)                                 Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)                                 None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)                                  Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)                                 Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)                                   There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.10                        Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.  The insurance coverage of the Loan Parties complies with the requirements of Section 6.07 and the insurance coverage in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.

5.11                        Taxes.  The Loan Parties and their respective Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested.  There is no material proposed tax assessment against any Loan Party or Subsidiary.  No Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)                                 Each ERISA Plan and each Loan Party is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations and published interpretations thereunder, and other federal or state Laws.  Each ERISA Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has a currently effective favorable determination letter (or in the case of a volume submitter or prototype plan is the subject of a currently effective favorable opinion letter) from the IRS or an application for such letter is currently being processed by the IRS with respect thereto (and each ERISA Plan has been timely amended to reflect changes in the applicable qualification requirements under Section 401(a) of the Internal Revenue Code and any applicable IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate has made all required contributions to each ERISA Plan subject to Sections 412 and 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Internal Revenue Code has been made with respect to any ERISA Plan.  Each Loan Party and each ERISA Affiliate has performed all their obligations under each ERISA Plan according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each ERISA Plan, any reports, returns, notices and other documentation required to be filed or furnished.

(b)                                 There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability and no other ERISA Plan providing retiree welfare benefits has any unfunded liability for benefits; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries.  Set forth on Schedule 5.13 is a complete and accurate list of the name and jurisdiction of organization of each Loan Party and each Subsidiary (including each Excluded Subsidiary which is identified as such therein) as of the Closing Date, (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate), together with (a) the number of shares of each class of Capital Stock of any Loan Party outstanding as of the Closing Date and (b) the number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary as of the Closing Date.  None of the shares of Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  The outstanding Capital Stock of each Loan Party and each Subsidiary is validly issued, and, in the case of any Loan Party that is a corporation, fully paid and non-assessable.  No Subsidiary of Intermediate Holdings has outstanding any shares of Disqualified Capital Stock.

5.14                        Margin Regulations; Investment Company Act, Use of Proceeds.

(a)                                 The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Loan Parties, any Person Controlling any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)                                  No proceeds of any Borrowing will be used in violation of Section 6.11.

5.15                        Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and at the time made available to Administrative Agent and the Lenders.  Notwithstanding the foregoing, Administrative Agent and Lenders acknowledge that the pro forma financial statements and other economic forecasts and information of a general industry nature delivered by Borrowers hereunder are not factual representations and that the actual financial results of the Borrowers may differ from the pro forma financial statements and other economic forecasts submitted from time to time.  As of the Closing Date, the information included in the Beneficial Ownership Certificate is true and correct in all respects.

5.16                        Compliance with Laws.  Each of the Loan Parties and each Subsidiary has operated at all times in compliance in all material respects with the requirements of all Laws and all orders, writs, conditions of participation, contracts, standards, policies, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities.  Without limiting the generality of the foregoing:

(i)                                     neither any Loan Party nor any Subsidiary thereof is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; and

(ii)                                  neither any Loan party nor any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

5.17                        Intellectual Property; Licenses, Etc.  The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses without conflict with the rights of any other Person.  Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party, or that any Loan Party has the right to use, as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate).  No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person.  As of the Closing Date, (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate), none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17.

5.18                        Broker’s Fees.  Neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan.

5.19                        Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date, and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

5.20                        Business Locations.  Set forth on Schedule 5.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder as of the date of the most recently delivered Compliance Certificate).  Set forth on Schedule 5.20(b) is a list of all locations where any tangible personal property of any Loan Party (excluding the location of moveable assets, which are moved from location to location in the ordinary course of business) with a value in excess of $100,000 is located as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate).  Set forth on Schedule 5.20(c) is the state of organization, chief executive office and tax payer identification number of each Loan Party as of the Closing Date.

5.21                        Perfection of Security Interests in the Collateral.  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens (except to the extent perfection is deferred pursuant to Schedule 6.18), prior to all other Liens other than Permitted Liens as of the Closing Date.  The exact legal name of each Loan Party is as set forth on the signature pages hereto as of the Closing Date.

5.22                        Solvency.  Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents, (d) the payment of any Restricted Payment and (e) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are Solvent.

5.23                        [Reserved].

5.24                        Material Contracts.  Schedule 5.24 contains a true, correct and complete list of all Material Contracts in effect as of the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material breaches, defaults or events of default currently exist thereunder.

5.25                        Accounts.  Schedule 5.25 sets forth a complete and accurate list as of the Closing Date of all deposit accounts and all securities accounts maintained by each Loan Party, together with a description thereof and such Schedule correctly identifies the name and address of each depository or broker dealer where the account is maintained, the name in which the account is held, the purpose of the account, and the complete account number thereof.

5.26                        Holding Company Status.  Neither Holdings nor Intermediate Holdings is engaged in any trade or business in violation of Section 7.15.

5.27                        Inventory Suppliers.  Schedule 1.01(c) sets forth a complete and accurate list of all Inventory Suppliers.

5.28                        Patriot Act.  Each Loan Party and its Subsidiaries are in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any Person, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.29                        Regulatory Matters.  Without limiting the generality of any other representation or warranty made in this Agreement, each Loan Party hereby represents and warrants that, except as disclosed in Schedule 5.29(a), the following statements are true, complete and correct, and the Loan Parties hereby covenant and agree to notify the Administrative Agent within three (3) Business Days (but in any event prior to the Loan Parties submitting any requests for advances of reserves or escrows) following the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to the Administrative Agent the scope and nature of the fact, event or circumstance), and shall provide to the Administrative Agent within two (2) Business Days of the Administrative Agent’s request, such additional information as the Administrative Agent shall reasonably request regarding such disclosure:

(a)                                 Permits.  Each Loan Party has (i) each Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the Business conducted by the Loan Parties and the ownership, if any, and operation of the Facilities, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Permit.  All such Permits are valid and in full force and effect and each Loan Party is in material compliance with the terms and conditions of all such Permits except where failure to be in such compliance or for a Permit to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Specific Licensing.  Each Loan Party is duly licensed under the applicable Laws of each state where such Loan Party conducts business and is required to be licensed to conduct business.  Each Loan Party owns, leases or operates a health care business and/or provides health care goods and services and (i) if it maintains Medicare and Medicaid provider status, is the holder of the provider identification numbers as identified on Schedule 5.29(b) hereto, all of which are current and valid and such Loan Party has not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (ii) has obtained all material Permits necessary for any Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Payors and, if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code.  No Loan Party has been notified by any such Governmental Authority or other Person during the immediately preceding twenty-four (24) month period that such party has rescinded, limited or not renewed, or intends to rescind, limit or not renew, any such license or approval.

(c)                                  Physician Ownership.  Except as set forth on Schedule 5.29(c), no physician has any direct or indirect “financial relationship” that constitutes an “ownership or investment interest” (each as defined in 42 CFR 411.354(b)) in any Loan Party or any Affiliate of any Loan Party.

(d)                                 Participation Agreements/Provider Status/Cost Reports.

(i)                                     Each Loan Party has the requisite participation agreement or provider number or other Permit to bill Medicare and/or Medicaid program in the state or states in which such Loan Party operates (to the extent such Loan Party participates in Medicare or Medicaid in such state or states) and all other Third Party Payor Programs which have historically accounted for any portion of the revenues of the Business or such Loan Party the loss of which could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  There is no investigation, audit, claim review, or other action pending or, to the knowledge of any Loan Party, threatened which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Participation Agreement or provider number or result in a Loan Party’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any Participation Agreement or provider agreement related to the Business that could reasonably be expected to have a Material Adverse Effect, nor has any Loan Party made any decision not to renew any Participation Agreement or provider agreement that could reasonably be expected to have a Material Adverse Effect, nor is there any action pending or threatened to impose material sanctions with respect to the Business or penalty, sanction, fine or imposition upon any Loan Party.

(iii)                               To the knowledge of each Loan Party, each Loan Party and its contractors, have properly and legally billed all Third Party Payors (or intermediaries of Third Party Payors, as applicable) for goods and services rendered with respect to the Business and have maintained their records to reflect such billing practices.  No funds relating to any Borrower are now, or, to the knowledge of any Loan Party will be, withheld by any Third Party Payor.

(iv)                              All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by each Loan Party are and will be materially accurate and complete and have not been and will not be misleading in any material respects.  No cost reports for any goods and services rendered with respect to the Business remain “open” or unsettled.  There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending with respect to the Business or any Loan Party that could reasonably be expected to have a Material Adverse Effect and no Loan Party has any knowledge that any cost reports or financial reports previously given or declared are inaccurate.

(v)                                 No Loan Party has any obligation (whether or not currently due) under or pursuant to any agreement, instrument or applicable Law to reimburse, repay or make payment to any Governmental Authority for any loans, advances, grants or monies given or paid to any Loan Party or any Affiliate of any Loan Party and no Person asserts a claim that any such Loan Party has any such obligation to reimburse, repay or make payment to any Governmental Authority for any loans, advances, grants or monies given or paid to any Loan Party or any Affiliate of any Loan Party.

(e)                                  No Violation of Healthcare Laws.

(i)                                     No Loan Party is in violation of any Healthcare Laws, except where any such violation could not reasonably be expected to have a Material Adverse Effect.  With respect to any existing Healthcare Laws not currently effective (any “Future Effective Healthcare Law”), no Loan Party is aware of any fact, circumstance or condition that exists that if not cured or corrected would constitute a violation of any Future Effective Healthcare Law when the obligation of compliance under such Future Effective Healthcare Law becomes effective, except where any such violation would not have a Material Adverse Effect.

(ii)                                  Each Loan Party is HIPAA Compliant.

(f)                                   Proceedings.  No Loan Party is subject to any proceeding, suit or, to any Loan Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services):  (i) which could reasonably be expected to result in the imposition of a fine, sanction, or lower reimbursement rate for products or services rendered to eligible patients which has not been provided for on their respective financial statements, or which could reasonably be expected to have a Material Adverse Effect on any Loan Party or the operation of the Business or any material aspect thereof; (ii) which could reasonably be expected to result in the revocation, transfer, surrender, suspension or other impairment of the Permits of the Business; (iii) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Loan Party (including, but not limited to, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports, other than as set forth on Schedule 5.29(f)(iii); or (iv) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by any Loan Party.

(g)                                  Fraud & Abuse.

(i)                                     No Loan Party has, or to its knowledge has been threatened to have, and no owner, officer, manager, employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party has, engaged in any of the following:  (A) knowingly and willfully making or causing to be made any false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid, or any other governmental payor; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (1) not provided as claimed, or (2) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for Governmental Authority certification, or (2) information required to be provided under 42 U.S.C. § 1320a-3.

(ii)                                  No Loan Party has been, or to its knowledge has been threatened to be, and no owner, officer, manager, employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party:  (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 8.4), or other applicable Laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (E) has been made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

5.30                        Compliance of Products.

(a)                                 Each Loan Party:

(i)                                     has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all applicable Laws including the Specified Laws, and all such Required Permits are current and each holder of such Required Permits is in material compliance with the terms and conditions of all such Required Permits;

(ii)                                  except as set forth on Schedule 5.30(a), has been operating in compliance in all material respects with all reporting and regulatory requirements imposed upon it as well as the Specified Laws, including reporting to FDA and other agencies, to include state government agencies of product deviations, contamination or of device malfunctions and/or device-related serious injuries or deaths and reporting to FDA of Corrections or Removals, when and as required under the FDCA;

(iii)                               has not, and none of its officers, directors, employees, shareholders, their agents or affiliates have, made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(iv)                              has not received any notice that any Governmental Authority, including the FDA, the Office of the Inspector General of HHS, the United States Department of Justice or any equivalent foreign agency, has commenced or threatened to initiate any action to enjoin a Loan Party, or any of its officers, directors, employees, shareholders, agents or Affiliates, from conducting their respective businesses at any facility owned or used by any of them, or for any material civil penalty, injunction, seizure or criminal action, or which would result in the revocation, transfer, surrender, suspension or other material impairment of any Required Permit;

(v)                                 is not a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.);

(vi)                              has not been threatened to be (A) excluded from United States health care programs pursuant to 42 U.S.C. §1320a7 and related regulations, (B) “suspended” or “debarred” from selling products to the United States government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable Laws or regulations, or (C) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any Law;

(vii)                           is in compliance with all Environmental Laws;

(viii)                        maintains or causes to be maintained a standard of care in the storage, use, transportation and disposal of all Products, medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is at least comparable to that which exists on the date of this Agreement and that is in conformity in all material respects with all applicable regulations and Laws;

(ix)                              maintains or causes to be maintained corporate regulatory compliance program (“CCP”) in accordance with Specified Laws, applicable regulatory guidance, and customary business practices for each Loan Party which includes at least the following components:  (A) specific officer within high-level personnel identified as having overall responsibility for regulatory compliance (B) training and education programs which effectively communicate the compliance standards and procedures to employees and agents;(C) policies and procedures to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (D) consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the CCP; and (E) mechanisms to immediately respond to detected violations of the CCP;

(x)                                 except as set forth on Schedule 5.30(a), has not received from the FDA at any time warning letters, Form FDA-483 inspection reports, “Untitled Letter”, other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, including the FDCA, or any comparable correspondence from any state or local authority responsible for regulating medical device products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof;

(xi)                              [reserved];

(xii)                           has entered into a Transport and Disposal Agreement with a reputable and qualified Person for the transport and disposal of hazardous wastes pursuant to which such Person has agreed to provide such transport and disposal services at all facilities at which such biomedical wastes and hazardous wastes are generated in conformity in all material respects with all applicable regulations and Laws and such Transport and Disposal Agreement remains in full force and effect; and

(xiii)                        except as set forth on Schedule 5.30(a), maintains or causes to be maintained a policy that prevents the exposure of employees or contractors to bloodborne pathogens by prohibiting staff from handling returned or used Product if such Product is not received in a decontaminated manner.

(b)                                 With respect to Products:

(i)                                     No Loan Party has acquired, received, or otherwise transferred any human tissue or organs for valuable consideration for use in human transplantation, in violation of any Law.

(ii)                                  Schedule 5.30(b), hereto lists all Required Permits issued by a Governmental Authority relating to a Product and/or the applicable Loan Party’s manufacture, sale, development, testing or marketing thereof maintained by Loan Parties as of the Closing Date, together with the applicable Product category corresponding to the Required Permits.  Loan Parties have delivered to the Administrative Agent on or prior to the Closing Date copies of all such Required Permits.  If, after the Closing Date, any Loan Party acquires or renews any Required Permit issued by a Governmental Authority relating to a Product and/or the applicable Loan Party’s manufacture, sale, development, testing or marketing thereof issued, Loan Parties shall promptly deliver a copy of such new or renewed Required Permit along with a copy of an update to Schedule 5.30(b);

(iii)                               Except as set forth on Schedule 5.30(b), each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Permits and Laws, including but not limited to the FDCA;

(iv)                              Without limiting the generality of Section 5.30(a)(i) above, with respect to any Product being tested or manufactured by any Loan Party or any Subsidiary of any Loan Party, such Person has received, and such Product shall be the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of such Person, and such Person has not received any notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (A) such Person’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of applicable Laws (including Healthcare Laws) and/or the Required Permits related to the manufacture of such Product, or (B) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by such Person should cease;

(v)                                 Without limiting the generality of Section 5.30(a)(i) above, with respect to any Product marketed, leased, rented, or sold by any Loan Party or any Subsidiary of any Loan Party, such Person shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed, leased, rented, or sold by such Person, and such Person has not received any notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace; and

(vi)                              the Loan Parties and their Subsidiaries have not experienced any significant failures in their manufacturing of any Product such that the amount of such Product successfully manufactured by them in accordance with all specifications thereof and any required payments related thereto in any month shall decrease significantly with respect to the quantities of such Product produced in the prior month.

(c)                                  Neither the execution nor performance by any Loan Party of any Loan Documents, nor the exercise of any remedies by any party thereunder, will adversely affect any of the Required Permits.

5.31                        OFAC.  Neither any Loan Party nor any Subsidiary or any Affiliate thereof is in violation of any of the Sanctions.  Neither any Loan Party nor any Subsidiary thereof, nor to the knowledge of such Loan Party or any of its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in a Sanctioned Entity, (c) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (d) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.  No part of the proceeds of the Loans will be used, directly or indirectly, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

ARTICLE 6

AFFIRMATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date, the Loan Parties shall and shall cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Administrative Agent for the benefit of each Lender:

(a)                                 Annual Financial Statements.  As soon as available, but in any event within one hundred and twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018) of the Loan Parties and their Subsidiaries, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and in the case of the consolidated financial statements audited and accompanied by a report and opinion of KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, explanation or exception or any qualification, explanation or exception as to the scope of such audit;

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters (commencing with the Fiscal Quarter ending March 31, 2019) of each Fiscal Year of the Loan Parties and their Subsidiaries, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           Management Discussion and Analysis.  Concurrently with any delivery under clause (a) or (d) of this Section 6.01 (with respect to clause (d), solely in the case of financial statements with respect to a month that coincides with the end of any Fiscal Quarter), a management discussion and analysis describing any differences in the reported financial results as between the periods covered and that in the same periods during the immediately preceding Fiscal Year, and as between such periods and the same periods included in the budget delivered pursuant to Section 6.02(c) below, which shall include, among any other information or explanation reasonably requested by the Administrative Agent, an explanation of any revenues, Consolidated EBITDA, Consolidated Capital Expenditures and new or lost customers that would assist the Lenders to better understand the results being reported; and

(d)           Monthly Reports.  As soon as available, but in any event within thirty (30) days after the end of each calendar month of the Loan Parties and their Subsidiaries, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding month of the previous Fiscal Year and to any budget provided pursuant to Section 6.02(c), all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent for the benefit of each Lender, in form and detail satisfactory to the Administrative Agent:

(a)           Accountant Certification.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)           Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Pro Forma Compliance Certificate executed by a Responsible Officer of the Borrower Representative, and such Pro Forma Compliance Certificate shall: (i) include such supplements to Schedules 5.13, 5.17, 5.20(a), 5.20(b), and 5.20(c) as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Pro Forma Compliance Certificate, provided, however, that in the event that any item included in such supplement shall constitute, result in or disclose a Default or an Event of Default hereunder, in no event shall the delivery of such supplement constitute a waiver of such Default or Event of Default by the Administrative Agent or any Lender, (ii) specify any information required to be delivered pursuant to the Security Agreement that has not already been identified in a written notice delivered to the Administrative Agent in accordance with the Security Agreement, and (iii) either confirm that there has been no material change in the Loan Parties’ insurance coverage since delivery of the immediately prior Pro Forma Compliance Certificate or identify any such change thereto;

(c)           Annual Budget.  Within sixty (60) days after the end of each Fiscal Year, the annual business plan and budget of the Loan Parties and their respective Subsidiaries containing, among other things, projected financial statements (including, without limitation, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of each such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for each such Fiscal Quarter) for each Fiscal Quarter through the Term Loan Maturity Date;

(d)           Audit Letters.  Copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties and their Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Subsidiaries, or any audit of any of them;

(e)           Public Company Reporting.  (i) to the extent that any Loan Party is a public company, promptly after the same are available (and in any event within ten (10) days thereof), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any Indebtedness owed by any Loan Party or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration or any successor agencies or authorities concerning environmental, health or safety matters, and (iii) all material reports and written information to and from any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(f)            Insurance Report.  By the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and their Subsidiaries and all material insurance coverage planned to be maintained by the Loan Parties and their Subsidiaries in the immediately succeeding Fiscal Year;

(g)           Annual Collateral Verification.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), an officer’s certificate (i) either confirming that there has been no change in the information set forth in the then existing schedules to the Security Agreement or identifying any such changes thereto and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Loan Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(h)           Real Property Leases.  Within forty-five (45) days after the end of each Fiscal Quarter, a report in form and substance satisfactory to the Administrative Agent identifying:  (i) all Real Property lease agreements to which any Loan Party is a party, (ii) the property governed by such Real Property lease agreements, (iii) the expiration dates of such lease agreements, and (iv) the amount of rental payments due under each lease agreement and such other information as the Administrative Agent may reasonably request; and

(i)            Additional Information.  Promptly (and in any event within two (2) days after a request therefor), such additional information (including Medicare and Medicaid cost reports and audits) regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including as required under the Patriot Act and the Beneficial Ownership Regulation).

6.03        Notices.

(a)           Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of the occurrence of any Default or Event of Default.

(b)           Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of the occurrence of any ERISA Event.

(d)           Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

(e)           Promptly (and in any event within two (2) Business Days), notify the Administrative Agent and each Lender, in writing, of the threat or institution of, or any material development in, any Proceeding against or affecting any Loan Party (i) in which the amount involved or relief sought is in excess of $1,000,000, (ii) which could reasonably be expected to have a Material Adverse Effect, (iii) which seeks injunctive relief, (iv) which alleges criminal misconduct by any Loan Party, (v) which alleges material violations of any Laws or Governmental Approvals, or (vi) which alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liability.

(f)            Promptly (and in any event within two (2) Business Days of such event), notify the Administrative Agent and each Lender, in writing, of (i) any loss, damage or destruction to the Collateral in the amount of $1,000,000 or more individually, whether or not covered by insurance and (ii) any change in the information which would require a material correction or material addition to Schedule 1 to the Security Agreement.

(g)           Immediately notify the Administrative Agent and each Lender, in writing, upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party of, (i) any Loan Party’s default pursuant to the terms of any Material Contract or lease to which such Loan Party is a party or (ii) the termination of, or the intent or threat to terminate, any such Material Contract or lease.

(h)           Upon the written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such Facilities.  If the Loan Parties fail to deliver such an environmental report within forty-five (45) days after receipt of such written request then the Administrative Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling).  The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

(i)            Promptly notify the Administrative Agent and each Lender of any Loan Party’s receipt of notice of any citation, any investigation or audit, or pending or threatened proceedings relating to, any material violation by any Loan Party of any Healthcare Law, including, without regard to materiality, (x) any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions and (y) any criminal or civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, CMS (formerly HCFA), or any other Governmental Authority.

(j)            Promptly notify the Administrative Agent and each Lender of any Loan Party’s receipt of a written recommendation from any Governmental Authority or other regulatory body that such Loan Party should have its licensure, provider or supplier number or accreditation suspended, revoked, or limited in any material way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare, or any other government program regulations suspended, revoked, or limited in any material way.

(k)           Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(l)            In addition to and not in limitation of any other provision of this Agreement, it is understood and agreed that Borrower Representative shall (a) within two (2) Business Days notify the Administrative Agent and each Lender of any material adverse developments related to that certain subpoena dated July 11, 2017 and issued to Borrower Representative or any other Loan Party by the United States Attorneys’ Office for the Eastern District of Pennsylvania pursuant to 18 U.S.C. § 3486 (the “Subpoena”), (b) shall participate in a phone call with the Administrative Agent and the Lenders quarterly, at the request of the Administrative Agent, in order to provide an update on the status of the Subpoena, relevant related details and what action the Loan Parties have taken over the course of the previous quarter and propose to take with respect thereto, and (c) shall provide such other documents, instruments, agreements and information related to the Subpoena as reasonably requested by the Administrative Agent and each Lender.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations: Tax Returns.

(a)           Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being Properly Contested.

(b)           Timely file or cause to be timely filed all federal, state and other material tax returns required to be filed.

6.05        Preservation of Existence, Material Contracts, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(b)           Preserve, renew and maintain in full force and effect its good standing and qualification to do business under the Laws of the jurisdiction of its organization and in any other jurisdiction where failure to so maintain good standing or qualification would have or would constitute a Material Adverse Effect.

(c)           Preserve, renew and maintain all Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated.

(d)           Preserve, register and renew whenever applicable all of its material registered patents, copyrights, trademarks, trade names and service marks as are necessary for the conduct of its business as currently conducted and herein contemplated.

(e)           Maintain all Material Contracts to which it is a party without default or right of any counterparty thereto to terminate or accelerate thereunder unless replaced with one or more alternative contracts of substantially equivalent value.

6.06        Maintenance of Properties.

(a)           Maintain, preserve and protect all of its property owned or used in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)           Make all necessary repairs thereto and renewals and replacements thereof.

(c)           Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

6.07        Maintenance of Insurance.  Maintain or cause to be maintained, with financially sound and reputable insurers rated not less than A-, Class VII by Best’s, commercial general liability insurance, professional liability insurance, product liability insurance, business interruption insurance, pollution liability insurance and all risk property insurance, in each case with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and in amounts and otherwise on such terms and conditions as shall be customary for such Persons (including perils of flood, quake and/or windstorm, as applicable) and reasonably acceptable to the Administrative Agent.  Without limiting the generality of the foregoing, if the Property or any part thereof is identified by the Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in compliance with applicable flood insurance Laws and in an amount equal to the lesser of: (x) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Obligations if replacement cost coverage is not available for the type of building insured); or (y) such lesser amount as may be required by Administrative Agent; provided, such amount not to be less than the amount required under any applicable flood insurance Laws.  Each such policy of insurance shall (i) name Administrative Agent, on behalf of each Lender as an additional insured by endorsement thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders, as the lender’s loss payee thereunder and (iii) provide for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.  The Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters.  The Loan Parties or their insurance broker shall provide a certificate of insurance upon each policy renewal or replacement.  In the event Borrowers fail within ten (10) Business Days after Administrative Agent’s request to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense to protect the Administrative Agent’s interests in the Collateral.  This insurance may, but need not, protect Borrowers’ interests.  The coverage purchased by Administrative Agent may, but need not, pay any claim made by any Loan Party or any claim that is made against any Loan Party in connection with the Collateral.  Loan Parties may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Loan Parties have obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law, Loan Parties will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Loan Parties are able to obtain on their own.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and Governmental Approvals applicable to it (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being Properly Contested or where failure to comply could not reasonably be expected to have a Material Adverse Effect.  The Loan Parties will (i) other than with respect to a Voluntary Termination, maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any healthcare or other business conducted or hereafter conducted or of the Business as it is currently conducted, all Permits necessary under Healthcare Laws to continue to bill or receive payment or reimbursement under all Third Party Payor Programs in which any Loan Party or the Business participates as of the date of this Agreement or any time hereafter, and (ii) provide to the Administrative Agent upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the Business and the business of each Loan Party (collectively, “Participation Agreements”).  Other than with respect to a Voluntary Termination, the Loan Parties will at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to such Loan Party necessary in order to maintain in good standing and without default or limitation under all such Participation Agreements.

6.09        Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be, in each case in accordance with GAAP.

(b)           Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit (a) representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and conduct audits and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that absent the existence of a Default or Event of Default, the Loan Parties shall be liable for no more than one

(1) such inspection in any Fiscal Year, and (b) representatives and independent contractors of the Administrative Agent to conduct an annual audit of the Collateral at the expense of the Loan Parties and upon reasonable advance notice to the Loan Parties, provided, that when a Default or an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and, in the case of Collateral audits, as frequently as deemed necessary by the Administrative Agent.  A representative of each Lender shall have the right to accompany the Administrative Agent in connection with all such inspections, audits and examinations (at such Lender’s sole cost and expense if a Default or an Event of Default has not occurred and is continuing).

6.11        Use of Proceeds.

(a)           (i) Use the proceeds of the Initial Term Loan to (x) refinance Indebtedness of the Loan Parties and their Subsidiaries under the Original Loan Agreement, (y) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under this Agreement, and (z) make distributions in an aggregate amount equal to $142,736,452 to holders of Capital Stock of Holdings as set forth in Section 2.5(ii) of the Note and Unit Purchase Agreement (the “Closing Date Distributions”).

(ii) Use the proceeds of the Delayed — Draw Term Loans solely to finance Permitted Acquisitions and to pay fees and transaction costs associated with such Permitted Acquisitions.

(iii) Use the proceeds of each Incremental Facility consisting of Term Loans solely to finance Permitted Acquisitions and to pay fees and transaction costs associated with such Permitted Acquisitions.

(b)           Use proceeds of the Revolving Loans and Swingline Loans (i) in an amount not to exceed $25,000,000 to finance working capital, make Capital Expenditures, and for other general corporate purposes; and (ii) in an amount not to exceed $50,000,000 solely to finance Permitted Acquisitions and to pay fees and transaction costs associated with such Permitted Acquisitions.

(c)           Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12        Additional Subsidiaries.  Simultaneously with (or such longer period as the Administrative Agent may provide at its sole option) any Acquisition or the formation of any Subsidiary:

(a)           notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)           simultaneously with a Permitted Acquisition, or within thirty (30) days (in each case, or such later date as may be approved in writing by the Administrative Agent at its sole option) of any Subsidiary being formed, cause each Subsidiary formed or acquired in connection with such Permitted Acquisition, other than an Excluded Subsidiary or an Excluded Foreign Subsidiary, to (A) become a Borrower or Guarantor (to be determined by the Administrative Agent absent the prior direction of the Required Lenders in their sole discretion) by executing and delivering to the Administrative Agent a joinder agreement or such other document as the Administrative Agent may reasonably request for such purpose (including as required under the Security Agreement), and (B) deliver to the Administrative

Agent documents of the types referred to in Sections 4.01(b), (c), and (d) and take any actions required under Section 6.14, and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13        ERISA Compliance.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each ERISA Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each ERISA Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any ERISA Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

6.14        Further Assurances.

(a)           To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), the Loan Parties will promptly (and in any event within thirty (30) days) deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents, including, within thirty (30) days of such acquisition, Deposit Account Control Agreements), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably deems necessary or advisable in order to ensure that each Loan Party (including any Person required to become a Guarantor or Borrower pursuant to Section 6.12 hereof) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property, including all of its Capital Stock (other than Excluded Property), as security for the Obligations of such Loan Party.

(b)           Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock owned by the Loan Parties of each Domestic Subsidiary and (b) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock owned by the Loan Parties entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party or any Foreign Subsidiary Holdco owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall request; provided, however, that the Loan Parties shall not be required to pledge the Capital Stock of any non-Wholly Owned Subsidiary to the extent (a) consent of the minority investor is required pursuant to the Organizational Documents of such Excluded Subsidiary (and such consent was not required in connection with or in contemplation or anticipation of such pledge) and not obtained after using commercially reasonable efforts and (b) such non-Wholly Owned Subsidiary is an Excluded Subsidiary.

(c)           With respect to each Account for which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, the Loan Parties will take such steps as the Administrative Agent may from time to time reasonably request to ensure such perfection, enforceability, validity of the Lien or right to obtain direct payment, including compliance with the Federal Assignment of Claims Act of 1940.

(d)           If an Event of Default exists, each Loan Party shall grant (and in any event, shall be deemed to grant) a first priority, perfected Lien (except for Permitted Liens) on any additional Property of the Loan Parties (including Excluded Property other than as described in clauses (e), (h) and (j) of the Excluded Property definition) in favor of Administrative Agent for the benefit of itself, the other Lenders and the other Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents as requested by Administrative Agent in its sole discretion.

(e)           Each Loan Party will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Administrative Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the Closing Date), including on any and all assets of each Loan Party (other than Excluded Property), whether now owned or hereafter acquired.

(f)            The Loan Parties shall deliver to the Administrative Agent fully-executed agreements, in form and substance satisfactory to the Administrative Agent, between the Loan Parties, the Administrative Agent and the Loan Parties’ vendors (including the Brightree Collateral Assignment Agreement to be delivered in accordance with Section 4.01(j)) that provide off-site data storage, network hosting or management, shared application services or other “cloud-based” services to any Loan Party, which shall provide the Administrative Agent with such access to the Loan Parties’ billing and Accounts records as the Administrative Agent deems necessary or helpful in connection with the Administrative Agent’s and Lenders’ audit and inspection rights under the Loan Documents and the collection or realization of or on the Collateral

6.15        Covenant with Respect to Environmental Matters.  In respect of all environmental matters:

(a)           comply in all material respects with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties or their Property; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities, provided, that the Loan Parties shall not be required to pay any such fine or assessment so long as the validity thereof shall be Properly Contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;

(b)           promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 5.09 to cease to be true in all material respects (without duplication of any materiality qualifier therein) for any time before the Termination Date;

(c)           not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any liability, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws;

(d)                                 promptly contain or remove any Hazardous Materials found on the Facilities in violation of any applicable Environmental Law, which containment or removal must be done in compliance with applicable Environmental Laws and at the Loan Parties’ expense; and the Loan Parties agree that the Administrative Agent has the right, at its sole option but at the Loan Parties’ expense, to have an environmental engineer or other representative review the work being done; and

(e)                                  indemnify, protect, defend and hold harmless each Indemnitee from and against and all liabilities, obligations, losses, damages (including, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Loan Party, any Lender, the Administrative Agent, any other Indemnitee or the Facilities.  The provisions of this Section 6.15(e) shall continue in effect and shall survive the Termination Date.

6.16                        Covenants with Respect to Real Property.  With respect to Mortgaged Property acquired by any Loan Party after the Closing Date, deliver to the Administrative Agent within sixty (60) days of the date such Mortgaged Property was acquired, as the case may be, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)                                 a Mortgage Instrument encumbering the fee interest of any Loan Party in such Mortgaged Property;

(b)                                 all other Mortgage Supporting Documents required by Administrative Agent with respect to such Mortgaged Property;

(c)                                  a customary legal opinion of special local counsel for the Loan Parties for the state in which such Mortgaged Property is located in form and substance reasonably acceptable to the Administrative Agent;

(d)                                 evidence reasonably satisfactory to the Administrative Agent of comprehensive “all risk” insurance with respect to such Mortgaged Property in form and substance satisfactory to the Administrative Agent; and

(e)                                  an environmental site assessment of such Mortgaged Property from an environmental consulting firm acceptable to the Administrative Agent.

6.17                        Lenders Meetings.  The Loan Parties will, upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Borrowers and the Administrative Agent) at such time as may be agreed to by the Borrowers and the Administrative Agent, provided that during the existence of an Event of Default, meetings may be held more frequently than once per Fiscal Year.

6.18                        Post-Closing Covenants.  The Loan Parties shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 6.18, in form and substance acceptable to the Administrative Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent, at its sole option, each of which shall be completed or provided in form and substance satisfactory to the Administrative Agent.

6.19                        Qualified ECP Guarantors.  Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.19 or otherwise under this Agreement, as it relates to such other Loan Party, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and all Commitments and Letters of Credit have been terminated.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6.20                        Interest Rate Protection.  Within ninety (90) days after the Closing Date, the Borrowers shall enter into, and thereafter maintain in full force and effect, Secured Hedge Agreements with coverage in a notional amount of not less than 50% of the outstanding principal amount of the Term Loans and having a term of at least three (3) years commencing after the Closing Date, and otherwise on other terms and conditions reasonably satisfactory to the Administrative Agent.  If the Borrowers are required to maintain such Secured Hedge Agreements and an Incremental Term Loan or a Delayed — Draw Term Loan is subsequently funded, the Borrowers shall have a period of thirty (30) days following such funding to comply with the requirements of this Section 6.20 as to entering into Secured Hedge Agreements with coverage in a notional amount of not less than 50% of the outstanding principal amount of the Term Loan (after taking into account the additional Term Loans funded).

6.21                        Covenants Regarding Products and Compliance with Required Permits.

(a)                                 Without limiting the generality of Section 6.08, each Loan Party and its Subsidiaries shall comply fully and completely in all material respects with all Required Permits at all times issued by any Governmental Authority, including the FDA, with respect to such development, testing, manufacture, marketing, sales, or leasing of such Product by such Person as such activities are at any such time being conducted by such Person, including the timely filing (after giving effect to any extension duly obtained) of all notifications, reports, submissions, Required Permit renewals, cost reports and other reports of every kind whatsoever required by applicable Laws (which reports shall be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled) and shall operate in a manner such that the Required Permits remain in full force and effect.

(b)                                 Loan Parties and their Subsidiaries shall maintain in full force and effect the Transport and Disposal Agreement or such other agreement in form and substance for the transport and disposal of hazardous wastes with respect to all facilities at which such waste is generated.

6.22                        Healthcare Operations.  Without limiting the generality of the foregoing covenants and to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, the Loan Parties hereby covenant that the Loan Parties will:

(a)                                 timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals, cost reports and other reports or documents of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled);

(b)                                 maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts that would materially impair the use or operation of any healthcare or other business conducted or hereafter conducted by any Loan Party, all Permits necessary under Healthcare Laws to carry on the Business of the Loan Parties as it is conducted on the Closing Date or substantially similar thereto; and

(c)                                  at all times be HIPAA Compliant.

6.23                        Patriot Act; OFAC.  (a) Comply with the Patriot Act, (b) use no part of the proceeds of the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and (c) comply with the Sanctions.

ARTICLE 7

NEGATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents (including Banking Services Obligations);

(b)                                 Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 7.01 and refinancings and extensions of any such Indebtedness if the representations, warranties, covenants, events of default and other material terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended, provided, such Indebtedness permitted under the immediately preceding clause shall not (i) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (ii) exceed in a principal amount the Indebtedness being renewed, extended or refinanced;

(c)                                  purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases) hereafter incurred by the Loan Parties or any of their Subsidiaries to finance the purchase of fixed assets, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $40,000,000;

(d)                                 obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Hedge Agreement to the extent required by Section 6.20;

(e)                                  intercompany Indebtedness permitted under Section 7.03(h), provided that such intercompany Indebtedness is evidenced by a demand note (which may cover all such intercompany Indebtedness) in form and substance satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Security Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(f)                                   Indebtedness assumed in connection with (or attaching to assets of a Person that becomes a Subsidiary in connection with) a Permitted Acquisition, provided that (i) the aggregate amount of such Indebtedness shall not exceed $6,000,000 in the aggregate at any time and (ii) such Indebtedness exists at the time such Person becomes a Subsidiary or such Permitted Acquisition occurs and is not created in contemplation of or in connection therewith;

(g)                                  Guarantees with respect to Indebtedness permitted under this Section 7.01;

(h)                                 current Indebtedness maturing in less than one (1) year and incurred in the ordinary course of business for raw materials, supplies, equipment, services Taxes or labor;

(i)                                     so long as in the aggregate such Indebtedness does not exceed $4,000,000, Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice;

(j)                                    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(k)                                 Indebtedness arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(l)                                     Indebtedness due to sellers in connection with Permitted Acquisitions, including any Earn-Out Obligations incurred in connection thereto, so long as (a) with respect to the Verus Merger and subject to clause (d) hereof, the aggregate principal amount of such Indebtedness shall not exceed $12,000,000 at any time outstanding, (b) with respect to the Gould’s Acquisition and subject to clause (d) hereof, the aggregate principal amount of such Indebtedness shall not exceed $1,500,000 at any time outstanding, (c) with respect to the Med Way Acquisition and subject to clause (d) hereof, the aggregate principal amount of such Indebtedness shall not exceed $5,000,000 at any time outstanding, (d) each of the Earn-Out Obligations with respect to the Verus Merger, Gould’s Acquisition and Med Way Acquisition shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent and prior to any payments (other than payments solely in Capital Stock (which may not be Disqualified Capital Stock) of Holdings) of Earn-Out Obligations with respect to each of the Verus Merger, Gould’s Acquisition and Med Way Acquisition, Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such payment on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, (ii) the Consolidated Total Leverage Ratio does not exceed 3.00:1.00 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (iii) Excess Liquidity as of the date of the payment shall be at least $10,000,000, and (e) for all other Permitted Acquisitions, the aggregate principal amount of such Indebtedness shall not exceed $8,500,000 at any time outstanding;

(m)                             [reserved];

(n)                                 the Gould’s Subordinated Note in an aggregate principal amount not to exceed $2,000,000 so long as the obligations thereunder are subject to a Subordination Agreement in form and substance satisfactory to the Administrative Agent (provided, prior to any payments (other than payments solely in Capital Stock (which may not be Disqualified Capital Stock) of Holdings) of principal under the Gould’s Subordinated Note, Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such payment on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, (ii) the Consolidated Total Leverage Ratio does not exceed 3.00:1.00 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (iii) Excess Liquidity as of the date of the payment shall be at least $10,000,000); and

(o)                                 other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

7.02                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Closing Date and listed on Schedule 7.02;

(c)                                  Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being Properly Contested;

(d)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, (i) are unfiled and no other action has been taken to enforce the same or (ii) are being Properly Contested;

(e)                                  segregated cash pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   segregated cash deposits to secure the performance of bids, trade contracts, licenses and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature (other than Indebtedness) incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing Indebtedness permitted under Section 7.01(c), provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens (unless such Lien is a refinancing a pre-existing Lien) attached to such Property concurrently with or within thirty (30) days after the acquisition thereof;

(i)                                     leases, non-exclusive licenses or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary and not adverse to the interests of the Administrative Agent or the Lenders in any material respect;

(j)                                    any interest of title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;

(k)                                 normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;

(l)                                     Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m)                             Liens solely on any cash earnest money deposits made by any Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(n)                                 all bonds, deposits and security instruments or other Liens required or imposed by any Governmental Authority or Third Party Payor in connection with the Business of the Loan Parties in the ordinary course of business;

(o)                                 Liens in favor of the Administrative Agent, L/C Issuer, Support Provider or Swingline Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(p)                                 Liens consisting of judgment, appeal bonds, judicial attachment liens or other similar Liens arising in connection with court proceedings, provided that the enforcement of such Liens is effectively stayed and all such Liens secure judgments the existence of which do not constitute an Event of Default under Section 9.01(h);

(q)                                 Liens (junior in priority and subordinated in all respects to the Liens securing the Obligations in a manner satisfactory to the Administrative Agent through at least one hundred and eighty (180) days following the Term Loan Maturity Date (as such date may be extended through any amendment, restatement, supplement or other modification to this Agreement)) securing Indebtedness permitted under Section 7.01(l); and

(r)                                    Liens (junior in priority to the Liens securing the Obligations) not otherwise permitted hereunder so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $4,000,000 at any one time.

7.03                        Investments.  Make any Investments, except:

(a)                                 cash or Cash Equivalents;

(b)                                 accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)                                  Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d)                                 Investments existing as of the Closing Date and set forth in Schedule 7.03; provided that the amount of such Investment is not increased after the Closing Date except in accordance with this Section 7.03;

(e)                                  Guarantees permitted by Section 7.01;

(f)                                   Permitted Acquisitions and Capital Expenditures otherwise permitted hereunder;

(g)                                  loans or advances to officers, directors, managers, consultants and employees of any Loan Party for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business or constituting advances in payroll payments and expenses or relating to indemnification or reimbursement in respect of liability relating to their serving in any capacity in the ordinary course of business; provided, such loans and advances at any time outstanding shall not in the aggregate exceed $1,000,000;

(h)                                 intercompany Investments by any Loan Party in any other wholly owned Loan Party (excluding Intermediate Holdings);

(i)                                     non-cash purchase money loans and advances to employees, directors and officers to finance the purchase by such Persons of Capital Stock issued by Intermediate Holdings; provided, such loans and advances at any time outstanding shall not in the aggregate exceed $4,000,000;

(j)                                    to the extent constituting an Investment, any Secured Hedge Agreement entered into for risk management purposes and not speculative purposes;

(k)                                 Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business or otherwise constituting deposits permitted pursuant to Section 7.02(f), (k) or (n);

(l)                                     Investments in the ordinary course of business and consistent with past practice, consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, (iii) loans or advances made to distributors not to exceed in the aggregate at any time $250,000 so long as no Default or Event of Default exists at the time such loan or advance is made or would result from the making of such loan or advance, (iv) advances of payroll payments to employees or other advances of salaries or compensation (including advances against commissions) to employees and sales representatives not to exceed in the aggregate at any time $500,000 so long as no Default or Event of Default exists at the time such loan or advance is made or would result from the making of such loan or advance and (v) Investments maintained in connection with any Loan Party’s deferred compensation plan approved by such Loan Party’s board of directors or managers, as applicable;

(m)                             Investments in Excluded Subsidiaries and non-Wholly Owned Subsidiaries in an aggregate amount (as of the date such Investment is made) not to exceed $3,000,000 prior to the Termination Date; and

(n)                                 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Investments by the Loan Parties and their Subsidiaries (other than Investments in Persons who are not Loan Parties) not exceeding in the aggregate the sum of (i) $3,000,000 plus (ii) any returns (including dividends, interest, distributions and returns of principal) actually received by the Loan Parties in cash in respect of Investments made under Section 7.03(k).

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person; provided, however, that, subject to the terms of Sections 6.12 and 6.14 (a) any Loan Party other than Intermediate Holdings may merge or consolidate with any other Loan Party other than Intermediate Holdings, provided that, if such transaction involves a Borrower, such Borrower is the surviving entity, (b) any Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.05, and (c) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and substantially all of its assets and business is transferred to a Loan Party in any manner satisfactory to the Administrative Agent.  Notwithstanding anything in the foregoing to the contrary, no merger or consolidation otherwise permitted under any of the foregoing provisos shall be permitted if any Loan Party would not be Solvent after giving effect to such merger or consolidation.

7.05                        Dispositions.  Make any Disposition other than:

(a)                                 sales of inventory in the ordinary course of business of the Loan Parties and their Subsidiaries;

(b)                                 any sale, transfer or other disposition of Property by any Loan Party to any other Loan Party so long as no Loan Party would fail to be Solvent after giving effect to such sale, transfer or other disposition;

(c)                                  so long as no Default or Event of Default exists or would result therefrom, (i) sell, transfer or otherwise dispose of equipment for fair market value not in excess of $100,000 per transaction (or series of related transactions) and $500,000 in any Fiscal Year of the Loan Parties, and (ii) sell or trade-in equipment in connection with the acquisition of replacement equipment;

(d)                                 the sale, transfer or other disposition of obsolete or worn out tangible Property which is no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries;

(e)                                  any Involuntary Disposition by any Loan Party or any Subsidiary;

(f)                                   any non-exclusive license of any IP Rights by any Loan Party or any Subsidiary in the ordinary course of business, provided that such license does not materially impair the value of any such IP Right as Collateral or the security interest of the Administrative Agent granted under the Loan Documents;

(g)                                  the sale, transfer or other disposition of accounts receivable constituting bad debts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing); and

(h)                                 other Dispositions by the Borrowers and their Subsidiaries the proceeds (valued at the principal amount in the case of non-cash proceeds consisting of notes or other evidences of Indebtedness and valued at fair market value in the case of all other non-cash proceeds) of which do not exceed $2,000,000 in the aggregate in any Fiscal Year, provided that (i) no such Disposition involves the sale or other disposition of a minority equity interest in the Borrower or any Loan Party (other than Intermediate Holdings to the extent permitted hereunder), (ii) no less than ninety percent (90%) of the proceeds of such Disposition consist of cash or Cash Equivalents received contemporaneously with the consummation of such Disposition, (iii) the proceeds received in consideration for such Disposition shall not be less than the fair market value of the Property disposed of, (iv) the Net Cash Proceeds of any such Disposition are applied in the manner specified in Section 2.05(b)(ii) hereof and (v) both immediately before and after giving effect to any such Disposition, no Default or Event of Default exists or would result therefrom.

Notwithstanding the foregoing, nothing in this Section 7.05 shall directly or indirectly permit any Disposition that would result in a Change of Control.

7.06                        Restricted Payments.  Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that:

(a)                                 each Subsidiary of the Loan Parties may make Restricted Payments (directly or indirectly) to any Loan Party (other than Intermediate Holdings);

(b)                                 each Loan Party and each Subsidiary may declare and make non-cash dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend or distribution;

(c)                                  the Borrowers may pay expense reimbursement obligations in respect of reasonable and documented third-party out-of-pocket costs incurred by the Sponsor that are reimbursable to the Sponsor by the Borrowers pursuant to management agreements entered into following the Closing Date, so long as (i) such reimbursed costs do not exceed $500,000 in the aggregate in any Fiscal Year, (ii) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom and (iii) the Loan Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article 8 for the most recently completed four (4) Fiscal Quarter period, after giving effect to such payment;

(d)                                 the Loan Parties may make Restricted Payments to Holdings to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings held by any present or former employee or director of Holdings or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) upon such Person’s death, disability, retirement or termination of employment or under the terms of any such benefit plan or agreement, provided that (i) the aggregate amount of any such purchases or redemptions shall not exceed $1,750,000 in any Fiscal Year, (ii) no Default or Event of Default then exists or would result therefrom, and (iii) the Loan Parties shall have Excess Liquidity in an amount equal to or greater than $10,000,000;

(e)                                  the Loan Parties may make Restricted Payments to Holdings, and Holdings may in turn distribute Tax Distributions (which may only be paid annually based on Holdings’ audited financial statements or, so long as no Event of Default is then outstanding, in multiple installments, based on Borrower’s good-faith and reasonable estimate of income to be generated by Holdings’ and its

Subsidiaries’ business in such year) to allow Parents to meet their tax obligations on such income in a timely manner;

(f)                                   the Loan Parties may make dividend payments and distributions as required pursuant to (i) Section 14 of that certain operating agreement for Royal Homestar LLC, dated as of March 1, 2013, in the form provided to the Administrative Agent on the Closing Date, (ii) Section 4.02 of that certain operating agreement for Southeast Sleep Holdings, LLC, in the form provided to the Administrative Agent on May 17, 2018, (iii) Section 4.02 of that certain operating agreement for Sleep Therapy, LLC, in the form provided to the Administrative Agent on December 20, 2018, subject to Section 7.10 hereof, and (iv) Section 4.02 of that certain operating agreement for Olean General Healthcare Systems, LLC, in the form provided to the Administrative Agent on May 17, 2018, provided, in each case, that (1) no Default or Event of Default then exists or would result therefrom and (2) the Loan Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article 8 for the most recently completed four (4) Fiscal Quarter period, after giving effect to such dividend payment or distribution;

(g)                                  the Loan Parties may make Restricted Payments to Holdings (i) to make Preferred Note Cash Interest Payments due and owing at such time under the Preferred Note (without giving effect to any amendment, restatements, supplement or any other modification to such Preferred Note not approved in writing by the Administrative Agent) and (ii) AHYDO Catch-Up Payments, in each case so long as (A) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom and (B) the Loan Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article 8 for the most recently completed four (4) Fiscal Quarter period, after giving effect to such payment;

(h)                                 the Loan Parties may make Restricted Payments to Holdings to make Preferred Note PIK Interest Payments due and owing at such time under the Preferred Note (without giving effect to any amendment, restatements, supplement or any other modification to such Preferred Note not approved in writing by the Administrative Agent) so long as (i) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom, (ii) the Loan Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article 8 (other than with respect to the Consolidated Total Leverage Ratio which is subject to the immediately following clause (iii)) for the most recently completed four (4) Fiscal Quarter period, after giving effect to such payment, and (iii) the Loan Parties will be in compliance on a Pro Forma Basis with a Consolidated Total Leverage Ratio of less than 3.00 to 1.00 for the most recently completed four (4) Fiscal Quarter period, after giving effect to such payment;

(i)                                     the Loan Parties may make Restricted Payments not otherwise permitted by this Section 7.06 so long as (i) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom and (ii) the Loan Parties will be in compliance on a Pro Forma Basis with a Consolidated Total Leverage Ratio of less than 1.75 to 1.00 for the most recently completed four (4) Fiscal Quarter period, after giving effect to such payment; and

(j)                                    the Loan Parties may make Restricted Payments constituting Closing Date Distributions.

7.07                        Change in Nature of Business; Cloud-Based Billing.  Engage to any material extent in any business different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto or reasonably ancillary, complementary or a reasonable extension, development or expansion of such business.  No Loan Party will utilize or enter into any agreement with any remote access or internet-based/cloud-based billing services or records repository provider without first entering into such agreements with the Administrative Agent and such service provider, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent shall deem necessary or helpful in the collection or realization of or on its Collateral.

7.08        Transactions with Affiliates and Insiders.  Enter into or permit to exist any transaction or series of transactions with (a) any Excluded Subsidiary or (b) any officer, director or Affiliate of such Person other than (i) transactions between the Loan Parties, (ii) intercompany transactions expressly permitted by Sections 7.01, 7.03, 7.04, 7.05 or 7.06, (iii) customary and reasonable compensation and reimbursement of expenses of officers and directors, (iv) to the extent permitted by Section 7.06, payment of the Sponsor expense reimbursements, and (v) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Excluded Subsidiary, officer, director or Affiliate.

7.09        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, (v) grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (A) this Agreement and the other Loan Documents, (B) any document or instrument governing Indebtedness incurred pursuant to Section 7.01(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (D) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale, and (E)  customary restrictions on assignment contained in leases, licenses and other contracts entered into in the ordinary course of business with third parties and not for the purpose of circumventing any provision of this Agreement.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; provided, however, that no proceeds of any Credit Extension shall be received in any manner by any Excluded Subsidiary, including by way of any Investment or distribution of any Loan Party other than as expressly permitted herein.

7.11        Amendments to Certain Agreements.

(a)           Pay any Earn-Out Obligations or obligations under the Gould’s Subordinated Note, in each case, prior to the due date for such obligations or when a Default or an Event of Default is continuing.

(b)           Amend or modify, or waive any rights under any Material Contract if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders.

7.12        Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)           Amend, modify or change its Organization Documents in a manner which is materially adverse to the interests of the Administrative Agent or the Lenders.

(b)           Change its Fiscal Year.

(c)           Change its name or its state of formation or form of organization without providing thirty (30) days prior written notice to the Administrative Agent, provided that nothing herein shall permit any Loan Party to change its state of formation in a state or jurisdiction outside the United States.

(d)           Make any significant change in accounting treatment or reporting practices, except as required by GAAP.

7.13        Ownership of Subsidiaries.  Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than any Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Subsidiary other than owned by any holders (other than Loan Parties) of Capital Stock of any non-Wholly Owned Subsidiary permitted under clauses (d), (f), and/or (m) of Section 7.03, (ii) permit any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock, (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary other than pursuant to the Loan Documents.

7.14        Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction.

7.15        Limitations on Holdings.  Permit Intermediate Holdings or Holdings, directly or indirectly, to (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) Holdings’ Obligations under the Preferred Note and (ii) Intermediate Holdings’ Obligations hereunder, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by Holdings or Intermediate Holdings other than, with respect to Intermediate Holdings only, the Liens created under the Loan Documents to which it is a party, (c) engage in any business or activity or own any assets (including, without limitation, cash and Cash Equivalents) other than (i) holding one hundred percent (100%) of the Capital Stock of Intermediate Holdings and the Borrowers, as applicable and (ii) performing its obligations and activities incidental thereto and (iii) with respect to Intermediate Holdings, performing its obligations under the Loan Documents, (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

7.16        Account Control Agreements; Bank Accounts.  Open, maintain or otherwise have any bank account, other than (a) deposit accounts with CIT Bank, N.A., (b) deposit accounts consented to by the Administrative Agent that are subject to a Deposit Account Control Agreement, and (c) Excluded Accounts.

7.17        Permits.

(a)           (i) Suffer or permit to occur (A) any transfer of a Required Permit or rights thereunder to any Person (other than a Loan Party or the Administrative Agent) other than with respect to a Voluntary Termination; or (B) any rescission, withdrawal, revocation, termination, amendment or modification of or other alteration to the nature, tenor or scope of any Required Permit except for any such amendment, modification or other alteration which does not have a Material Adverse Effect and does not materially adversely affect the Administrative Agent’s rights and remedies with respect to the Collateral; or (ii) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Required Permits in any material respect, other than with respect to a Voluntary Termination.

(b)           Terminate, surrender, modify, limit, withdraw or rescind any Participation Agreement or participation in any other Third Party Payor Program.

7.18        Covenants Relating to Excluded Subsidiaries.  Notwithstanding anything in this Agreement to the contrary:

(a)           no Loan Party shall provide any guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of an Excluded Subsidiary or Excluded Foreign Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such Excluded Subsidiary or Excluded Foreign Subsidiary, (i) have any direct or indirect obligation to maintain or preserve the financial condition of such Excluded Subsidiary or Excluded Foreign Subsidiary or to cause any such Excluded Subsidiary or Excluded Foreign Subsidiary to achieve any specified level of operating results, and (ii) permit a Lien on any of its property to secure, or permit any of its property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any Excluded Subsidiary or Excluded Foreign Subsidiary; and

(b)           no Loan Party shall permit an Excluded Subsidiary to (i) own any Capital Stock issued by a Loan Party, (ii) hold any Indebtedness of any Loan Party, or (iii) hold any Lien on property of any Loan Party.

ARTICLE 8

FINANCIAL COVENANTS

8.01        Financial Covenants.  So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties agree that:

(a)           Consolidated Total Leverage Ratio.  The Consolidated Total Leverage Ratio as of the end of any Fiscal Quarter set forth below shall not be greater than the ratio set forth opposite such Fiscal Quarter:

Each Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2019 through and including September 30, 2020	3.75 to 1.00
December 31, 2020 through the Termination Date	3.25 to 1.00

(b)           Consolidated Fixed Charges Coverage Ratio.  Beginning with the Fiscal Quarter ending June 30, 2019, the Consolidated Fixed Charges Coverage Ratio as of the end of each Fiscal Quarter shall not be less than 1.25 to 1.00.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Loan or any Letter of Credit Liabilities, or (ii) within one (1) Business Day after the same becomes due, any interest on any Loan or any Letter of Credit Liabilities, or any commitment fee, utilization fee or other fee due hereunder, or (iii) within five (5) Business Day after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05 (with respect to each Borrower’s existence), 6.07, 6.10, 6.11, 6.12, 6.14, 6.18, 6.19, Article 7, Article 8 or Article 10; or

(c)           Other Defaults.  (i) An event of default has occurred under any other Loan Document, or (ii) any Loan Party fails to perform, observe or comply with any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document and such failure continues for thirty (30) days after the earlier of (x) a Responsible Officer of any Loan Party becoming aware of such failure or (y) notice thereof to any Loan Party by the Administrative Agent or any Lender; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (except to the extent already qualified by knowledge, materiality or Material Adverse Effect, in which case it shall be true and correct in all respects and shall not be incorrect or misleading in any respect); or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of one or more items of Indebtedness (other than Indebtedness hereunder or under any Hedge Agreement) having an aggregate principal amount (including undrawn committed or available amounts) of more than $2,500,000; (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Subsidiary is an Affected Party (as so defined); or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and such Person fails to challenge such Proceeding or such Proceeding is challenged but continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any of its Subsidiaries becomes unable to or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Loan Party or any Loan Party otherwise becomes insolvent; or

(h)           Judgments.  There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money (including a disgorgement order issued by a Governmental Authority) in an aggregate amount exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed its obligation to cover), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent, for the benefit of the Lenders, a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document (except to the extent perfection is deferred pursuant to the terms of Schedule 6.18); or any Loan Party or any other Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            [Reserved]; or

(m)          [Reserved]; or

(n)           Healthcare Proceedings.  The institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product or Product category that is material to any Loan Parties’ business, taken as a whole, from the market or to enjoin any such Person or any representative of any such Person from manufacturing, marketing, selling or distributing any Product or Product category that is material to such Persons’ business, taken as a whole where such proceeding could reasonably be expected to have a Material Adverse Effect; or

(o)           Required Permits.  The institution of any action or proceeding by the FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by any Loan Party or any representative of such Person if the same could reasonably be expected to result in a Material Adverse Effect or a material adverse change in, or a material adverse effect upon, the prospects of the Loan Parties taken as a whole; or

(p)           Enforcement Actions.  The commencement of any enforcement action against any Loan Party by the FDA or any other Governmental Authority if such enforcement action could reasonably be expected to result in a Material Adverse Effect; or

(q)           Product Recall.  The Recall of any Product from the market, the voluntary withdrawal of any Product from the market, or actions to discontinue the sale of any Product, if the same could reasonably be expected to result in a Material Adverse Effect; or

(r)            Change in Law.  A Change in Law, including a change in FDA policies or procedures or state government agency policies or procedures, occurs which could reasonably be expected to have a Material Adverse Effect; or

(s)            Inventory Supplier Agreements.  The termination of any agreements with manufacturers that supply any Product or any components of any Product or any changes to any agreements with manufacturers that supply any Product or any components of any Product that could reasonably be expected to have a Material Adverse Effect; or

(t)            Earn-Out Obligations in connection with Verus Merger, Gould’s Acquisition, and Med Way Acquisition.  Holdings, Intermediate Holdings or any Loan Party makes a payment (other than a payment solely in Capital Stock of Holdings)  with respect to the Earn-Out Obligations in connection with the Verus Merger, Gould’s Acquisition or Med Way Acquisition without the Administrative Agent having received a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such payment on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, (ii) the Consolidated Total Leverage Ratio does not exceed 3.00:1.00 as of the most recent Fiscal Quarter for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (iii) Excess Liquidity as of the date of the payment shall be at least $10,000,000.

9.02        Remedies upon Event of Default.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers or Support Providers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document other than a Secured Hedge Agreement which shall be governed by its own provisions to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)           require that the Borrowers Cash Collateralize the total Letter of Credit Liabilities (in an amount equal to 105% of the total Letter of Credit Liabilities as of such date) and prepay Letter of Credit Fees; and

(d)           exercise on behalf of itself and the other Secured Parties any and all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions and Support Providers to issue Support Agreements shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the total Letter of Credit Liabilities as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.  Except as expressly provided for herein, presentment, demand, protest and all other notices (including notice of acceleration and notice of intent to accelerate) of any kind are hereby waived by the Borrowers.

9.03        [Reserved].

9.04        Application of Funds.  Upon the occurrence and during the continuance of an Event of Default (or after the Loans have otherwise become due and payable and the Letter of Credit Liabilities have been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order upon the Administrative Agent’s election or the direction of the Required Lenders:

(a)           First, to payment of that portion of the Obligations constituting fees, indemnities, expenses, protective advances and other amounts (including reasonable Attorney Costs and amounts payable under Article 3) payable or reimbursable to the Administrative Agent in its capacity as such;

(b)           Second, to payment of that portion of the Obligations constituting fees payable to the Lenders, ratably among them in proportion to the fees payable to them;

(c)           Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unreimbursed Amounts and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreement, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) held by them;

(d)           Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed Amounts, payments of amounts due in respect of any Banking Services Obligations, breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement, to Cash Collateralize that portion of Letter of Credit Liabilities comprised of the aggregate undrawn amount of Letters of Credit and Support Agreements (together with aggregate facing and similar fees and expenses of the issuers of the Letters of Credit that will accrue on such Letters of Credit through the stated expiry of such Letters of Credit (assuming no drawings thereon before stated expiry date)), ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them;

(e)           Fifth, to the payment of any other unpaid Obligations and to Cash Collateralize any other contingent Obligations which are not yet due and payable but with respect to which a claim has been or may reasonably be expected to be asserted by the applicable Secured Party in an amount estimated by Administrative Agent to be the amount of related costs, expenses and indemnification Obligations that may become due and payable; and

(f)            Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

All amounts owing under this Agreement in respect of such Obligations, including fees, interest, default interest, interest on interests, expense reimbursement and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency Proceeding under any Debtor Relief Law to the fullest extent permitted by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit and Support Agreements pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit and Support Agreements if and as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit and Support Agreements have either been fully drawn or expired, and all Unreimbursed Amounts have been paid, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

In connection with any distribution of payments and collections pursuant to this Section 9.04, the Administrative Agent may in its discretion assume that no amounts are due to any Secured Hedge Provider or any provider of Banking Services or are due on account of clause (e) unless such Secured Hedge Provider or other applicable Secured Party has notified the Administrative Agent of the amount of any such liability owed to it prior to such distribution.

Notwithstanding anything to the contrary set forth above, Excluded Hedge Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

9.05        Loan Parties Right to Cure.

(a)           Notwithstanding anything to the contrary contained in this Article 9, for purposes of determining whether the Loan Parties have failed to comply with any covenant contained in Section 8.01 that is calculated by using Consolidated EBITDA, the Borrowers shall have the right (the “Cure Right”) to increase Consolidated EBITDA for any Fiscal Quarter by the amount of Net Cash Proceeds actually received by Intermediate Holdings from the Sponsor (by way of common equity contributions or in return for the issuance of Capital Stock, in each case, other than Disqualified Capital Stock) (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution” and the amount of any such Specified Equity Contribution, the “Cure Amount”) after the end of such Fiscal Quarter and on or prior to the date that is ten (10) days after the date on which financial statements with respect to such Fiscal Quarter are required to be delivered pursuant to Section 6.01(b) (the “Cure Date”), in each case so long as, and to the extent that, such amounts are then contributed by Intermediate Holdings in cash to the common equity of the Borrowers, and that, on or prior to the Cure Date, the Borrowers shall inform the Administrative Agent of the Specified Equity Contribution,

whereupon the covenants contained in Section 8.01 shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Default or an Event of Default under the covenants contained in Section 8.01 with respect to any period of four (4) consecutive Fiscal Quarters that includes the Fiscal Quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Net Cash Proceeds of the Specified Equity Contribution; it being understood that for purposes of calculating the Consolidated Total Leverage Ratio as of the end of the Fiscal Quarter for which the Cure Right was exercised and the immediately following three (3) Fiscal Quarters, Consolidated Funded Indebtedness shall not be reduced by the amount of any prepayment or repayment of Indebtedness made with the proceeds of the Specified Equity Contribution; and

(ii)           if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of all covenants contained in Section 8.01, the Borrowers shall be deemed to have satisfied the requirements of the financial performance covenants contained in Section 8.01 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial performance covenants contained in Section 8.01 that had occurred shall be deemed cured for the purposes of this Agreement, provided, that in any event, neither Administrative Agent nor any Lender shall be required to provide any Credit Extension following any Default or Event of Default under the covenants contained in Section 8.01 for which a Cure Right has been exercised but for which the Specified Equity Contribution has not yet been made to the Borrowers and applied in accordance with this Section 9.05(a).

Notwithstanding anything herein to the contrary, (a) there shall be no more than two (2) Fiscal Quarters in each four (4) Fiscal Quarter period in which a Cure Right is exercised; (b) during the term of this Agreement, there shall be no more than five (5) Fiscal Quarters in which a Cure Right is exercised; (c) there shall not be two (2) consecutive Fiscal Quarters in which a Cure Right is exercised; (d) the Cure Amount for any Fiscal Quarter shall be no greater than and not less than the amount required to cause the Borrowers to be in compliance with the financial covenants contained in Section 8.01 calculated by using Consolidated EBITDA for such Fiscal Quarter; (e) any and all proceeds of a Specified Equity Contribution shall be immediately due and payable as a mandatory prepayment of the Obligations in accordance with Section 2.05(b)(iii) and applied in accordance with Section 2.05(b)(vii)(B); (f) all Cure Amounts will be disregarded in calculating Consolidated EBITDA for all purposes (other than those set forth in this Section 9.05) or for any other purpose under this Agreement or the other Loan Documents (including in respect of the making of any Restricted Payment or the determination of the Applicable Margin); and (g) any Obligations prepaid with Cure Amounts shall be deemed outstanding for purposes of determining compliance with the financial covenants contained in Section 8.01 for the current Fiscal Quarter and the next three (3) Fiscal Quarters thereafter.

ARTICLE 10

GUARANTY

10.01      The Guaranty.  Each Guarantor hereby guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated

maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).

Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guaranteed Obligations to be paid when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will, upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.

10.02      Obligations Unconditional.  The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article 10 until the Termination Date.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected;

(e)                                  any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f)                                   any other action or inaction shall occur that might constitute a surety defense.

10.03                 Reinstatement.  The Guaranteed Obligations of any Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.  This paragraph shall survive any termination of this Agreement.

10.04                 Waivers.

(a)                                 Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and each Secured Party:  (a) any right to require the Administrative Agent or any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under any Loan Document, any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation to the extent permitted by Section 10.02; provided, however, Guarantor agrees that such rights shall be automatically (and without any further action) irrevocably waived and released if such security is acquired by a Person as a result of the exercise of the remedies under the Loan Documents.

10.05                 Remedies.  Each Guarantor agrees that, to the fullest extent permitted by Law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01.  Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

10.06                 Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their respective obligations arising under the Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under the Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under the Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under the Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law, provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.06, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of the Guaranty (including in respect of this Section 10.06), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any

Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

10.07                 Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.

10.08                 Subordination of Other Obligations.  Any Indebtedness of any Borrower or any Guarantor or any Subsidiary now or hereafter owing to any Loan Party (the “Obligee”) shall be subordinated in right of payment to the Obligations (provided, such payments shall be permitted so long as no Event of Default has occurred and is continuing) and any Lien now or hereafter securing such Indebtedness is hereby subordinated in priority to the Liens of Administrative Agent now or hereafter securing any of the Obligations, and any such Indebtedness collected or received by the Obligee after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee under any other provision hereof.  No Obligee shall exercise any remedy with respect to such Indebtedness prior to the Termination Date.

ARTICLE 11

THE ADMINISTRATIVE AGENT

11.01                 Appointment and Authorization of Administrative Agent.

(a)                                 Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Secured Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Support Provider shall act on behalf of the Lenders with respect to any Support Agreements entered into by it and the documents associated therewith and each L/C Issuer and Support Provider, respectively, shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 11 with respect to any acts taken or omissions suffered by such L/C Issuer or Support Provider in connection with Letters of Credit and Support Agreements issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit and Support Agreements as fully as if the term

“Administrative Agent” as used in this Article 11 and in the definition of “Agent-Related Person” included such L/C Issuer or Support Provider with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers or Support Providers.

(c)                                  Swingline Lender shall act on behalf of the Lenders with respect to any Swingline Loan made by it and the documents associated therewith, and the Swingline Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 11 with respect to any acts taken or omissions suffered by the Swingline Lender in connection with the Swingline Loans made by it or proposed to be made by it as fully as if the term “Administrative Agent” as used in this Article 11 and in the definition of “Agent-Related Person” included the Swingline Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Swingline Lender.

11.02                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of the Administrative Agent’s gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

11.03                 Liability of Administrative Agent.  No Agent-Related Person shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, and each Loan Party and Secured Party hereby waives and agrees not to assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as finally determined in a non-appealable decision of a court of competent jurisdiction.  Without limiting the foregoing, no Agent-Related Person shall be: (i) responsible or have any obligation to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required or have any obligation to ascertain, monitor or enforce or to make any inquiry concerning the performance or observance by any Loan Party and any Lender of any of the terms, conditions, covenants, or agreements of this Agreement or any of the other Loan Documents (including, without limitation, any restrictions, limitations or qualifications related to any Disqualified Institution); (iii) responsible for or have any duty to ascertain or monitor or to inquire into whether a condition set forth in any Loan Document is satisfied, or waived, including any condition set forth in Article 4 hereof; (iv) responsible or have any obligation to any other Secured Party for the state or condition of any properties of the Loan Parties constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (v) responsible or have any obligation to any other Secured Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; (vi) liable with respect to or arising out of any assignment or participation of the Obligations, or disclosure of any information, to any Secured Party or such Secured Party’s representatives, Approved Funds or Affiliates; or (vii) responsible or have any obligation to any other Secured Party to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent therein have been properly or sufficiently or lawfully created, perfected (or continue to be perfected), protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents.  In addition to and not in limitation of the foregoing, it is understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the

Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Secured Parties and that the Administrative Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, including, without limitation, the preparation, form or filing of any Uniform Commercial Code financing statement, amendment or continuation or of any other type of document related to the creation, perfection, continuation or priority of any Lien as to any property of the Loan Parties.

11.04                 Reliance by Administrative Agent.

(a)                                 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.  Notwithstanding the foregoing, the Administrative Agent shall not be required to take, or to omit to take, any action that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Law.

(b)                                 For purposes of determining compliance with the conditions specified in Article 4, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.05                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article 9, provided, that unless and until the Administrative Agent has received any such direction in accordance with Section 11.04, the Administrative Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06                 Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

11.07                 Indemnification of Administrative Agent.  The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), severally in proportion to its Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in furtherance of the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07.  Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by any Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein.  The obligations of the Lenders hereunder shall not diminish the obligations of the Borrowers to indemnify and reimburse the Agent-Related Persons for such amounts.  The Administrative Agent may in its discretion first seek payment from the Lenders hereunder before seeking payment from the Borrowers for such amounts or may seek payments first from the Borrowers.  In any event, any amounts received from Borrowers as reimbursement for amounts already reimbursed by Lenders shall be paid to Lenders in accordance with the terms hereof.  The undertaking in this Section 11.07 shall survive the Termination Date and the resignation of the Administrative Agent.

11.08                 Administrative Agent in its Individual Capacity.  Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Administrative Agent were not the Administrative Agent, Support Provider or an L/C Issuer hereunder and without notice to or consent of any Secured Party.  The Secured Parties acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Administrative Agent and/or its Affiliates (as applicable) shall have the same rights and powers under this Agreement as any other Secured Party and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include the Administrative Agent and/or its Affiliates (as applicable) in its individual capacity.

11.09                 Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower Representative, provided that any such resignation by the Administrative Agent may also constitute its resignation as the L/C Issuer, Support Provider and Swingline Lender (if applicable).  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or the Affiliates thereof) a successor administrative agent for the Lenders, which successor administrative agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of the Borrower Representative (which approval shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders (or the Affiliates thereof).  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent (and Support Provider, L/C Issuer and Swingline Lender (if the retiring Administrative Agent desires to resign therefrom)) and the respective terms “Administrative Agent”, “Support Provider”, “L/C Issuer” and “Swingline Lender” shall mean such successor administrative agent, Letter of Credit issuer, support provider, and swingline lender, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement or while it was actively engaged in transferring its rights and obligations as Administrative Agent to the successor administrative agent.  If no successor administrative agent has accepted appointment as the Administrative Agent by the date ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.  No Person may be removed from its capacity as Administrative Agent.

11.10                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, Letter of Credit Liabilities or Swingline Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities, Swingline Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.09 and 12.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.

11.11                 Collateral and Guaranty Matters.  The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 12.01, and to execute in connection with such events such payoff letters and related documentation in form and substance satisfactory to Administrative Agent, in its sole discretion, as shall in Administrative Agent’s sole discretion be deemed advisable.  In connection with any such release, each Lender, the L/C Issuer and the Support Providers hereby direct the Administrative Agent, and the Administrative Agent agrees that it shall, upon the reasonable request of the Borrower Representative (and except in the case where the Termination Date has actually occurred, so long as no Default or Event of Default then exists), to (i) promptly execute and deliver or file such documents and perform other actions reasonably requested to release the guaranties and the Liens and (ii) deliver to the Loan Parties any portion of such Collateral so released in the possession of the Administrative Agent or as otherwise required under any Loan Documents, Subordination Agreement or applicable Law, in each case without recourse, representation or warranty.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11.

The Secured Parties hereby irrevocably authorize Administrative Agent (absent, with respect to any particular transaction, Administrative Agent receiving contrary written bidding instructions from the Required Lenders before such transaction), to credit bid all or any portion of the Obligations (including, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise)) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 12.01 of this Agreement (provided that, in any event, the consent of each Lender shall be required for any amendment that would treat or attempts to treat a Lender or a class of Lenders in a manner different than all other Lenders)), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

11.12                 Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” (each, an “Additional Titled Agent”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, no Additional Titled Agent shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any Additional Titled Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

11.13                 Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender, L/C Issuer or Support Provider as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 11, Section 2.13 (Sharing of Payments), Section 12.08 (Confidentiality) and Section 12.09 (Setoff) as each may be in effect from time to time, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound, provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 11.07 (Indemnification of Administrative Agent) only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of ratability or similar concept, (b) except as set forth specifically herein as to such Secured Party (rather than the Secured Parties generally), each of the Administrative Agent, the Lenders, the L/C Issuers and the Support Providers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein as to such Secured Party (rather than the Secured Parties generally), such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

11.14                 Exclusive Right to Enforce Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them or in respect of the Collateral are hereby granted to, and shall be vested exclusively in, and all actions and Proceedings in connection with any such enforcement shall be instituted and maintained exclusively by, Administrative Agent (or its agents or designees) in accordance with the Loan Documents for the benefit of the applicable Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer, any Support Provider and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, Support Provider or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender or Participant from exercising setoff rights in accordance with Section 12.09, (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Proceeding relative to any Loan Party under any Bankruptcy Code or other Debtor Relief Law or (v) any Lender or other Secured Party from exercising any express right or remedy of such Lender under the Loan Documents where the Administrative Agent does not have the power and authority under the Loan Documents to act on behalf of such Lender or other Secured Party; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (B) in addition to the matters set forth in Section 11.04 and Section 12.09, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.15                 Flood Laws.  Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Law”).  Administrative Agent may post an E-System (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, Administrative Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the credit facility) is responsible for assuring its own compliance with the flood insurance requirements, and Administrative Agent disclaims any liability in connection with the failure of any such Lender or Participant to comply with flood insurance requirements.

11.16                 Banking Services Obligations/Hedging.  Except as otherwise expressly set forth herein, no Hedge Party or any party that provides Banking Services that obtains the benefit of the provisions of Section 9.04, the Guaranty or any Collateral by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising in connection with the Banking Services Obligations and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a written designation notice, in form proscribed by the Administrative Agent, of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Party or the party providing Banking Services, as the case may be (in each case, other than in the case where Administrative Agent or its Affiliates is the Hedge Party or such provider).  Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising in connection with Banking Services Obligations or Secured Hedge Agreements in the case of a Termination Date.

11.17                 Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)                                     Such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  The transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i)                                     none of the Administrative Agent or the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the

Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E).

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent or the Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                                  The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 12

MISCELLANEOUS

12.01                 Amendments, Etc.  Except as provided in Sections 2.15, 2.17, 2.18, and 3.03(b) as in effect on the date hereof, no amendment or waiver of any provision of any Loan Document (other than the Fee Letter, the Landlord Agreements, the Deposit Account Control Agreements, the Issuer Documents, any Secured Hedge Agreement, agreements hereafter executed solely in respect of the Banking Services Obligations and Schedule 6.18), and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by (1) in the case of any amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending any existing Lien over additional property or adding additional Subsidiaries of Intermediate Holdings or other pledgors as parties thereto, the Administrative Agent and the applicable Borrower or Loan Party, (2) in the case of any amendment necessary to implement the terms of a Term Loan Increase or a Revolving Commitment Increase in accordance with the terms hereof, the Administrative Agent, the Borrowers and the participating Lenders, and (3) in the case of any other amendment, consent or waiver, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, provided, that no such amendment, waiver or consent shall:

(a)                                 extend the expiry or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver or amendment of any condition precedent set forth in Section 4.02 or of any Default or Event of Default shall not be considered an extension or increase in Commitments of any Lender);

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), Unreimbursed Amounts, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                  reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amounts, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, and no change to the definition of “Consolidated Total Leverage Ratio” or in the component definitions thereto shall be considered to be a reduction or forgiveness of interest;

(d)                                 change Section 2.13 or Section 9.04 or the definition of “Pro Rata Share” in a manner that would alter the sharing or application or priority of payments required thereby without the written consent of each Lender;

(e)                                  change any provision of this Section 12.01 or the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Loan Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender;

(f)                                   release all or substantially all of the Collateral, consensually subordinate the Liens of Administrative Agent on the Collateral or consensually subordinate the Obligations to other indebtedness or liabilities (in accordance with this Agreement (as in effect on the date hereof) or in accordance with financing to one or more Loan Parties, pursuant to Section 364 of the Bankruptcy Code or any similar proceeding under any Debtor Relief Law) without the written consent of each Lender;

(g)                                  change any provision that restricts the Sponsor or its Affiliates from holding an interest (whether through an assignment, a participation or otherwise) in the Obligations without the written consent of each Lender; or

(h)                                 release any Borrower; or release all or substantially all of the Guarantors from their obligations under the Loan Documents (or otherwise limit such Guarantors’ liability) without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) to the extent that an L/C Issuer or Support Provider (as the case may be) is a party to this Agreement, no amendment, waiver or consent shall, unless in writing and executed by the L/C Issuers or Support Providers in addition to the Lenders required above, affect the rights or duties of any L/C Issuers or Support Providers under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and executed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iv) a Secured Hedge Agreement, agreements hereafter executed solely in respect of the Banking Services Obligations, the Fee Letter, the Landlord Agreements, the Deposit Account Control Agreements and the Issuer Documents may be amended, or rights or privileges thereunder waived, in a writing executed only by the required parties thereto; (v) no amendment, waiver or consent shall, unless in writing signed by Required Term Loan Lenders and Required Revolving Lenders, amend or modify the terms of Section 2.05(b)(vii) in a manner that would alter the application of mandatory prepayments; (vi) no amendment, waiver or consent shall unless in writing and signed by all Revolving Lenders, amend the percentage specified in the definition of Required Revolving Lenders; and (vii) no amendment, waiver or consent shall, unless in writing and signed by all Term Loan Lenders, amend the percentage specified in the definition of Required Term Loan Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Revolving Commitment of such Lender may not be increased without the consent of such Defaulting Lender and (ii) any waiver, amendment or modification requiring the consent of each affected Lender which affects such Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.

12.02                 Notices and Other Communications; Facsimile Copies.

(a)                                 General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (which includes messages sent by electronic mail or other electronic transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower Representative or the Loan Parties, to the Borrower Representative, at the address, facsimile number, electronic mail address or telephone number specified for the Borrower Representative on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent;

(ii)                                  if to the Administrative Agent, the L/C Issuer, the Support Provider, or Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and Administrative Agent; and

(iii)                               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and the Administrative Agent.

All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when received by the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered, provided, however, that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or executed by facsimile, or by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof, provided, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(c)                                  Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01 and Section 6.02, and to deliver any other notices and other communications and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose without the consent of the Administrative Agent.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon, and shall not incur any liability for relying upon, any notices (including telephonic Loan Notices) purportedly delivered by or on behalf of any Loan Party or the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance, in good faith, by such Person on each notice purportedly delivered by or on behalf of any Loan Party or Borrower Representative.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)                                  Public Materials.  Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on any E-System and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrowers hereby agree that so long as a Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a Rule 144A private offering or is actively contemplating issuing any such securities it will, if requested by the Administrative Agent, use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC”

shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of any E-System designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any E-System not designated “Public Side Information.”  Notwithstanding the foregoing, Borrowers shall be under no obligation to mark the Borrower Materials “PUBLIC.”

12.03                 No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04                 Attorney Costs, Expenses.  Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party therefor except as expressly provided therein.  The Borrowers agree (a) to pay or reimburse the Administrative Agent for all reasonable, documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation, syndication and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs and costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement (each being an “E-System”), and (b) to pay or reimburse the Administrative Agent, the L/C Issuer and each Support Provider and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights following the occurrence and during the continuance of a Default or an Event of Default or the exercise of remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  In the case of Attorney Costs otherwise payable or reimbursable under this paragraph (other than pursuant to clause (b) in the immediately preceding sentence, which Attorney Costs will not be so limited), Attorney Costs shall be limited to the reasonable fees, disbursements and other charges of one counsel to the Secured Parties and one separate counsel for the Administrative Agent and, if reasonably necessary, of one special counsel and one local counsel to the Secured Parties and another to the Administrative Agent in each and any relevant jurisdiction, and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Secured Party similarly situated.  The foregoing costs and expenses shall include all due diligence, search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses (including travel, courier, reproduction, printing and delivery expenses) incurred by the applicable Persons and the cost of independent public accountants, consultants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred and shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 12.04 shall survive the Termination Date.

12.05                 Indemnification by the Loan Parties.  The Loan Parties agree jointly and severally to indemnify and hold harmless each Agent-Related Person, each Lender, the L/C Issuer, Support Providers, each Secured Party and the respective Affiliates of all such Persons, and the directors, officers, employees, counsel, trustees, advisors, agents, financing sources, managed funds, controlling persons, attorneys-in-fact, and members of all of the foregoing Persons (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs incurred by each Indemnitee and other costs of investigation or defense, including those incurred upon any appeal), but in the case of Attorney Costs, limited to the reasonable fees, disbursements and other charges of one primary counsel to the Indemnitees and, if necessary, of special counsel and one local counsel to the Indemnitees in each and any relevant jurisdiction and in the case of any actual or perceived conflict of interest, one additional counsel to each relevant jurisdiction for the group of Indemnitees similarly situated, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, syndication or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or Support Agreement or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet or any E-System in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date).  All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Termination Date.  To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such Indemnified Liabilities incurred by the Indemnitees or any of them.  Without limiting the generality of any provision of this Section 12.05, to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Loan Party shall, without the prior written consent of each applicable Indemnitee, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnitee.  This Section 12.05 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements arising from any non-Tax related Indemnified Liability.

12.06                 Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid or turned-over to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied (along with any Lien previously terminated with respect to such obligation) shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, the Termination Date had not occurred and such termination had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The provisions of this paragraph shall survive any termination of this Agreement.

12.07                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, the Indemnitees and to the extent provided in Section 11.13 each other Secured Party, provided that (x) neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.07 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.07, the Indemnitees and to the extent provided in Section 11.13 each other Secured Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B)                                    in any case not described in subsection (b)(i)(A) of this Section 12.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $1,000,000, in the case of any assignment of a Revolving Commitment, or $1,000,000, in the case of any assignment of a Term Loan Commitment or Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative, otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches or facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.07 and, in addition:

(A)                                    the consent of the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default under clauses (a), (b) (with respect to Article 8 only), (f), (g) or (k) of Section 9.01 has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, provided that the Borrower Representative shall be deemed to have consented to any such assignment if the Administrative Agent has not received an objection thereto in writing within ten (10) Business Days after the Borrower Representative’s receipt of notice of such assignment; and

(B)                                    the consent of the Administrative Agent (and also the L/C Issuer or, if applicable, the Support Provider and the Swingline Lender, in the case of any assignment of Revolving Exposure), such consent not to be unreasonably withheld, conditioned or delayed, shall be required for assignments in respect of (i) any Revolving Exposure if such assignment is to a Person that is not a Lender with a Revolving Commitment or an Approved Fund with respect to such assigning Lender, provided that Administrative Agent’s (and L/C Issuer’s or, if applicable, Support Provider’s and the Swingline Lender’s) consent, shall be required if the proposed assignee Lender is a Defaulting Lender or (ii) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent at its sole option), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to certain Persons.  No such assignment may be made to the Sponsor, any Loan Party or any Defaulting Lender or any of their respective Affiliates or

Subsidiaries reasonably identifiable on basis of such Person’s name.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi)                              No Assignment to Prohibited Assignee.  No such assignment shall be made to any Disqualified Institution (so long as the list of Disqualified Institutions is available to the Lenders) unless an Event of Default described in Section 9.01(a), Section 9.01(f) or Section 9.01(g) has occurred and is continuing at the time of such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request of the assignee Lender made itself or through the Administrative Agent, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.07.

For purposes of determining compliance with Section 12.07(b)(v) above, the Administrative Agent and assigning Lender may rely upon the representations and warranties of the proposed assignee Lender; it being agreed that neither the Administrative Agent nor any assigning Lender shall have any duty of inquiry to determine such compliance.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (the “Registrar”), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts of the Loans owing to, and the Letter of Credit Liabilities and Swingline Exposure held by, each Lender pursuant to the terms hereof from time to time (the “Register”).  No assignment or transfer of a Loan or a Commitment (other than a pledgee described in subsection (f) below) shall be effective unless and until registered in the Register.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s or other Loan Party’s Obligations in respect of any Loan or Letter of Credit.  The Register shall be available for inspection by any Borrower and any Lender (but, with respect to any Lender, solely as to the Loans and Commitments thereof), at any reasonable time and from time to time upon reasonable prior notice.  Each Borrower hereby designates the entity serving as the Administrative Agent to serve as such Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section, and each Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05.  At the written request of the registered Lender, the Registrar shall note a collateral assignment of a Loan on the Register as described in subsection (f) below and, provided that the Registrar has received the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee and compliance with the other provisions of this Agreement governing collateral assignments.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower Representative, any Loan Party, the Administrative Agent, the L/C Issuer, the Support Provider or the Swingline Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or its Affilaites, or any Loan Party, the Sponsor or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it (including such Lender’s Letter of Credit Liabilities and Swingline Exposure)), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, each other Loan Party, the Administrative Agent and the Lenders, the L/C Issuer and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 12.01 (clauses (a) through (g)) that affects such Participant.  Subject to subsection (e) of this Section, each Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f 103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent and such Participant shall in any event be subject to replacement pursuant to Section 12.15 in the event it exercises such rights.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01 as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section regarding assignment are satisfied with respect to such pledge or assignment.

(g)                                  Lender Securitization.  In addition to any other assignment permitted pursuant to this Section, the Loan Parties hereby agree that (i) the Lenders, their Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Loans (a “Lender Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (ii) such Lender Securitization may be rated by a Rating Agency, provided that the consent of the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed) to the assignment or issuance of direct or indirect interests in the Loans shall be required unless an Event of Default has occurred and is continuing at the time of such assignment or issuance, or such assignment or issuance is to a Lender Party or a Person Controlled by a Lender Party (provided, further, that such consent shall be deemed given if Administrative Agent has not received an objection to any such consent or issuance in writing within five (5) Business Days after the Borrower Representative’s receipt of notice of such proposed assignment or issuance).  The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization, including providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Lender Securitization, provided that (i) no costs incurred by the Lender Parties in connection with such Lender Securitization shall be reimbursable by the Loan Parties and (ii) the Loan Parties shall not be required to enter into any amendment or additional documentation that adversely affects the rights or the obligations, of Borrowers under the Loan Documents or changes or affects in a manner adverse to the Borrowers the financial terms of the Loans, in each case, as determined by the Borrower Representative in its sole discretion.

(h)                                 Consent to Disclosure; Cooperation of Loan Parties.  Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment or Loan, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.  If necessary, each Loan Party agrees to (i) execute any documents (including new Revolving Notes and/or Term Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Loan to an assignee in accordance with Section 12.07, (ii) make the Loan Parties’ management available to meet with the Administrative Agent and prospective participants and assignees of Commitments or Loans and (iii) assist the Administrative Agent or the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee of a Commitment or Loan reasonably may request.

(i)                                     Assignments to Affiliated Lenders.  Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender through open-market purchases, subject to the following limitations:

(i)                                     in connection with an assignment to an Affiliated Lender, (A) the Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Term Loan Lender and the Administrative Agent prior to the execution of such assignment and (B) the Affiliated Lender shall be deemed to have represented and warranted to the assigning Term Loan Lender and the Administrative Agent that (x) the requirements set forth in this Section 12.07(i), shall have been satisfied upon consummation of the applicable assignment; and (y) either (1) such Affiliated Lender is not in possession of material non-public information that has not been disclosed to the assigning Term Loan Lender or (2) such Affiliated Lender cannot make the representation set forth in Section 12.07(i)(i)(y) hereof;

(ii)                                  the assigning Lender and the Affiliated Lender purchasing such Lender’s portion of the Term Loan shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit Z hereto (an “Affiliated Lender Assignment and Assumption”);

(iii)                               Affiliated Lenders will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any other Lender, except to the extent made available to the Borrowers, (B) attend or participate in meetings attended solely by the Lenders and the Administrative Agent, or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders;

(iv)                              (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Affiliated Lender will be deemed to have consented in the same proportion as the Term Loan Lenders that are not Affiliated Lenders that have consented to such matter, unless such matter requires the consent of all or all affected Lenders and adversely affects such Affiliated Lender more than other Term Loan Lenders in any material respect, provided, that in no event shall an amendment, waiver or modification cause the Commitments of any Affiliated Lender to increase, extend the due date for the payments of interest and scheduled amortization (including on the Term Loan Maturity Date) owing to any Affiliated Lender or reduce the amounts owing to any Affiliated Lender, in each case, without the consent of such Affiliated Lender, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Affiliated Lender hereby agrees (x) not to vote on such Plan, (y) if such Affiliated Lender does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case under this clause (iv)(B) unless such Plan adversely affects such Affiliated Lender more than other Term Loan Lenders in any material respect, and (C) each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (iv), including to ensure that any vote of such Affiliated Lender on any Plan is (at the Administrative Agent’s sole option) withdrawn, otherwise not counted or made in accordance with the votes of the non-Affiliated Lenders in the same proportion as the non-Affiliated Lenders have voted;

(v)                                 the aggregate principal amount of the Term Loans held at any one time by Affiliated Lenders may not exceed fifteen percent (15%) of the aggregate outstanding principal amount of the Term Loans;

(vi)                              Affiliated Lenders shall not constitute more than forty-nine percent (49%) of the total number of all Term Loan Lenders;

(vii)                           the Affiliated Lender will not be entitled to bring actions against the Administrative Agent, in its role as such (all of which claims each Affiliated Lender hereby releases and agrees to indemnify, defend and hold the Secured Parties harmless from) or receive advice of counsel or other advisors to the Administrative Agent or any other Lenders or challenge the attorney client privilege of their respective counsel;

(viii)                        the portion of any Loans held by Affiliated Lenders required to be held by Lenders in order for such Lenders to constitute “Required Lenders” or Required Term Loan Lenders shall be disregarded in determining Required Lenders or Required Term Loan Lender at any time or to meet any minimum head-count; and

(ix)                              to the extent that any Affiliated Lender receives an offer from the Borrowers to repurchase Term Loans on a pro rata basis, such Affiliated Lender shall be required to accept such offer.

Each Affiliated Lender that is a Term Loan Lender hereunder agrees to comply with the terms of this Section 12.07(i) (notwithstanding that it may be granted access to an electronic site established for the Lenders by the Administrative Agent), and agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

For the avoidance of doubt, Lenders shall not be permitted to assign any other Term Loan (except in accordance with the foregoing provisions) or any Revolving Commitments or Revolving Loans (or grant any participation therein) to an Affiliated Lender and any purported assignment of or participation in each other Term Loan any Revolving Commitments or Revolving Loans to an Affiliated Lender shall be null and void (or at the Administrative Agent’s election, any Commitments or Loans purported to be acquired by such Affiliated Lender shall be deemed permanently canceled and discharged).

(j)                                    Borrower Buybacks.  Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrowers in accordance with the procedures set forth on Exhibit G, pursuant to an offer made available to all Term Loan Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)                                     the Borrowers shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither the Borrower, their respective Affiliates nor any of their respective directors or officers has any material non-public information that has not been disclosed to the Term Loan Lenders generally (other than to the extent any such Term Loan Lender does not wish to receive material non-public information with respect to the Borrowers or its Subsidiaries or any of their respective securities) prior to such date or that the Borrowers cannot make such representation and warranty;

(ii)                                  immediately and automatically, without any further action on the part of the Borrowers, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Loan Lender to the Borrowers (or any of them), such Term Loans and any related Commitments and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and the Borrowers shall neither obtain nor have any rights as a Term Loan Lender hereunder or under the other Loan Documents by virtue of such assignment

(iii)                               the Borrowers shall not use the proceeds of any Revolving Loans, Delayed-Draw Term Loans or other Loans for any such assignment; and

(iv)                              no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

12.08                 Confidentiality.

(a)                                 Each Loan Party acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more affiliates of such Lender and (ii) information delivered to each Lender by the Loan Parties may be provided to each such affiliate, it being understood that any such affiliate receiving such information shall be bound by the provisions of Section 12.08(b) as if it were a Lender under this Agreement.

(b)                                 Each of the Administrative Agent and each Lender severally (and not jointly) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, consultants, counsel, accountants, advisors, controlling persons, managed funds, financing sources, actual and prospective investors, and other representatives (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to Rating Agencies, (ii) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), including, without limitation, any regulatory filings, (iii) to the extent required by applicable Laws or by any subpoena or similar judicial or legal process, (iv) to any other party to the Loan Documents, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to (A) any actual or prospective assignee of a Lender, assignee or successor of Administrative Agent, or pledgee of or Participant in any of its rights or obligations under this Agreement, or (B) any actual or prospective counterparty to any swap or derivative transaction or Banking Services transactions relating to any Borrower or any other Loan Party and its obligations, or (C) any counterparty to any Subordination Agreement to the extent required by the provisions of such Subordination Agreement, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties in clauses (A) and (B) and (C), (vii) with the consent of the Borrower Representative, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties or (ix) for purposes of establishing a due diligence defense.  The terms of this provision shall supersede and replace any previous agreement regarding the confidentiality of the Information and shall terminate upon the termination of the Commitments and the payment of the Obligations.

For purposes of this Section, (i) “Information” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any other Secured Party or their Representatives on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries and (ii) “Rating Agencies” means Moody’s, S&P, Fitch Ratings Ltd., or any other nationally recognized rating agency or service.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each other Secured Party may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such other Secured Party relating to such tax treatment and tax structure, provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

(c)                                  No Borrower or Affiliate thereof will issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least three (3) Business Days’ prior notice to the Administrative Agent or such Lender and without the prior written consent of the Administrative Agent or such Lender unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with such Lender before issuing such press release or other public disclosure.  The Borrowers hereby consent to the publication by any Secured Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement (such material may, without limitation, include a description of the Loan Parties and the use of any identifying trademark or other marks of a Loan Party).  Each Secured Party reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.09                 Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent, but without prior notice to the Borrowers or any other Loan Party (any such notice being waived by the Borrowers on their own behalf and on behalf of each Loan Party), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other

Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  Any Lender exercising a right to set-off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set-off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.

12.10                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12                 Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter, including the Proposal Letter (other than in respect of any terms that expressly survive the termination or expiration thereof following the delivery of this Agreement), provided that the Fee Letter shall survive the effectiveness of this Agreement and the initial Credit Extensions hereunder and shall continue to be in full force and effect after the Closing Date in accordance with their terms.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control, provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14                 Severability.  If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, unless such Lender has waived its right to such additional amount, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 12.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) it is, and continues to be, unlawful for any Lender to fund or maintain LIBOR Loans, as provided in Section 3.02, or (v) any Lender is a Defaulting Lender, then Administrative Agent or the Borrower Representative may, at its sole option, expense and effort, and upon notice to such Lender and, in the case of an election made by the Borrower Representative, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.07(b), if any;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Unreimbursed Amounts, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement Lender consents to the proposed change, waiver, discharge or termination, provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in outstanding Letters of Credit pursuant to this Section 12.15 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers or Administrative Agent to require such assignment and delegation cease to apply.

12.16                 Governing Law.

(a)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE

CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)                                 Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.  Each Loan Party hereby irrevocably waives, to the fullest extent not prohibited by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

12.17                 Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.18                 USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

12.19                 Nonliability of Lenders.  The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender.  Neither the Administrative Agent nor any Lender or other Secured Party has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender or any other Secured Party undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Loan Parties agree that neither the Administrative Agent nor any Lender or other Secured Party shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO SECURED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY SECURED PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER REPRESENTATIVE ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Lenders or among the Loan Parties and the Lenders and the Administrative Agent.  The Loan Parties further acknowledge that each Lender or one or more of its affiliates may be a financial and securities firm and that such Lender or such affiliates may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of a Loan Party and its affiliates and of other companies that may be the subject of the transactions contemplated by this Agreement.  The Loan Parties further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between a Loan Party and the Secured Parties (or any of them) is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether any Secured Party or its affiliates has advised or is advising any Loan Party on other matters, (b) the Secured Parties, on the one hand, and the Loan Parties, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does any Loan Party rely on, any fiduciary duty on any Secured Party’s part, (c) each Loan Party is capable of evaluating and understanding, and each Loan Party understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Secured Parties have not provided any legal, accounting, regulatory or tax advice with respect to the transactions and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and it is not relying on CIT for such advice, (e) the Loan Parties have been advised that the Secured Parties and their respective affiliates are or may be engaged in a broad range of transactions that may involve interests that differ from any Loan Party’s interests and that the Secured Parties and their respective affiliates have no obligation to disclose such interests and transactions to any Loan Party by virtue of any fiduciary, advisory or agency relationship, (f) the Loan Parties will not assert and waive, to the fullest extent not prohibited by law, any claims any Loan Party may have against any Secured Party or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty, and agree that the Secured Parties and their respective affiliates shall have no liability (whether direct or indirect) to any Loan Party in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of any Loan Party, including a Loan Party’s stockholders, employees or creditors, and (g) should the Secured Parties or their respective affiliates have any other business with any Loan Party or any Loan Party’s affiliates, nothing herein shall limit or otherwise diminish such Loan Party’s or such Loan Party’s affiliates’ obligations thereunder or with respect thereto.

12.20                 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

12.21                 Effect of Amendment and Restatement.  Upon the effectiveness of this Agreement, the debt, obligations and other liabilities (including, without limitation, interest and fees accrued on or prior to the Closing Date) governed by the Original Loan Agreement shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement.  All Obligations evidenced by the Original Loan Agreement, together with any and all additional Obligations incurred by any Loan Party hereunder or under any of the other Loan Documents (whether executed and/or delivered in connection with the Original Loan Agreement, this Agreement or otherwise), shall continue to be secured by all of the pledges and grants of security interests and Liens provided in connection with the Original Loan Agreement (and, from and after the Closing Date, shall be secured by all of the pledges and grants of security interests and Liens provided in connection with this Agreement).  Each Loan Party hereby reaffirms its Obligations under each Loan Document to which it is party (whether executed and/or delivered in connection with the Original Loan Agreement, this Agreement or otherwise), in each case, as amended, restated, supplemented or otherwise modified from time to time.  Each Loan Party further agrees that all of the Loan Documents (whether executed and/or delivered in connection with the Original Loan Agreement, this Agreement or otherwise) remain in full force and effect, as amended, restated, supplemented or otherwise modified, following the execution and delivery of this Agreement and that all references to the “Loan Agreement” in all such Loan Documents shall be deemed to refer to this Agreement.  The execution and delivery of this Agreement shall constitute an amendment and restatement, but not a novation, substitution or repayment, of any of the Obligations incurred prior to the Closing Date, whether pursuant to the Original Loan Agreement or otherwise.  None of the amendments or other modifications to the Original Loan Agreement shall be construed to require any disgorgement or other return of any principal, interest, fee or other payments made prior to the Closing Date pursuant to the Original Loan Agreement by any Loan Party to or for the benefit of the Administrative Agent or any Lender.  Each Loan Party, jointly and severally, represents and warrants that, as of the Closing Date, there are no claims or offsets against, or defenses or counterclaims to, their Obligations (or the Obligations of any Loan Party) under the Original Loan Agreement or any of the Loan Documents (and hereby expressly waives any and all such claims, offsets, defenses and counterclaims).

ARTICLE 13

APPOINTMENT OF THE BORROWER REPRESENTATIVE; JOINT AND SEVERAL LIABILITY OF THE BORROWERS

13.01                 Borrower Representative.  Each Borrower hereby irrevocably appoints the Borrower Representative, as the agent for such Borrower on its behalf, to (i) request Loans from the Lenders, (ii) request L/C Issuer to issue Letters of Credit and Support Providers to issue Support Agreements, (iii) to give and receive notices under the Loan Documents and (iv) take all other action which the Borrower Representative or the Borrowers are permitted or required to take under this Agreement.

13.02                 Joint and Several Liability of Borrowers.

(a)                                 Joint and Several Liability.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and other Secured Parties and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and other Secured Parties by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13.02 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13.02 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, any Obligation or any agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce any Obligation or the waiver or consent by the Administrative Agent or any other Secured Party with respect to any of the provisions governing any Obligation; (iii) the insolvency of any Borrower or Subsidiary; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b)                                 Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or other Secured Parties to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or Subsidiary, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  Each Borrower consents and agrees that the Administrative Agent or the other Secured Parties may, at any time and from time to time, without notice or demand, whether before or after an actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower:  (i) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, extent, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, or enter into or give any agreement with respect to, this Agreement or any part thereof, or any of the Security Documents; (iii) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Agreement or any other Loan Document; (iv) accept partial payments; (v) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the

Administrative Agent or Lenders in their sole and absolute discretion may determine; (vi) release any person from any personal liability with respect to this Agreement or any part thereof; (vii) settle, release on terms satisfactory to the Required Lenders or by operation of applicable Laws or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (viii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.  It is agreed among each Borrower, the Administrative Agent and Lenders that the foregoing consents and waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13.02 and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement.

(c)                                  Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 13.02 are for the benefit of the Administrative Agent and the other Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Administrative Agent or the other Secured Parties, the obligations of such other Borrower under the Loan Documents.

(d)                                 Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.02(g), each Borrower hereby expressly and irrevocably waives until after the Termination Date any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor, including, without limitation, any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and any defense of the statute of limitations in any action hereunder or in any action for the collection or performance of any obligations hereby guaranteed.  Each Borrower acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and Lenders and other Secured Parties and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 13.02, and that the Administrative Agent, the Lenders and the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.02(d).

(e)                                  Election of Remedies.  If the Administrative Agent or any other Secured Party may, under applicable Law, proceed to realize its benefits under any of the Loan Documents, the Administrative Agent or any other Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13.02.  If, in the exercise of any of its rights and remedies, the Administrative Agent or any other Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Administrative Agent or such other Secured Party and waives any claim based upon such action, even if such action by the Administrative Agent or such other Secured Party shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Administrative Agent or such other Secured Party.  Any election of remedies that results in the denial or impairment of the right of the Administrative Agent or any other Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.

(f)                                   Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 13.02 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)                                     the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii)                                  the amount that could be claimed by the Administrative Agent and the other Secured Parties from such Borrower under this Section 13.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 13.02(h).

(g)                                  Contribution with Respect to Guaranty Obligations.

(i)                                     To the extent that any Borrower shall make a payment under this Section 13.02 of all or any of the Obligations (other than Obligations related to Loans and other extensions of credit made directly or indirectly to that Borrower, or on such Borrower’s behalf, in which case such Borrower shall be primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)                                  As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii)                               This Section 13.02(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13.02(h) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.02(a).  Nothing contained in this Section 13.02(h) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower, or on such Borrower’s behalf, and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iv)                              The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(v)                                 The rights of the indemnifying Borrowers against other Borrowers under this Section 13.02(h) shall be exercisable on or after the Termination Date, but shall in all respects be subordinate to any Obligations owing to any Secured Party.

(h)                                 Liability Cumulative.  The liability of Borrowers under this Section 13.02 is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(i)                                     Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrower hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

(j)                                    Benefit to Borrowers.  All of the Borrowers and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person.  Each Borrower and each Subsidiary will derive substantial direct and indirect benefit from the extension of credit hereunder.

Signature Pages Follow

In witness whereof, this Amendment has been duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

CIT FINANCE LLC, as Administrative Agent

	By:	/s/ Andrew C. Sepe
Name: Andrew C. Sepe
Title: Director

LENDERS
CIT FINANCE LLC, as a lender

	By:	/s/ Andrew C. Sepe
Name: Andrew C. Sepe
Title: Director

REGIONS BANK, as a lender

	By:	/s/ Kip Hurd
Name: Kip Hurd
Title: Managing Director

SUNTRUST BANK, as a lender

	By:	/s/ David Sharp
Name: David Sharp
Title: Managing Director

CITIZENS BANK, N.A, as a lender

By:	/s/ Mark Guyeski
Name: Mark Guyeski
Title: Vice President

PEOPLE’S UNITED BANK, as a lender

By:	/s/ Henry L. Petrillo
Name: Henry L. Petrillo
Title: Senior Vice President

FIFTH THIRD BANK as a lender

By:	/s/ John McChesney
Name: John McChesney
Title: AVP

JP MORGAN CHASE BANK, N.A, as a lender

By:	/s/ Kristina Harbison
Name: Kristina Harbison
Title: Authorized Signer

BANKUNITED, N.A, as a lender

By:	/s/ Craig Kinade
Name: Craig Kinade
Title: Senior Vice President

FIST MIDWEST BANK, as a lender

By:	/s/ James A. Goody
Name: James A. Good
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit and Guaranty Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a lender

By:	/s/ Cynthia L. Rogers
Name: Cynthia L. Rogers
Title: Managing Director

HANCOCK WITNEY BANK, as a lender

By:	/s/ Megan Brearey
Name: Megan Brearey
Title: Senior Vice President

WEBSTER BANK, NATIONAL ASSOCIATION as a lender

By:	/s/ Theresa Baker
Name: Theresa Baker
Title: Director

BANCALLIANCE INC, as a lender
By:	Alliance Partners LLC, its Attorney-in Fact

By:	/s/ John Gray
Name: John Gray
Title: Executive Vice President

WILLMINGTON SAVINGS FUND SOCIETY, as a lender

By:	/s/ Gena N. Spratt
Name: Gena N. Spratt
Title: Vice President

[Signature Page to Third Amended and Restated Credit and Guaranty Agreement]

CAPSTAR BANK, as a lender

	By:	/s/ Mark D. Mattson
Name: Mark D. Mattson
Title: Executive Vice President

PROVIDENT BANK, as a lender

	By:	/s/ Andrew DeTullio
Name: Andrew DeTullio
Title: Senior Vice President

BORROWERs:

ADAPTHEALTH LLC,

	By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

GUARANTORS:
ADAPTHEALTH INTERMEDIATE HOLDCO LLC ADAPTHEALTH - MISSOURI LLC
AIR CARE HOME RESPIRATORY, LLC
AMERICAN ANCILLARIES, INC.
AMERICOAST MARYLAND LLC
ASSOCIATED HEALTHCARE SYSTEMS, INC. BENNETT MEDICAL SERVICES LLC
BRADEN PARTNERS, L.P.
CHOICE MEDICAL HEALTH CARE, LLC
CLEARVIEW MEDICAL INCORPORATED
CP AP SOLUTIONS, LLC
CP AP2ME, INC.
FAMILY HOME MEDICAL SUPPLY LLC
FIRST CHOICE DME LLC
FIRST CHOICE HOME MEDICAL EQUIPMENT,
LLC
GOULD’S DISCOUNT MEDICAL, LLC
HALPRIN, INCORPORATED
HEALTH SOLUTIONS LLC
HOME MEDICAL EXPRESS, INC.

[Signature Page to Third Amended and Restated Credit and Guaranty Agreement]

HOME MEDISERVICE, LLC
HOMETOWN HOME HEALTH
MED STAR SURGICAL & BREATHING
EQUIPMENT INC.
MED WAY MEDICAL, INC.
MEDBRIDGE HOME MEDICAL LLC
MED-EQUIP, INC.
MEDSTAR HOLDINGS LLC
OCEAN HOME HEALTH OF PA LLC
OCEAN HOME HEALTH SUPPLY LLC
OGLES OXYGEN, LLC
ORBIT MEDICAL OF PORTLAND, INC.
PALMETTO OXYGEN, LLC
PPS HME HOLDINGS LLC
PPS HME LLC
ROBERTS HOME MEDICAL, LLC
ROYAL DME LLC
ROYAL MEDICAL SUPPLY INC.
SLEEPEASY THERAPEUTICS, INC.
SOUND OXYGEN SERVICE LLC
TOTAL RESPIRATORY, LLC
TRICOUNTY MEDICAL EQUIPMENT AND
SUPPLY,LLC
VERUS HEALTHCARE, INC.
VERUS HEALTHCARE,LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

[Signature Page to Third Amended and Restated Credit and Guaranty Agreement]